UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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The Southern Company
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2026 | Notice of Annual Meeting of Stockholders &

Proxy Statement

Southern Company

Our Company

Over	Capabilities in		Approximately
46,000 MW	50 States	9 million	30,000	7
of generating capacity		Customers	Employees	Electric & natural gas utilities

Our Major Subsidiaries

1.6 million electric utility customers	2.8 million electric utility customers	193,000 electric utility customers

12,600 MW of wholesale solar, wind, natural gas and clean alternative technology provider in 15 states	4.4 million natural gas distribution customers across four state-regulated, wholesale and retail energy businesses and gas storage facilities in the U.S.
	▶Atlanta Gas Light (GA) ▶Chattanooga Gas (TN)	▶Nicor Gas (IL) ▶Virginia Natural Gas (VA)

Wireless communications service	A national leader in distributed infrastructure technologies doing business nationwide	An innovative leader among the nation’s nuclear energy industry

Our Values
At Southern Company, Our Values establish the foundational behaviors that guide how we work and outline how we make decisions and take actions. Our Values reflect how we lead, engage, collaborate and perform as One Team. Living Our Values is how we make each other better and deliver clean, safe, reliable and affordable energy solutions for our customers and communities. This is what we mean when we say we are bigger than our bottom line.
At Southern Company, Our Values will guide us to make every decision, every day, in the right way.

Safety First We actively care about the safety and well-being of our employees, customers and communities. Safely approaching every job, every day, always comes first.

Intentional Inclusion
We are One Team, working to foster a culture of belonging and ensuring our diverse team feels valued. Investing in an equitable culture benefits our employees, customers, communities and stockholders.

Act with Integrity We act with honesty, respect and fairness, demonstrating trustworthiness in all we do. We are true to our word and follow through on our commitments.

Superior Performance
We keep customers at the center of everything that we do, with a focus on continuous improvement. We will continue our strong focus on innovative solutions, improving how we run our business and our commitment to environmental stewardship.

Southern Company is a holding company that conducts its business through its subsidiaries; accordingly, unless the context otherwise requires, references in this proxy statement to Southern Company’s operations, such as generating activities, greenhouse gas (GHG) emissions and employment practices, refer to those operations conducted through its subsidiaries.
Links to websites included in this proxy statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (SEC).
See Appendix A - Definitions of Key Terms on page 95 for many key terms and acronyms used throughout this proxy statement.

Southern Company 2026 Proxy Statement	1

Notice of Annual Meeting of Stockholders of Southern Company

Date and time Wednesday, May 13, 2026 10:00 a.m., ET
Record date
Stockholders of record at the close of business on March 23, 2026 are entitled to attend and vote at the annual meeting. On that date, there were [●] shares of common stock of Southern Company outstanding and entitled to vote.
On April 3, 2026, these proxy materials and our annual report are being mailed or made available to stockholders.

Access the Annual Meeting Stockholders may participate in the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/SO2026.
Items of Business
Stockholders are being asked to vote on the agenda items described below and to consider any other business properly brought before the 2026 annual meeting and any adjournment or postponement of the meeting.

1	Elect 12 Directors named in this proxy statement
2	Conduct an advisory vote to approve executive compensation, often referred to as a Say on Pay
3	Ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2026
4-7	Approve amendments to the Restated Certificate of Incorporation

▶Item 4 Approve an amendment to the Restated Certificate of Incorporation to authorize additional common stock
▶Item 5 Approve amendments to the Restated Certificate of Incorporation to authorize the issuance of preferred stock

▶Item 6 Approve an amendment to the Restated Certificate of Incorporation to provide for officer exculpation
▶Item 7 Approve miscellaneous amendments to modernize, clarify and conform the Restated Certificate of Incorporation

8-10	Vote on three stockholder proposals, if each is properly presented at the meeting
Every Vote is Important to Southern Company
We have created an annual meeting website at southerncompanyannualmeeting.com to make it easy to access our 2026 annual meeting materials. At the annual meeting website, you can find an overview of the items to be voted, the proxy statement and the annual report to read online or to download, as well as a link to vote your shares.
Even if you plan to attend the virtual annual meeting, please vote as soon as possible by internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the proxy form.

Vote by mail If you received a paper copy of the proxy form by mail, you can mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.
Vote by internet or telephone
Voting by internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated.
Internet www.proxyvote.com (24/7)
Telephone 1-800-690-6903 (24/7)

By Order of the Board of Directors
April 3, 2026
Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be held on May 13, 2026: The proxy statement and the annual report are available at investor.southerncompany.com.

The 2026 annual meeting will be held entirely online via live webcast. This virtual format will provide expanded access to all stockholders, regardless of physical location, and is designed to ensure that stockholders have the same rights and opportunities throughout the virtual meeting as they would at an in-person meeting. Stockholders will be able to participate in the virtual annual meeting, vote and submit questions from any location via the internet by logging in at www.virtualshareholdermeeting.com/SO2026 and entering the 16-digit control number on your proxy card, voting instruction form or Notice of Internet Availability. Stockholders who do not receive a 16-digit control number should consult their voting instruction form or Notice of Internet Availability and may need to obtain a legal proxy in advance of the virtual annual meeting in order to participate. See page 87 for more information about the virtual annual meeting.

2	Southern Company 2026 Proxy Statement

Letter from our Chairman and Chief Executive Officer
Dear Fellow Stockholders:
2025 was an excellent and transformative year for Southern Company. We delivered strong financial results, strengthened our energy portfolio, and continued advancing cutting-edge innovation.
Across our service territory, we saw some of the most significant energy demand growth in our history—from data centers, advanced manufacturing and continued residential growth. Our teams successfully met the moment. Most importantly, at every turn, we demonstrated our commitment to putting customers first and supporting the communities we are privileged to serve.
Keeping Customers at the Center of All We Do
For more than 125 years, customers have depended on Southern Company to power their communities, their homes and their businesses. And while our Company has evolved, our number one priority has remained the same: ensuring customers receive clean, safe, reliable and affordable power. Whether it is helping their homes stay warm through the winter or cool in the summer, the simple flip of the light switch or the family dinner coming together, our team is always there to serve the customer first.
With this customer-focused mindset, in 2025, we advanced plans to responsibly serve the extraordinary, long-term growth we’re projecting to help ensure the benefits of growth are shared by everyone. As we work to add new, critical infrastructure, we have taken concrete steps to maintain predictability, deliver rate stability and drive long-term savings for our customers.
Investing for the Future
Southern Company’s grid is engineered to support significant growth and adapt to a rapidly evolving landscape. To prepare for what’s ahead, we plan to invest more than $80 billion over the next five years to continue strengthening the grid, expanding generation and deploying advanced technologies that make our system smarter and more resilient.
Across our system, we are modernizing infrastructure and leveraging innovation — from advanced forecasting and analytics to next-generation grid technologies. These investments are essential to supporting economic growth, maintaining reliability during peak demand and delivering long-term value for our customers and stockholders.
Reliability When It Matters Most
In 2025, our ability to offer reliable service was repeatedly put to the test, and we delivered time and time again. In January 2025, Winter Storm Enzo brought record-breaking snowfall and near-record energy demand across our footprint. Despite hazardous conditions, our teams were there to support our communities — restoring power for more than 115,000 customers and safely meeting record natural gas demand across multiple states. These efforts earned national recognition, but more importantly, they reflect who we are: a company trusted to deliver when it matters most.
Delivering on Our Financial Commitments
For the eleventh year in a row, we delivered adjusted earnings performance at the top of or above our annual guidance range. With the significant capital investments we are making and the large load pipeline we have clear visibility into, we see incredible opportunities for growth ahead.
Our Commitment in Action
Our growth is inseparable from the growth of the communities we serve, and our commitment to these communities goes well beyond the energy solutions we provide. Through philanthropic investments, employee volunteer efforts and economic development initiatives, our operating companies have been helping hometowns across our service footprint grow and prosper.
In this watershed moment for the energy industry, Southern Company is leading with purpose — delivering energy that is reliable and resilient, while investing in the infrastructure and technologies that will power communities for generations to come.
Historic demand requires historic leadership. Our foundation is strong, and our almost 30,000 teammates are committed. Together, we are building the utility of the future, driven by innovation and grounded in what’s right for our customers.
We hope you will join us at the virtual annual meeting as we discuss our 2025 performance, vote on the matters presented in this proxy statement and address your questions. Your vote is important, and we encourage you to vote as soon as possible.
We are grateful for your continued confidence in Southern Company.

Christopher C. Womack Chairman, President and Chief Executive Officer April 3, 2026

Southern Company 2026 Proxy Statement	3

Letter from our Independent Directors
Dear Fellow Stockholders:
As independent Directors, we strive to govern Southern Company in a prudent and transparent manner with a commitment to sound governance principles.
Independent Oversight of Strategy, Risk and Opportunity
One of our most important responsibilities as independent Directors is to oversee the strategy of our Company and related risks and opportunities. We provide oversight of business strategy throughout the year, with various elements of strategy discussed at every Board meeting. All Board committees are comprised solely of independent Directors and are chaired by independent Directors. We meet regularly, without management present, in executive sessions chaired by our Lead Independent Director. In addition, each of our Board’s standing committees meet regularly, without management present, in executive sessions. Our Board’s existing Lead Independent Director role, combined with the experience and expertise of our independent Directors and our commitment to robust corporate governance practices, safeguard effective independent oversight of management.
We contribute to management’s strategic plan by engaging senior leaders in robust discussions about business priorities and long-term opportunities and risks. We devote at least one meeting each year to a deep dive on strategic planning and oversight. These sessions create a dedicated forum for a fluid exchange of viewpoints and ideas on our Company’s strategic direction and for identifying and monitoring challenges and opportunities as management executes on strategy.
We work closely with management to oversee the significant capital investment necessary to strengthen the grid, expand generation capacity, deploy advanced technologies, modernize infrastructure and leverage innovation. As demand across our service territory grows, our Company remains committed to putting customers first and continuing to deliver clean, safe, reliable and affordable energy. Through prudent investment and steadfast execution, our Company seeks to serve load growth in a way that benefits customers, employees and communities and delivers long-term value to stockholders.
Board Composition and Regular Board Refreshment
We believe that, as a whole, our Board should have collective qualifications, attributes, skills and experience beneficial to our Company and in line with our long-term strategic plans to facilitate effective, independent oversight on behalf of all stockholders, and that a broad range of experiences and expertise contributes to a more effective decision-making process. The broad range and depth of expertise and experience of our Directors help us to effectively oversee the Company’s operations, risks and business strategy and drive long-term value.
We aim to strike a balance between the knowledge that comes from longer-term service on the Board and the fresh experiences and ideas that come from adding Directors to our Board. Since 2023, five new independent Directors have joined our Board, bringing additional perspectives, skills, experiences and expertise. We continue to focus on aligning our long-term composition with the Company's long-term strategy to effect meaningful board succession planning.
Thank you for the trust you place in us. By helping management address priorities and challenges while maintaining a long-term outlook, we are best able to support our common goal of creating enduring long-term value for customers, employees and stockholders alike. We are grateful for the opportunity to serve Southern Company on your behalf.

Dr. Janaki Akella

Shantella E. Cooper

Anthony F. Earley, Jr.

James O. Etheredge

David J. Grain

Donald M. James

John D. Johns

Dr. Dale E. Klein

David E. Meador

William G. Smith, Jr.

Kristine L. Svinicki

Lizanne Thomas

John M. Turner, Jr.

4	Southern Company 2026 Proxy Statement

Company Performance

We are one of America’s premier energy companies, dedicated to delivering clean, safe, reliable and affordable energy to our electric and natural gas customers through our state-regulated utilities. Our strategy is to maximize long-term value to stockholders through a customer-, community- and relationship-focused business model that is designed to produce sustainable levels of return on energy infrastructure.

2025 Highlights

Earnings per share ($)		Dividends per share

$3.94 Reported $4.30 Adjusted[1]	10% Sales growth forecasted annually through 2030	24 consecutive years of dividend increases

2026 World's Most Admired Companies FORTUNE Magazine (No. 1 Electric and Gas Utility)

1 For reconciliation of adjusted EPS to EPS under GAAP, see page 92.
2 Bloomberg using quarterly compounding as of December 31, 2025.

Growth	Investment	Reliability	Safety
39,000 New residential electric customers 17% Sales increase to data center Customers	$81B 5-year capital plan, 95% projected in state-regulated utilities (2026-2030)	2.26% Industry-leading annual equivalent forced outage rate 98.61% Leak response < 60 minutes	0.03 Serious injury rate for employees

Southern Company 2026 Proxy Statement	5

Company Performance
Company Strategy and Highlights
Southern Company and its subsidiaries continue to deliver value for customers by prioritizing financial discipline, strengthening reliability, and investing for the future. Through constructive relationships with our regulators and other stakeholders, we are helping customers manage their energy costs by stabilizing rates and promoting the implementation of energy efficiency and smart technologies. We are making strategic investments in grid hardening, advanced analytics and infrastructure upgrades to enhance resilience and reliability, minimize service disruptions and prepare for the impacts of physical events such as extreme weather. We are advancing a diverse mix of innovative, cost‑effective resources, including battery storage, nuclear uprates, and natural gas, while collaborating with industry partners to accelerate emerging technologies. These efforts are reinforced by a strong focus on workforce development and community support.

Prioritizing Customer Value	Enhancing Reliability and Resilience

▶Announced customer base rates will be held steady at Alabama Power through 2027 and Georgia Power through 2028
▶Georgia Power announced plans for the next base rate case to place downward pressure on rates, providing benefits of at least $556 million per year, equivalent to $102 in annual savings for the typical residential customer
▶Nicor Gas partnered with Habitat for Humanity to unveil the first home in their Smart Neighborhood, designed to showcase how energy efficiency, renewables and smart technologies help keep energy costs low and improve resilience

▶Alabama Power partnered with E-Source to develop the Reliability Analytics and Monitoring Platform (RAMP), which provides a comprehensive view of the power grid’s performance and pinpoints root causes of reliability issues
▶Georgia Power strengthened the grid in areas previously affected by Hurricane Helene, including hardening of poles and hardware, adding and upgrading reclosing devices, and reconductoring circuits with larger wires
▶Mississippi Power completed the redesign and rebuild of a substation to serve customers in Pascagoula in response to growth and economic development

Meeting Projected Growing Demand	Leading Industry Innovation

▶Alabama Power announced plans to build the state’s first ever utility-scale battery energy storage system, which will store up to 150 MW of electricity
▶Georgia Power received approval from Georgia PSC of 9,900 MW of diverse, cost-effective generation resources, including 3,000 MW of battery storage
▶Nicor Gas announced completion of its second renewable natural gas interconnection with a facility converting landfill gas into pipeline quality renewable natural gas
▶In order to maximize existing generation, Southern Nuclear is evaluating uprates to six nuclear units with Georgia PSC approval received in the 2025 Georgia Power IRP related to two of the units

▶PowerSecure will provide advanced electrical and mechanical systems to Edged Energy's first North American data center designed with sustainability at its core and featuring ultra-low emissions backup generation, energy-efficient technologies and a scalable design
▶Georgia Power and Mitsubishi Power successfully completed the first trial to validate 50% (by volume ratio) hydrogen fuel blending on an advanced-class gas turbine at both partial and full load
▶Southern Nuclear, with Blue Wave AI Labs and Constellation, received the 2025 Global ISOP Innovation Award for AI for the deployment of a nuclear-grade AI application that enables optimized fuel designs and helps lower fuel costs for our customers

Advancing Our Workforce	Strengthening the Communities We Serve

▶Alabama Power hosted the 6th Annual Lineworker Career Day event, educating over 200 students from 12 schools on utility linework and career opportunities
▶Virginia Natural Gas opened a new state-of-the-art facility for field training, offering hands-on experience in a controlled environment
▶Mississippi Power established the third Energy Academy to introduce students to energy industry careers including engaging in all aspects of electrical energy with a heavy emphasis on safety

▶Southern Linc integrated disparate radio systems of first responders, law enforcement and government agencies into its CriticalLinc™ LTE network, creating thousands of miles of unified communications
▶Southern Company Gas and its philanthropic arm, the Southern Company Gas Foundation, awarded more than $11 million in financial gifts in 2025 to over 600 nonprofit organizations in communities across the company's service territory
▶Mississippi Power volunteers removed approximately 26,000 pounds of debris from waterways across southeast Mississippi as part of the Renew Our Rivers program

6	Southern Company 2026 Proxy Statement

Proxy Voting Roadmap

The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated 12 of the Directors currently serving for re-election to the Southern Company Board of Directors. Each nominee holds or has held senior executive positions, maintains the highest degree of integrity and ethical standards and complements the needs of the Company and the Board. Through their positions, responsibilities, skills and perspectives, which span many industries and organizations, these nominees represent a Board of Directors with a broad range and depth of expertise and experience to effectively oversee the Company's operations, risks and long-term strategy.

The Board recommends a vote FOR each nominee for Director

Janaki Akella, 65 Independent Former Digital Transformation Leader, Google LLC Director Since: January 2019

Shantella E. Cooper, 58 Independent Founder and Chief Executive Officer, Journey Forward Strategies, LLC Director Since: October 2023

Anthony F. Earley, Jr., 76 Lead Independent Director Chairman, President and Chief Executive Officer, PG&E Corporation (retired) Director Since: January 2019

James O. Etheredge, 62 Independent Managing Director, Monarch Private Capital and former Chief Executive Officer - North America, Accenture plc Director Since: April 2025

David J. Grain, 63 Independent Founder and Chief Executive Officer, Grain Management, LLC Director Since: December 2012

John D. Johns, 74 Independent Senior Advisor, Blackstone Inc. and former Chairman and Chief Executive Officer, Protective Life Corporation Director Since: February 2015

David E. Meador, 69 Independent Vice Chairman and Chief Administrative Officer, DTE Energy (retired) Director Since: April 2023

William G. Smith, Jr., 72 Independent Chairman and Chief Executive Officer, Capital City Bank Group, Inc. Director Since: February 2006

Kristine L. Svinicki, 59 Independent Adjunct Professor, University of Michigan Director Since: October 2021

Lizanne Thomas, 68 Independent Partner, Jones Day (retired) Director Since: April 2023

John M. Turner, Jr., 64 Independent Chairman, President and Chief Executive Officer, Regions Financial Corporation Director Since: September 2025

Christopher C. Womack, 68 Chairman, President and Chief Executive Officer, Southern Company Director Since: March 2023

We believe our compensation program provides the appropriate mix of fixed and at-risk compensation. The short- and long-term performance-based compensation program ties executive pay to Company performance, aligns with stockholder interests and is competitive with our industry peers.

The Board recommends a vote FOR this proposal

Southern Company 2026 Proxy Statement	7

Proxy Voting Roadmap

The Audit Committee appointed Deloitte & Touche as our independent registered public accounting firm for 2026. This appointment is being submitted to stockholders for ratification.

The Board recommends a vote FOR this proposal

The Board has proposed and declared advisable, and is recommending to the stockholders, approval of each of the following amendments to the Company's Restated Certificate of Incorporation.
Item 4 - Authorize Additional Common Stock
An amendment to increase the total number of authorized shares of Common Stock from 1,500,000,000 to 2,500,000,000
Item 5 - Authorize the Issuance of Preferred Stock
Amendments to authorize the issuance of preferred stock
Item 6 - Provide for Officer Exculpation
An amendment to limit the liability of certain officers of the Company as permitted under Delaware General Corporation Law
Item 7 - Modernize, Clarify and Conform Changes
Miscellaneous amendments to modernize, clarify and conform changes to the Restated Certificate of Incorporation

The Board recommends a vote FOR each proposal

The following three proposals were submitted by stockholders. If the proponent of each proposal, or the proponent’s representative, is present at the annual meeting and presents the proposal for a vote, then the proposal will be voted on at the annual meeting.

▶Independent Board Chairman ▶Report on Data Center Costs ▶Report on Climate Due Diligence

The Board recommends a vote AGAINST each proposal

8	Southern Company 2026 Proxy Statement

Governance

The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated 12 of the Directors currently serving for re-election to the Southern Company Board of Directors.

Janaki Akella Shantella E. Cooper Anthony F. Earley, Jr.	James O. Etheredge David J. Grain John D. Johns	David E. Meador William G. Smith, Jr. Kristine L. Svinicki	Lizanne Thomas John M. Turner, Jr. Christopher C. Womack

Each nominee, if elected, will serve until the 2027 annual meeting of stockholders and until their successors are elected and qualified.
The proxies named on the proxy form will vote each properly executed proxy form for the election of the 12 Director nominees, unless otherwise instructed. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee unless instructed otherwise on the proxy form.

The Board recommends a vote FOR each nominee for Director

Governance Highlights
We seek to establish corporate governance standards and practices that create long-term value for our stockholders and positive influences on the governance of the Company.

Stockholder Empowerment	Governance Best Practices

▶All Directors stand for stockholder election annually
▶Majority voting standard in uncontested Director elections
▶Directors not receiving majority support expected to tender their resignation for consideration by the Board
▶Proxy access for stockholders
▶Modernized our Restated Certificate of Incorporation by successfully obtaining stockholder approval in 2025 to reduce the only remaining supermajority vote requirement to a majority vote requirement
▶10% threshold for stockholders to request a special meeting
▶No poison pill

▶Regular Board refreshment with nationally-recognized search firm on retainer
▶Elected two new Directors during 2025
▶Annual Board review of leadership structure and disclosure of the Board’s reasoning underlying its leadership structure
▶Annual Board self-assessment facilitated by an independent third party and annual committee self-assessments
▶Regular executive sessions of independent Directors at Board and committee meetings
▶Limits on the number of public company boards on which a Director may serve

Stockholder Engagement	Independent Board of Directors

▶Year-round stockholder outreach that includes participation of independent Directors, with feedback provided to the Board
▶Key members of senior management regularly attend investor conferences to better understand emerging issues and stockholder perspectives and to facilitate engagement opportunities
▶Process in place for stockholders and interested parties to communicate with Lead Independent Director or other independent Directors

▶11 of our 12 nominees for Director are independent
▶Strong Lead Independent Director with robust authority and responsibility that is disclosed to stockholders
▶All Board committees are comprised of independent Directors and are chaired by independent Directors
▶Actively endeavors to include candidates in the pool that reflect a broad range and depth of expertise and experience relevant to our businesses and strategies

Southern Company 2026 Proxy Statement	9

Governance
Board of Director Nominees Qualifications, Attributes, Skills and Experience
The Nominating, Governance and Corporate Responsibility Committee establishes and regularly reviews with the Board the qualifications, attributes, skills and experience that it believes are desirable to be represented on the Board to help ensure they align with the Company’s long-term strategy. We believe our Directors possess a broad range and depth of expertise and experience to effectively oversee the Company’s operations, risks and long-term strategy. This high-level summary is not intended to be an exhaustive list of each Director nominee's skills or contributions to the Board. As a result, the absence of a checkmark does not mean a Director does not necessarily possess that particularly skill or experience.

Qualifications, Attributes, Skills and Experience	Why they are important to the Company	Experience the Committee is looking for

Accounting, Finance and Capital Markets	Our business is multifaceted and capital intensive, requiring complex financial management, comprehensive internal controls and strategic deployment of capital	Accounting and financial reporting, corporate finance, developing financial plans, capital allocation strategies and mergers and acquisitions

CEO Experience
To achieve our goals and drive organizational effectiveness, our business requires strategic thinking, long-term planning, risk management, effective leadership, thoughtful governance and clear communication
Experience as a public company CEO or leading a similarly complex organization with an understanding of corporate governance standards, risk management and public company best practices

Customer Experience and Regional Knowledge	We work to understand customer expectations in our operating territories and to maintain constructive regulatory relationships with state and local stakeholders
Living or working in our electric and/or natural gas service territories with an understanding of the value that we provide to the customers and communities we serve, as well as an understanding of the state and local business landscape

Environment	As we work to build the future of energy, our operating companies must comply with state and federal environmental regulations, including extensive laws governing air, land and water
Environmental or climate policy, risk management, regulation and compliance obligations, as well as an understanding of low-carbon technologies and their associated short- and long-term risks and opportunities

Government and Public Policy	Our operations are subject to substantial federal, state and local governmental oversight and the success of our business may be impacted by certain regulatory, legal or governmental decisions	Working in or with governmental agencies, regulatory affairs or public policy, especially in regulated industries

Human Capital Management
Our people are at the center of our mission to provide clean, safe, reliable and affordable energy. We are committed to the thoughtful development of our talent and the facilitation of smooth executive transitions to support business continuity
Attracting, developing, motivating and retaining a workforce, including building corporate culture, health and safety, labor relations, succession planning and total rewards

Industry Experience
Providing clean, safe, reliable and affordable energy to our customers requires the operation of complex generation and transmission facilities, including nuclear power plants, extensive health and safety oversight and management of large-scale capital projects
Energy or utility industry, including electric and gas utility operations, nuclear operations or industrial health and safety, or overseeing large-scale industrial projects

Technology and Innovation
We adopt new technologies and leverage innovation to drive efficiency, improve operations and enhance the customer experience, while managing evolving cybersecurity and digital security risks to protect the resilience of our infrastructure and provide reliability for customers

Technological innovation and digital technology, including data analytics, artificial intelligence, information technology and digital transformation as well as management of cyber threats, risk mitigation and policy

10	Southern Company 2026 Proxy Statement

Governance

Accounting, Finance and Capital Markets
CEO Experience
Customer Experience and Regional Knowledge
Environment
Government and Public Policy
Human Capital Management
Industry Experience
Technology and Innovation
Board Refreshment, Board Succession Planning and Board Composition
The Nominating, Governance and Corporate Responsibility Committee continues to focus on Board refreshment to align the Board’s long-term composition with the Company’s long-term strategy and to effect meaningful Board succession planning. It has an evergreen Board search process in place and has retained a nationally-recognized Board search firm to assist in the identification of qualified candidates.
The Nominating, Governance and Corporate Responsibility Committee evaluates the evolving attributes, skills, experience, qualifications and expertise needed by the Board to determine the Board’s membership and size. Since 2023, the Board has elected six new Directors with a broad range of experience and expertise aligned with the Board's oversight responsibilities.

Board Additions in 2025

James O. Etheredge Managing Director, Monarch Private Capital and former Chief Executive Officer - North America, Accenture plc

John M. Turner, Jr. Chairman, President and Chief Executive Officer, Regions Financial Corporation

The Board aims to strike a balance between the knowledge that comes from longer-term service on the Board and the new experience and ideas that come from adding Directors to the Board. The Board believes the average tenure of the 12 Director nominees of approximately six years reflects the balance the Board seeks between the different perspectives brought by longer-serving Directors and new Directors. The Board aims to continue to refresh its membership over time.

Our commitment to Our Values, including Intentional Inclusion and Superior Performance, begins with the Board. The Board believes a broad range of experiences and expertise contributes to a more effective decision-making process and helps drive long-term value. The Nominating, Governance and Corporate Responsibility Committee actively seeks out candidates with diverse backgrounds, skills and experience to include in the pool from which the Board nominees are chosen, with the ultimate decision on all Board nominations being based on contributions that the selected nominees will bring to the Board.
The Nominating, Governance and Corporate Responsibility Committee assesses the effectiveness of its refreshment efforts and the development of a constructive culture through its regular evaluations of the Board’s composition.

Director Nominee Attributes

Southern Company 2026 Proxy Statement	11

Governance
Board Nomination Process
Identifying Nominees for Election to the Board
The Nominating, Governance and Corporate Responsibility Committee, comprised entirely of independent Directors, is responsible for identifying, evaluating and recommending nominees for election to the Board. Final selection of the nominees for election to the Board is within the sole discretion of the Board. The Nominating, Governance and Corporate Responsibility Committee also evaluates and makes recommendations about the size of the Board. The Board is currently comprised of 14 members. Two of our currently serving Directors, Mr. James and Dr. Klein, will retire at the upcoming annual meeting. Effective as of the annual meeting, the Board will be reduced to 12 members.
The Board believes that, as a whole, it should have collective qualifications, attributes, skills and experience beneficial to our Company and in line with our long-term strategic plans.
Mr. Turner was recommended by the Nominating, Governance and Corporate Responsibility Committee for election as an independent Director and was elected to the Board effective September 1, 2025. Mr. Turner was identified as a candidate by the CEO and the non-management Directors.

1	Board Succession Planning ▶Evaluate qualifications and skills of Board	▶Identify skills and experience to enhance effectiveness

2	Identification of Candidates by Nomination, Governance and Corporate Responsibility Committee
▶Evergreen process	▶Assistance from independent search firm	▶Identify qualified candidates based on talent framework
▶Consider personal characteristics and qualifications, including:

  History of achievement that reflects superior standards
  Willingness to commit sufficient time
  Genuine interest in the Company and a recognition that, as a member of the Board, one is accountable to the stockholders of the Company, not to any particular interest group
 Candidates with diverse backgrounds, skills and experience
Highest degree of integrity and ethical standards Independence from management Ability to provide sound and informed judgment Financial literacy Number of other board memberships

3	Meeting with Candidates Interviews with:
▶Chairman and CEO ▶Lead Independent Director	▶Members of Nominating, Governance and Corporate Responsibility Committee ▶All members of the Board
All Board members are provided an opportunity to interview selected candidates and provide feedback

4	Decision and Nomination Nomination by Nominating, Governance and Corporate Responsibility Committee and approval by full Board

5
Election
Stockholders consider the nominees and elect Directors at the annual meeting to serve one-year terms. The Board may also elect Directors on the recommendation of the Nominating, Governance and Corporate Responsibility Committee throughout the year, following the same process, when determined to be in the best interests of the Company and its stockholders.

Result We have nominated two new highly qualified Directors in the past year.

12	Southern Company 2026 Proxy Statement

Governance
Stockholder Nomination of Directors
Proxy access generally refers to the right of stockholders who meet certain ownership thresholds to nominate one or more Directors to the Board and have the nominees included in the Company’s proxy materials and on the Company’s proxy card.
We have proxy access provisions in our By-Laws. The key terms are as follows:

Any stockholder or group of up to 20 stockholders maintaining continuous qualifying ownership of at least 3% of our outstanding shares for at least three years can nominate, and include in our proxy materials, Director nominees constituting the greater of two nominees or 20% (rounded down) of the number of Directors in our proxy materials for the next annual meeting.

Nominating stockholder(s) and the nominee(s) must also meet the eligibility requirements described in our By-Laws. Our By-Laws also provide for the direct nomination of Directors for election by stockholders at an annual meeting. For additional information about stockholder nomination of Directors, see page 90.
Stockholder Recommendation of Director Candidates
The Nominating, Governance and Corporate Responsibility Committee considers potential board candidates recommended by stockholders. Recommendations can be made by submitting the candidate’s information to our Corporate Secretary in writing at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. Stockholders should provide as much relevant information about the candidate as possible, including the candidate’s biographical information and qualifications to serve. A stockholder recommended candidate is reviewed in the same manner as a candidate identified by the Nominating, Governance and Corporate Responsibility Committee.
Director Capacity and Service on Other Boards
In identifying candidates to serve on the Board and in evaluating whether to recommend the re-election of existing Directors, the Nominating, Governance and Corporate Responsibility Committee considers whether a candidate or a Director demonstrates a willingness to commit sufficient time to serving on the Board. The Nominating, Governance and Corporate Responsibility Committee is regularly updated on the public company board service limit or “overboarding” policies of our largest stockholders.
Our Corporate Governance Guidelines include limitations on the number of public company boards and public company audit committees on which a Director may serve.

▶No employed Director may serve on more than two public company boards (not including the Company’s Board or the director’s employing company board) unless otherwise approved by the Nominating, Governance and Corporate Responsibility Committee.
▶No Director may serve on more than four public company boards (including the Company’s Board), unless otherwise approved by the Nominating, Governance and Corporate Responsibility Committee.
▶No Director who is a member of the Company’s Audit Committee may serve on the audit committees of more than three public companies (including the Company’s Audit Committee).

In addition to these limitations, our Corporate Governance Guidelines require that the Company’s CEO will not serve on other public company boards without consulting with the Board. They also require that current Directors must notify the CEO and the Chair of the Nominating, Governance and Corporate Responsibility Committee when considering a request for service on another public company board.
Each of the Directors is in full compliance with these Corporate Governance Guidelines.
In light of this, as part of its annual evaluation on whether to recommend the re-election of existing Directors, the Nominating, Governance and Corporate Responsibility Committee is provided information on the public company boards and private company for-profit boards on which each Director serves, including compliance with the specific numerical guidelines above, as well as the Directors’ attendance records at Southern’s Board and committee meetings. In 2025, all Directors attended at least 75% of applicable Board and committee meetings, with the average Director attendance at all applicable Board and committee meetings at 97%. These factors also influence the Nominating, Governance and Corporate Responsibility Committee’s annual consideration of Board leaderships positions, committee leadership positions and committee membership.

Southern Company 2026 Proxy Statement	13

Governance
Majority Voting For Directors and Director Resignation Policy
We have a majority vote standard for Director elections, which requires that a nominee for Director in an uncontested election receive a majority of the votes cast at a stockholder meeting in order to be elected to the Board. The Board believes that the majority vote standard in uncontested Director elections strengthens the Director nomination process and enhances Director accountability.
We also have a Director resignation policy, which expects any nominee for election as a Director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of the stockholders to promptly tender a letter of resignation. Such resignation would be considered by the Board and the Board would be required to either accept or reject such resignation within 90 days from the certification of the election results.
Director Onboarding and Continuing Education
Our Director onboarding process helps to facilitate a smooth and efficient transition for newly elected Directors. Following a Director's election to the Board, new Directors actively participate in a tailored orientation experience conducted over the first year of service to facilitate their understanding of our business strategy and related risks and opportunities for our Company. The onboarding process is coordinated by the Chief Legal Officer and includes written materials providing information about the Company and its governance documents and processes, as well as a series of meetings with senior executives responsible for the Company's major lines of business and operations. The orientation also includes site visits so that new Directors can learn directly from our subject matter experts. Through the onboarding process, Directors learn about our corporate governance practices and policies; the financial and technical aspects of our electric utility and natural gas operations, including our nuclear generation facilities; the complex regulatory frameworks in which many of our major subsidiaries operate; our enterprise risk management process and the significant risks facing the Company; and our long-term strategy to deliver clean, safe, reliable and affordable energy to our electric and natural gas customers. New Directors are encouraged to attend all committee meetings for a period of time to familiarize themselves with the types of matters reported on during each committee's meeting.
Directors continue their education throughout their tenure on the Board. Board and committee meetings include briefings and presentations on a range of topics by internal experts and outside speakers. Directors receive a weekly email noting key industry and Company developments, as well as a list of relevant news articles. In addition, Directors are encouraged to participate in continuous director education opportunities. On a periodic basis, we provide Directors with suggested educational courses on topics including emerging governance issues, compliance and ethics matters, financial and risk oversight and industry-specific subjects. To facilitate ongoing education by our Directors, we pay the costs for registration, tuition and related travel and lodging expenses.
Communicating with The Board
We encourage stockholders or interested parties to communicate directly with the Board, the independent Directors or the individual Directors, including the Lead Independent Director.
▶Communications may be sent to the Board as a whole, to the independent Directors or to specified Directors, including the Lead Independent Director, by regular mail or electronic mail.
▶Regular mail should be sent to our principal executive offices, to the attention of the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.
▶Electronic mail should be directed to corpgov@southernco.com. Stockholders may also contact the Board using the online form located in the Corporate Governance section of our website at investor.southerncompany.com.
With the exception of commercial solicitations, all communications directed to the Board or to specified Directors will be relayed to them.
Meetings and Attendance
The Board met eight times in 2025. All of our Directors attended at least 75% of applicable Board and committee meetings in 2025. Our Directors are engaged, as demonstrated by the average Director attendance at all applicable Board and committee meetings in 2025 of 97%. All Director nominees are expected to participate in the annual meeting of stockholders. All nominees for Director at the 2025 annual meeting attended the meeting.

14	Southern Company 2026 Proxy Statement

Governance
Biographical Information about our Nominees for Director

Janaki Akella Former Digital Transformation Leader, Google LLC

Age: 65 Director since: January 2019	Board committees: Audit; Business Security and Resiliency (Chair) Other public company directorships: Akamai Technologies, Inc., SLM Corporation and Fractal Analytics Limited

Director Highlights
Dr. Akella’s qualifications include electrical engineering experience and knowledge, global business technology, data and analytics expertise and cybersecurity and artificial intelligence matters knowledge. Her understanding and involvement with technology market disruptions is particularly valuable to the Board as the Southern Company system continues to develop innovative business strategies.

▶Dr. Akella served as the Digital Transformation Leader of Google LLC, a multinational technology company specializing in internet-related products, from 2017 until March 2023. At Google, Dr. Akella addressed challenges and complex technical issues arising from new technologies and new business models.
▶Prior to joining Google, Dr. Akella held a number of leadership positions during a 17-year career at McKinsey & Company, where she most recently served as principal. She led and contributed to over 100 consulting engagements in North America, Europe, Asia and Latin America with multiple project teams and client executives. She began her career with Hewlett-Packard as a member of the system technology technical staff, engineer scientist and technical contributor.
▶She serves on the Boards of Akamai Technologies, Inc. (NASDAQ: AKAM), a cybersecurity and cloud computing company that powers and protects businesses online, where she is a member of the Audit and Finance Committees, and SLM Corporation (NASDAQ: SLM), commonly known as Sallie Mae, where she is a member of the Audit and Operational and Compliance Risk Committees. She also serves on the Board of Fractal Analytics Limited, a global enterprise artificial intelligence company that is listed on the Bombay Stock Exchange and the National Exchange of India, where she is a member of the Audit, Nomination and Remuneration, Risk Management and Stakeholder's Relationship Committees.
▶Dr. Akella serves on the Board of averQ, Inc., a private company that provides risk management platforms to regulated financial services companies.

Shantella E. Cooper Founder and Chief Executive Officer of Journey Forward Strategies, LLC

Age: 58 Director since: October 2023
Board committees: Business Security and Resiliency; Compensation and Talent Development; Nominating, Governance and Corporate Responsibility
Other public company directorships: Intercontinental Exchange, Inc. and SouthState Corporation

Director Highlights
Ms. Cooper’s qualifications include more than 30 years of talent development and executive leadership experience working with Fortune 500 corporations, private companies and the non-profit sector. Her expertise in developing sustainable people-focused business strategies is valuable to the Board.

▶Ms. Cooper is Founder and Chief Executive Officer of Journey Forward Strategies, a solutions-focused consulting firm specializing in leadership development and organizational effectiveness. With over 30 years of experience and expertise, she delivers sustainable results for her clients, while excelling in the areas of executive coaching, leadership and culture development and business transformation. Ms. Cooper also serves as a senior advisor, and was previously an external executive coach, to McKinsey & Company.
▶She served as Executive Director for the Atlanta Committee for Progress (ACP) from 2019 to 2022. ACP is a partnership between the city’s top business, civic and academic leaders and the Mayor of Atlanta to support economic growth and inclusion.
▶Ms. Cooper served as Chief Transformation Officer of WestRock from 2016 to 2019 where she developed infrastructure and processes essential for business growth via mergers and acquisitions. She simultaneously led the Recycling and Waste Services Division, as well as the Enterprise Logistics, Global Procurement and Information Technology functional organizations. From 2002 to 2016, Ms. Cooper served in several roles at Lockheed Martin, including Vice President and General Manager, Vice President of Human Resources and Vice President of Business Ethics.
▶She serves on the Board of Intercontinental Exchange, Inc. (NYSE: ICE), where she is chair of the Risk Committee and a member of the Compensation Committee, and SouthState Corporation (NYSE: SSB), where she is chair of the Compensation Committee and a member of the Audit Committee. She served on the Board of Veritiv Corporation, a leading distributor of packaging, facility solutions and print products, until 2023.
▶Ms. Cooper serves on the Boards of Grady Memorial Hospital Corporation and Emory University, as well as several other Atlanta-area boards supporting technology, research and education. She has been recognized for her expertise in workforce and leadership development by numerous publications and organizations.

Southern Company 2026 Proxy Statement	15

Governance

Anthony F. “Tony” Earley, Jr. Chairman, President and Chief Executive Officer, PG&E Corporation (retired)

Age: 76 Director since: January 2019	Board committees: Operations, Environmental and Safety Other public company directorships: None

Director Highlights
Mr. Earley’s qualifications include public company CEO experience and energy industry expertise including nuclear regulation, generation and technology, as well as cybersecurity matters, environmental matters and major capital projects. His experience as the president and chief executive officer of energy companies and his involvement in electric industry-wide research and development programs are valuable to the Board.

▶Mr. Earley served as Chairman, President and Chief Executive Officer of PG&E Corporation, a public utility holding company providing natural gas and electric services, from 2011 until February 2017, when he became Executive Chairman. He served as Executive Chairman until his retirement from PG&E in December 2017. On January 29, 2019, PG&E Corporation and its subsidiary Pacific Gas and Electric Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code as a result of wildfire claims in California.
▶Before joining PG&E, he served in several executive leadership roles during his 17 years at DTE Energy, including Executive Chairman, Chairman and Chief Executive Officer. Prior to joining DTE Energy in March 1994, he served in various capacities at Long Island Lighting Company, including President and Chief Operating Officer. He was a partner at the Hunton & Williams LLP law firm as a member of the energy and environmental team. He also served as an officer in the U.S. Navy nuclear submarine program where he was qualified as a chief engineer.
▶Mr. Earley served on the Board of Ford Motor Company until 2022. He also previously served on the Boards of DTE Energy, PG&E Corporation, Comerica Incorporated, Masco Corporation and Long Island Lighting Company.
▶He previously served on the executive committees of the Edison Electric Institute and the Nuclear Energy Institute and served on the Board of the Electric Power Research Institute. He serves as Chairman of the Board of the Detroit Zoological Society.

James O. "Jimmy" Etheredge Managing Director at Monarch Private Capital and former Chief Executive Officer - North America, Accenture plc

Age: 62 Director since: April 2025	Board committees: Audit; Compensation and Talent Development; Finance Other public company directorships: None

Director Highlights
Mr. Etheredge’s qualifications include CEO experience, technology and innovation expertise, accounting and cybersecurity experience and a deep understanding of the customer experience in the utility industry. His leadership experience, his broad knowledge of industries within our regional service territories and his experience with innovative solutions are of significant value to the Board.

▶Mr. Etheredge is a Managing Director of Corporate Solutions at Monarch Private Capital, an impact investment firm, and a consultant for Feigen Advisors, a CEO advisory firm, since 2025.
▶He served as Chief Executive Officer – North America of Accenture plc, a global multinational professional services company, leading the company’s largest market (U.S. and Canada) from 2019 to August 2023, and as a special advisor to the CEO and Board until July 2024. His responsibilities as CEO - North America included driving results through an 80,000-member team and executing Accenture’s strategy and consulting, interactive, technology (including AI and cloud) and operations practices.
▶From 2016 until 2019, Mr. Etheredge was Senior Managing Director of U.S. Southeast, responsible for leading Accenture's business in ten states. In this role, he oversaw the firm's business across all consulting specialties and client industry segments within the region and during this time he extended Accenture's innovation hub network by creating an innovation incubator at the Georgia Institute of Technology.
▶Mr. Etheredge joined Accenture in 1985, became a partner in 1997 and an executive partner in 2011. During his career at Accenture, Mr. Etheredge advised clients in the utilities industry both in the U.S. and worldwide with a focus on customer service and customer care.
▶He serves as Deputy Chair of the Federal Reserve Bank of Atlanta, where he is a member of the Executive and Audit and Risk Committee. He is a member of the Board of Encora Digital LLC, a private global digital engineering company. He is part of the governance body for Grant Thornton Advisors and its tax and advisory affiliates, serving as an attendee of the General Partner of Grant Thornton Advisor’s parent.
▶Mr. Etheredge serves as a trustee of the Georgia Tech Foundation and Woodruff Arts Center and on the Boards of the Atlanta Police Foundation, Techbridge and the Atlanta Area Council of Scouting America.

16	Southern Company 2026 Proxy Statement

Governance

David J. Grain Founder and Chief Executive Officer, Grain Management, LLC (Grain Management)

Age: 63 Director since: December 2012	Board committees: Finance; Nominating, Governance and Corporate Responsibility (Chair) Other public company directorships: Dell Technologies and New Fortress Energy Inc.

Director Highlights
Mr. Grain’s qualifications include CEO experience, capital allocation expertise, financial expertise, major capital projects knowledge and experience, technology innovations knowledge and experience and risk management experience. His knowledge and involvement managing large and small businesses and raising and managing investor capital, particularly in a regulated industry, is also valuable to the Board.

▶Mr. Grain is the Founder, Chief Executive Officer and Managing Director of Grain Management, a private equity firm focused on global investments in the media and communications sectors, which he founded in 2006. With headquarters in Washington, D.C. and offices in New York City, New York, Sarasota, Florida and London, England, the firm manages capital for a number of the world’s leading academic endowments, public pension funds and foundations. He also founded and was Chief Executive Officer of Grain Communications Group, Inc.
▶Prior to founding Grain Management, Mr. Grain served as President of Global Signal, Inc., Senior Vice President of AT&T Broadband’s New England Region and Executive Director in the High Yield Finance Department at Morgan Stanley.
▶He was appointed by President Obama in 2011 and again in 2024 by President Biden to the National Infrastructure Advisory Council.
▶Mr. Grain previously served as Chairman of the Florida State Board of Administration Investment Advisory Council as an appointee of former Governor Charlie Crist, where he provided independent oversight of the state board’s funds and major investment responsibilities, including investments for the Florida Retirement System programs.
▶He is a Director of Dell Technologies Inc. (NYSE: DELL), where he is a member of the Audit Committee, and New Fortress Energy, Inc. (NASDAQ: NFE), where he is a member of the Audit Committee. Previously, he was a director of Catalyst Partners Acquisition Corporation, a special purpose acquisition corporation, until 2023.
▶Mr. Grain serves on the Dartmouth College Board of Trustees, as Vice Chair of the Advisory Council of the National Museum of African American History and Culture and Chair of the Board of the Martha's Vineyard Museum.

John D. Johns Senior Advisor at Blackstone Inc. (Blackstone) and former Chairman and Chief Executive Officer of Protective Life Corporation (Protective Life)

Age: 74 Director since: February 2015	Board committees: Finance (Chair); Nominating, Governance and Corporate Responsibility Other public company directorships: None

Director Highlights
Mr. Johns’ qualifications include public company CEO experience, financial expertise, capital allocation experience and risk management experience in a highly-regulated industry. His legal background as the former general counsel of a large energy public holding company that included natural gas operations and his prior service for over a decade on the Board of Directors of Alabama Power are also of significant value to the Board.

▶Mr. Johns has served as a Senior Advisor at Blackstone, an investment firm, since April 2022.
▶He retired in 2020 as Chairman, DLI North America Inc., the oversight company for Protective Life, a provider of financial services through insurance and investment products. Mr. Johns served as Chairman and Chief Executive Officer of Protective Life from 2002 to 2017 and President from 2002 to January 2016. He joined Protective Life in 1993 as Executive Vice President and Chief Financial Officer.
▶Before his tenure at Protective Life, he served as general counsel of Sonat, Inc., a diversified energy company. Prior to joining Sonat, he was a founding partner of the law firm Maynard, Cooper & Gale, P.C.
▶Mr. Johns previously served on the Board of Alabama Power from 2004 to 2015 where he was a member of the Nominating and Executive Committees.
▶He served on the Board of Genuine Parts Company, where he was Lead Independent Director and a member of the Compensation and Human Capital and Executive Committees, until 2025. He served on the Board of Regions Financial Corporation until 2024.
▶Mr. Johns served on the Executive Committee of the Financial Services Roundtable in Washington, D.C. and is a past chairman of the American Council of Life Insurers. He has also served as Chairman of the Business Council of Alabama, the Birmingham Business Alliance, the Greater Alabama Council of Scouting America and Innovation Depot, Alabama’s leading business and technology incubator.

Southern Company 2026 Proxy Statement	17

Governance

David E. Meador Vice Chairman and Chief Administrative Officer of DTE Energy (retired)

Age: 69 Director since: April 2023	Board committees: Audit; Operations, Environmental and Safety Other public company directorships: None

Director Highlights
Mr. Meador’s qualifications include public energy company experience and expertise in the energy sector, including financial, information technology, manufacturing, procurement, and corporate and public affairs. His extensive involvement in economic and workforce development, corporate culture and government and community relations are all of value to the Board.

▶Mr. Meador served as Vice Chairman and Chief Administrative Officer of DTE Energy, a diversified energy company involved in the development and management of energy-related businesses and services, from 2014 until 2022. In his 25 years at DTE Energy, he served in several executive leadership positions, including Executive Vice President and Chief Financial Officer.
▶With over 40 years of experience in the manufacturing and energy sectors, he is a recognized expert in finance and accounting, business strategy, governance, sustainability, mergers and acquisitions, government and community relations, procurement and information technology.
▶Prior to joining DTE Energy, Mr. Meador served in a variety of financial and accounting positions at Chrysler Corporation for 14 years and was an auditor with Coopers & Lybrand.
▶He previously served on the Boards of Amerisure Mutual Insurance, Landauer, Inc. and Energy Insurance Mutual. Mr. Meador led the creation, and was the Executive Director, of the Detroit Regional CEO Group. He currently serves on several non-profit boards supporting workforce and economic development, autism services and disability self-employment.

William G. Smith, Jr. Chairman of the Board and Chief Executive Officer of Capital City Bank Group, Inc.

Age: 72 Director since: February 2006	Board committees: Audit (Chair) Other public company directorships: Capital City Bank Group, Inc.

Director Highlights
Mr. Smith’s qualifications include public company CEO experience, finance and capital allocation expertise, risk management expertise and audit and financial reporting experience. He contributes valuable perspectives on management, operations and regulatory compliance from his experience as the chief executive officer of a public company in a highly-regulated industry.

▶Mr. Smith began his career at Capital City Bank, a publicly-traded financial holding company providing a full range of banking services, in 1978, where he worked in a number of positions of increasing responsibility before being elected President and Chief Executive Officer of Capital City Bank Group, Inc.(NASDAQ: CCBG) in January 1989. He was elected Chairman of the Board of the Capital City Bank Group, Inc. in 2003 and served as President until 2025.
▶He previously served on the Board of the Federal Reserve Bank of Atlanta and First National Bankers Bank.
▶Mr. Smith is the former Federal Advisory Council Representative for the Sixth District of the Federal Reserve System and past Chair of Tallahassee Memorial and the Tallahassee Area Chamber of Commerce.
▶He served as the Company’s Lead Independent Director from 2012 to 2014.

18	Southern Company 2026 Proxy Statement

Governance

Kristine L. Svinicki Adjunct Professor, University of Michigan and former Commissioner and Chairman, U.S. Nuclear Regulatory Commission

Age: 59 Director since: October 2021
Board committees: Business Security and Resiliency; Operations, Environmental and Safety
Other public company directorships: Pinnacle West Capital Corporation and its wholly-owned subsidiary Arizona Public Service Company

Director Highlights
Ms. Svinicki’s qualifications include nuclear energy and technology expertise and federal and state energy policy expertise. As a former Chairman of the U.S. Nuclear Regulatory Commission, she has vast experience and insight into nuclear regulation and generation, as well as environmental and cybersecurity matters. Her leadership skills, contributions to U.S. nuclear energy policies and extensive nuclear energy knowledge are of significant value to the Board.

▶Ms. Svinicki was appointed a member of the U.S. Nuclear Regulatory Commission, the federal agency responsible for regulation of nuclear reactor materials and safety, by three U.S. Presidents, becoming that organization’s longest-serving member. She served as a Commissioner from 2008 until 2017 and as Chairman from 2017 to 2021.
▶Prior to her tenure on the U.S. Nuclear Regulatory Commission, she spent over a decade as a staff member in the U.S. Senate working on issues related to national security, science and technology and energy and the environment. She also served as a professional staff member on the Senate Armed Services Committee where she was responsible for the committee’s portfolio of defense science and technology programs and policies, and for the atomic energy defense activities of the U.S. Department of Energy, including nuclear weapons, nuclear security and environmental programs.
▶Previously, Ms. Svinicki served as a nuclear engineer in the U.S. Department of Energy’s Washington, D.C. offices of Nuclear Energy, Science and Technology, and of Civilian Radioactive Waste Management, as well as its Idaho Operations Office, in Idaho Falls, Idaho.
▶She serves on the Board of Pinnacle West Capital Corporation (NYSE: PNW), an Arizona energy company, and is a member of the Audit, Finance and Nuclear and Operating Committees. She also serves on the Board of Pinnacle West Capital Corporation’s principal subsidiary, Arizona Public Service Company.
▶Ms. Svinicki is a longstanding member of the American Nuclear Society and serves on the Board of TerraPower Holdco, a nuclear innovation company.
▶She currently serves as an adjunct professor of nuclear engineering and radiological sciences at the University of Michigan.

Lizanne Thomas Partner, Jones Day (retired)

Age: 68 Director since: April 2023	Board committees: Compensation and Talent Development (Chair); Finance; Nominating, Governance and Corporate Responsibility Other public company directorships: None

Director Highlights
Ms. Thomas’ qualifications include mergers and public and private acquisitions expertise as well as corporate governance and stockholder activism experience. Her legal background and extensive governance work with publicly traded companies across a wide spectrum of industries are all of value to the Board.

▶Ms. Thomas retired at the end of 2023 as Partner and Chair of the Governance and Activism practice of the global law firm Jones Day after 41 years of service. In addition to leading the firm’s corporate governance and activism practice, she has substantial experience in public company mergers and acquisitions, having led many of the firm’s multi-billion dollar transactions. Ms. Thomas served in various senior management roles at Jones Day, including most recently as Partner-in-Charge of the firm’s Southeast U.S. Region from 2014 through 2022.
▶She served on the Board of Logility Supply Chain Solutions, Inc. (formerly American Software, Inc.), where she chaired the Governance Committee and also served on the Audit and Compensation Committees, until 2025. She previously served on the Boards of Popeyes Louisiana Kitchen, Inc., Atlantic Capital Bancshares and Krispy Kreme Doughnuts, Inc. In 2016, Ms. Thomas was named one of the top 100 directors by the National Association of Corporate Directors.
▶Ms. Thomas is a director of RS&H, Inc., an employee-owned architectural and engineering company, and a consultant for Cushman & Wakefield, a residential property management firm.
▶She is a Fellow of the American College of Governance Lawyers and is Chair of the Georgia Research Alliance. She also serves on the Board of Trustees of Furman University and the Lettie Pate Evans Foundation.

Southern Company 2026 Proxy Statement	19

Governance

John M. Turner, Jr. Chairman of the Board, President and Chief Executive Officer of Regions Financial Corporation

Age: 64 Director since: September 2025	Board committees: Finance; Operations, Environmental and Safety Other public company directorships: None

Director Highlights
Mr. Turner's qualifications include public company CEO experience, finance and capital allocation experience, audit and financial reporting experience and risk management experience. His leadership experience, deep understanding of customers within our regional service territories and experience operating in a highly regulated industry are also valuable to the Board.

▶Mr. Turner became Chairman of Regions Financial Corporation (Regions) (NYSE: RF), one of the nation’s largest regional banks, in 2024, having served as President, Chief Executive Officer and a member of the Board of Directors since 2018 and President since 2017. He first joined Regions in 2011 as President of its South Region and led the Corporate Banking Group from 2014 to 2018.
▶From 1994 to 2011, Mr. Turner served in positions of increasing responsibility at Whitney National Bank. He was named President of Whitney National Bank and Whitney Holding Corporation in 2008 and was elected to the bank and holding company Boards of Directors.
▶He served as the Federal Advisory Council representative for the Sixth District of the Federal Reserve System.
▶Mr. Turner serves as a Trustee for the University of Georgia Foundation and on the Boards of the Economic Development Partnership of Alabama, Prosper Birmingham, United Way of Central Alabama, Business Council of Alabama, A Plus Education Foundation and Infirmary Health System. He was appointed by the Governor of Alabama to serve on the Alabama Growth Alliance.

Christopher C. Womack Chairman of the Board, President and Chief Executive Officer of Southern Company

Age: 68 Director since: March 2023	Board committees: None Other public company directorships: Invesco Ltd.

Director Highlights
Mr. Womack’s qualifications include operating company CEO experience, power delivery experience and human resources experience. His extensive knowledge of the Company, its customers and communities based on more than 35 years of service, as well as his external affairs and government policy expertise, are valuable to the Board.

▶Mr. Womack was named President, effective March 2023; Chief Executive Officer, effective May 2023; and Chairman of the Board, effective December 2023. He has held numerous leadership positions across the Southern Company system, most recently serving as Chairman and Chief Executive Officer of Georgia Power since June 2021 and President of Georgia Power since November 2020. Prior to that, Mr. Womack served as Executive Vice President and President of External Affairs of the Company from January 2009 to October 2020.
▶Mr. Womack joined Southern Company in 1988 and has served as executive vice president of external affairs at Georgia Power and senior vice president and senior production officer of Southern Company Generation, where he was responsible for coal, gas, and hydro generation for Georgia Power and Savannah Electric, a subsidiary of Southern Company that merged into Georgia Power in 2006. Mr. Womack also served as senior vice president of human resources and chief people officer at Southern Company, as well as senior vice president of public relations and corporate services at Alabama Power.
▶Prior to joining Southern Company, he worked on Capitol Hill for the U.S. House of Representatives in Washington D.C. He served as a legislative aide for former Congressman Leon E. Panetta and as staff director for the Subcommittee on Personnel and Police for the Committee on House Administration.
▶Mr. Womack serves on the Board of Invesco Ltd. (NYSE: IVZ), where he is a member of the Audit, Nomination and Corporate Governance and Compensation Committees. Mr. Womack served on the Board of Essential Utilities, Inc. until 2023.
▶He also serves on the Board of Georgia Ports Authority. He is past chair of the Board of the East Lake Foundation and is on the national Board of The First Tee. Mr. Womack previously chaired the Atlanta Convention and Visitors Bureau Board and the Atlanta Sports Council.

20	Southern Company 2026 Proxy Statement

Governance
Retiring Board Members

Donald M. James	Dale E. Klein
Donald M. James and Dale E. Klein will retire from our Board at the end of their terms on the date of the annual meeting. We sincerely thank them both for their many years of service to the Board, the Company and its stockholders.

Committees of the Board
Charters for each of the Board’s six standing committees can be found on the Corporate Governance section of our website at investor.southerncompany.com. All members of the Board’s standing committees are independent Directors.
Audit Committee

Members	William G. Smith, Jr.	Janaki Akella	James O. Etheredge	Attendance 100% Meetings in 2025 9 Report Page 72
	Donald M. James	David E. Meador

The Audit Committee’s duties and responsibilities include the following:

▶Oversee the Company's financial reporting, audit process, internal controls and legal, regulatory and ethical compliance.
▶Appoint the Company's independent registered public accounting firm, approve its services and fees and establish and review the scope and timing of its audits.
▶Recommend the filing of the Company's and its registrant subsidiaries' annual financial statements with the SEC.

▶Review and discuss the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm, including critical audit matters, critical accounting policies and practices, material alternative financial treatments within GAAP, proposed adjustments, control recommendations, review of internal controls for nonfinancial sustainability-related data and disclosures, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The Board has determined that each member of the Audit Committee is independent as defined by the NYSE corporate governance rules within its listing standards and rules of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Board has also determined that each member of the Audit Committee is financially literate under NYSE corporate governance rules and that William G. Smith, Jr. qualifies as an audit committee financial expert as defined by the SEC.

Business Security and Resiliency Committee

Members	Janaki Akella	Shantella E. Cooper	Attendance 100% Meetings in 2025 5
	Dale E. Klein	Kristine L. Svinicki

The Business Security and Resiliency Committee’s duties and responsibilities include the following:

▶Oversee management’s efforts to establish and continuously improve enterprise-wide security policies, programs, standards and controls, including those related to cyber and physical security.
▶Oversee management’s efforts to monitor significant security events and operational and compliance activities.
▶Oversee management’s use of artificial intelligence and associated benefits and risk management.

The Board has determined that each member of the Business Security and Resiliency Committee is independent.

Southern Company 2026 Proxy Statement	21

Governance
Compensation and Talent Development Committee

Members	Lizanne Thomas	Shantella E. Cooper	James O. Etheredge	Attendance 96% Meetings in 2025 6 Report Page 37
	Donald M. James	Dale E. Klein

The Compensation and Talent Development Committee’s duties and responsibilities include the following:

▶Evaluate the performance of the CEO at least annually, review the evaluation with the independent Directors of the Board and approve the compensation level of the CEO for ratification by the independent Directors of the Board based on this evaluation.
▶Oversee the evaluation of, and review and approve the compensation level of, the other executive officers.
▶Review and approve compensation plans and programs, including performance-based compensation, equity-based compensation programs and perquisites.
▶Review CEO and other management succession plans with the CEO and the full Board, including succession of the CEO in the event of an emergency.

▶Review risks and associated risk management activities related to human capital, including talent management, development and retention; employee engagement and well-being; Intentional Inclusion initiatives; performance management; and annual pay reviews.
▶Review the assessment of risk associated with employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives.
▶Oversee and review annually the Company’s plans for leadership development.
▶Review and discuss with management the CD&A.

The Board has determined that each member of the Compensation and Talent Development Committee is independent as defined by the NYSE corporate governance rules within its listing standards.
The Compensation and Talent Development Committee engaged Pay Governance LLC, a third-party consultant, to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with management to ensure that the executive compensation program is designed and administered consistent with the Compensation and Talent Development Committee’s requirements. Pay Governance also advises the Compensation and Talent Development Committee on executive compensation and related corporate governance trends.
Pay Governance is engaged directly by the Compensation and Talent Development Committee and does not provide any services to management unless authorized to do so by the Compensation and Talent Development Committee. The Compensation and Talent Development Committee reviewed Pay Governance’s independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Compensation and Talent Development Committee.

Finance Committee

Members	John D. Johns	James O. Etheredge	David J. Grain	Attendance 96% Meetings in 2025 6
	Donald M. James	Lizanne Thomas	John M. Turner, Jr.

The Finance Committee’s duties and responsibilities include the following:

▶Review the Company’s financial matters and recommend actions to the Board such as dividend philosophy and financial plan approval.
▶Provide input regarding the Company's financial plan and associated financial goals.

▶Review the financial strategy of and the strategic deployment of capital by the Company.
▶Provide input to the Compensation and Talent Development Committee on financial goals and metrics for the Company’s annual and long-term incentive compensation programs.

The Board has determined that each member of the Finance Committee is independent.

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Governance
Nominating, Governance and Corporate Responsibility Committee

Members	David J. Grain	Shantella E. Cooper	Attendance 95% Meetings in 2025 5
	John D. Johns	Lizanne Thomas

The Nominating, Governance and Corporate Responsibility Committee’s duties and responsibilities include the following:

▶Recommend Board size and membership criteria and identify, evaluate and recommend Director candidates.
▶Oversee and make recommendations regarding the composition of the Board and its committees.
▶Oversee succession planning for the Board and key leadership roles on the Board and its committees.
▶Review and make recommendations regarding total compensation for non-employee Directors.
▶Oversee the Company’s stockholder engagement program.

▶Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.
▶Coordinate the performance evaluations of the Board and its committees.
▶Oversee the Company’s practices and positions to advance its corporate citizenship, including environmental, sustainability and corporate responsibility initiatives.

The Board has determined that each member of the Nominating, Governance and Corporate Responsibility Committee is independent.

Operations, Environmental and Safety Committee

Members	Dale E. Klein	Anthony F. Earley, Jr.	David E. Meador	Attendance 100% Meetings in 2025 5
	Kristine L. Svinicki	John M. Turner, Jr.

The Operations, Environmental and Safety Committee’s duties and responsibilities include the following:

▶Oversee information, activities and events relative to significant operations of the Southern Company system including nuclear and other power generation facilities, electric transmission and distribution, natural gas distribution and storage, fuel and information technology initiatives.
▶Oversee business strategies designed to address the long-term reduction of GHG emissions, fleet transition and related risks and opportunities across the Company.

▶Oversee significant environmental and safety regulation, policy and operational matters, including net zero carbon strategies.
▶Oversee the Southern Company system’s management of significant construction projects.
▶Provide input to the Compensation and Talent Development Committee on the key operational goals and metrics for the incentive compensation programs.

The Board has determined that each member of the Operations, Environmental and Safety Committee is independent.

Board Composition and Structure
Board Leadership Structure
Our Corporate Governance Guidelines and our By-Laws allow the independent Directors to determine the appropriate Board leadership structure for Southern Company, including the flexibility to split or combine the Chairman and CEO responsibilities. The

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Governance
independent Directors annually, and at other appropriate times, review our Board leadership structure to determine the structure that is in the best interests of the Company and its stockholders.
The Board believes there is no single best leadership structure that is the most effective in all circumstances and that a rigid leadership structure could impede the Board’s effectiveness and ability to act in the best interests of the Company, its stockholders and the customers and communities we serve. The broad range of backgrounds, experiences and expertise of our independent Directors provide the Board with a diverse range of perspectives from which to determine the leadership structure best suited for the Company and the long-term interests of its stockholders.

▶The combined role of Chairman and CEO is held by Chris Womack, who is the Director most familiar with our business and industry (including the regulatory structure and other industry-specific matters) and is most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. During his tenure as Chairman and CEO, Mr. Womack has proven instrumental in driving forward Southern Company’s strategic priorities.
▶The Board believes that the combined role of Chairman and CEO promotes the development and execution of our strategy. Independent Directors and management have different perspectives and roles in strategy development. The CEO brings Company-specific experience and expertise, while our independent Directors bring experience, oversight and expertise from outside the Company and its industry. At the same time, several of our independent Directors have deep experience within our industry, and all of our independent Directors receive comprehensive industry information from diverse sources, both internal and external, to best position them to oversee the Company’s strategy and key risks.
▶The Board believes that the combined role of Chairman and CEO facilitates the flow of information between management and the Board, which is essential to effective corporate governance. For example, the Board recognizes the importance of presenting the Board with robust and comprehensive meeting agendas and information. As a result, a key element of the Lead Independent Director’s role is working with the Chairman to set the agenda for Board meetings and reviewing and approving the meeting materials.

While the Board determined that combining the roles of Chairman and CEO under Mr. Womack is appropriate at this time, as part of its annual review, it will continue to evaluate the Board leadership structure considering evolving industry norms, best practices and the Company’s specific needs and strategic objectives.
Role of the Lead Independent Director
The Lead Independent Director is elected by the independent Directors of the Board to serve in the role for a period of generally two to three years. Mr. Earley was elected by the independent Directors in May 2024 to serve as Lead Independent Director. The Board’s succession planning process includes the regular review of the skills, qualifications, attributes and experiences of the independent Directors to identify potential future candidates for the Lead Independent Director role.

Anthony F. Earley, Jr. Lead Independent Director Provides strong independent leadership and independent oversight of executive management

▶Chair executive sessions of the non-management Directors, which are included on the agenda of every regular board meeting, with the ability to call an executive session
▶Chair Board meetings in the absence of the Chairman
▶Work with the Chairman to set the agenda for Board meetings
▶Approve the agenda (with the ability to add agenda items) and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items
▶Approve information sent to the Board
▶Meet regularly with the Chairman

▶Act as the principal liaison between the Chairman and the non-management Directors (although every Director has direct and complete access to the Chairman at any time)
▶Serve as the primary contact Director for stockholders and other interested parties
▶Communicate any sensitive issues to the Directors
▶Oversee the independent Directors’ performance evaluation of the Chairman, in conjunction with the chair of the Compensation and Talent Development Committee
▶Partner with the Nominating, Governance and Corporate Responsibility and Compensation and Talent Development Committees and the Chairman in the recruitment and retention of Directors and management

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Governance
Role of the Independent Directors
The Board has strong, independent Directors who provide additional independent leadership to the Board and effective oversight of management. The independent Directors are free to raise subjects at a Board meeting that are not on the agenda for that meeting. An executive session, which allows the independent Directors to meet without the Chairman present, is included on the agenda of every regular Board meeting.
All of the Board’s six standing committees are comprised solely of independent Directors and independent Directors chair all of these committees. Each Board committee has a designated member of senior management, other than the Chairman, who works with the independent Director that chairs that committee to develop the committee’s agenda for each meeting. The independent Director who chairs each committee reviews and approves the agenda and materials to be covered at the upcoming meeting. The independent Directors are free to raise subjects at a committee meeting that are not on the agenda for that meeting. An executive session is included on the agenda of every regular committee meeting.
The independent Directors evaluate the performance of the Chairman at least annually. The Lead Independent Director, in conjunction with the chair of the Compensation and Talent Development Committee, is responsible for overseeing the evaluation process. Input on the Chairman’s performance is sought from all of the independent Directors. The Lead Independent Director facilitates a robust discussion of the evaluation results with the independent Directors while meeting in executive session. The Lead Independent Director and the chair of the Compensation and Talent Development Committee together discuss the evaluation with the Chairman. The evaluation is used by the Compensation and Talent Development Committee to determine the compensation to be recommended for ratification by the independent Directors.
Meetings of Non-Management Directors
An executive session, which allows non-management Directors (our independent Directors) to meet without any members of the Company’s management present, is included on the agenda of each regularly-scheduled Board meeting. These executive sessions promote an open discussion of matters in a manner that is independent of the Chairman. The Lead Independent Director chairs each of these executive sessions.
Board Independence
Director Independence Standards
No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board has adopted categorical guidelines which provide that a Director will not be deemed to be independent if within the preceding three years:
▶The Director was employed by the Company or the Director’s immediate family member was an executive officer of the Company.
▶The Director has received, or the Director’s immediate family member has received, during any 12-month period, direct compensation from the Company of more than $120,000, other than Director and committee fees. (Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered.)
▶The Director was affiliated with or employed by, or the Director’s immediate family member was affiliated with or employed in a professional capacity by, a present or former external auditor of the Company and personally worked on the Company’s audit.
▶The Director was employed, or the Director’s immediate family member was employed, as an executive officer of a company where any of the Company’s present executive officers at the same time served on that company’s compensation committee.
▶The Director is a current employee, or the Director’s immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any year, exceeds the greater of $1,000,000 or 2% of that company’s consolidated gross revenues.
▶The Director or the Director’s spouse serves as an executive officer of a charitable organization to which the Company made discretionary contributions which, in any year, exceeds the greater of $1,000,000 or 2% of the organization’s consolidated gross revenues.
These guidelines are in compliance with the NYSE corporate governance rules within its listing standards.

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Governance
Director Independence Review Process
At least annually, the Board receives a report on all commercial, consulting, legal, accounting, charitable or other business relationships that a Director or the Director’s immediate family members have with the Company and its subsidiaries. This report includes all ordinary course transactions with entities with which the Directors are associated.
▶The Board determined that the Company and its subsidiaries followed our procurement policies and procedures and our policy relating to the approval and ratification of related person transactions, that the amounts reported were well under the thresholds contained in the Director independence requirements and that no Director had a direct or indirect material interest in the transactions included in the report.
▶The Board reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the Directors are associated. The Board determined that the contributions were consistent with other contributions by the Company and its subsidiaries to charitable organizations and none were approved outside the Company’s normal procedures.
▶In determining Director independence, the Board considers transactions, if any, identified in the report discussed above that affect Director independence, including any transactions in which the amounts reported were above the threshold contained in the Director independence requirements and in which a Director had a direct or indirect material interest. No such transactions were identified and, as a result, no such transactions were considered by the Board.
▶In making its determination, the Board considered the fact that Mr. Turner, who joined the Board in 2025, is Chairman, President and CEO of Regions. During 2025, the Southern Company system continued its longstanding banking relationships with Regions and used the bank’s services in the ordinary course of business. The relationship with Regions and its predecessors has existed for more than 20 years. The payments made and received by the Southern Company system and Regions represented significantly less than 1% of the Company’s and Regions’ revenues in 2025.
▶The Board also considered that, in the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.
As a result of its review process in February 2026, the Board affirmatively determined that 13 of 14 currently serving Directors, and 11 of 12 nominees for Director, are independent. The only Director that is not independent is Mr. Womack, Chairman, President and CEO of the Company. The Board also determined that Henry A. "Hal" Clark III was independent while he served on the Board during 2025. The independent nominees for Director are Janaki Akella, Shantella E. Cooper, Anthony F. Earley, Jr., James O. Etheredge, David J. Grain, John D. Johns, David E. Meador, William G. Smith, Jr., Kristine L. Svinicki, Lizanne Thomas and John M. Turner, Jr.
Board and Committee Self-Evaluation Process
The Board and each of its committees undertake a robust and constructive self-evaluation process each year. The Nominating, Governance and Corporate Responsibility Committee annually reviews the format of the evaluation process, including whether to utilize an independent third party, to ensure that actionable feedback is solicited on the operation and effectiveness of the Board, Board committees and Director performance. For 2025, the Board continued engaging an independent third party to facilitate the evaluation, consistent with best governance practices.

1	Board Evaluation	The Lead Independent Director, in conjunction with the Nominating, Governance and Corporate Responsibility Committee, oversees the annual self-assessment process on behalf of the Board.

2	Committee Evaluations	The charter of each committee of the Board also requires an annual performance evaluation, which traditionally is overseen by the chair of each committee.

3	Interviews and Discussion
The Board self-evaluation process involves completion of a written questionnaire sent by the independent third party to each Board member, followed by a one-on-one confidential interview of each Director conducted by the independent third party. The independent third party reviews the results of the written questionnaires and interviews with the Lead Independent Director. The Lead Independent Director, along with the independent third party, leads a discussion with the full Board to review the results of the self-evaluation and identify follow up items.
The committee self-evaluation process involves a review and discussion for each committee. The process is led by the chair of each committee and is conducted in executive session.

4	Outcome	The objective is to allow the Directors to share their perspectives and consider adjustments or enhancements in response to the feedback.

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Governance
The multi-step evaluation process generates thoughtful comments and discussion among the Board and its committees, including with respect to Board composition and processes. The insights shared have led to changes designed to enhance Board effectiveness and efficiency. For example, over the past few years enhancements have been made regarding: meeting materials and discussion topics; leveraging virtual technology; Director onboarding process; ongoing opportunities for continuing education for Directors; and opportunities for Directors to interact with a broad range of emerging leaders across the system.
Board and Committee Responsibilities
Oversight of Strategy and Risk
The Board and its Committees provide oversight of the Company’s business strategy throughout the year. Various elements of strategy are discussed at every Board meeting, as well as at many meetings of the Board’s committees, and the Board receives regular updates on progress and execution from, and provides guidance to, our management team.
The Board dedicates at least one meeting each year to a deep dive on strategic planning and oversight. These sessions create a dedicated forum for a fluid exchange of viewpoints and ideas on the Company’s strategic direction and identifying new opportunities and risks as management executes upon the Company’s strategy.

In 2025, the Board participated in a multi-day, expanded off-site strategy session and system-wide board forum that included presentations by external experts and internal leaders, with robust dialogue among the members of the Board. Key topics addressed included: the evolving nature of the utility industry; the growth of data centers and energy infrastructure to support projected demand growth and related risks and opportunities for the industry; innovation and technological advancements, including artificial intelligence; the dynamic regulatory landscape; and strategies to help ensure that energy remains accessible and provides value to customers.

The Board and its committees have both general and specific risk oversight responsibilities. The Board has broad responsibility to provide oversight of significant risks primarily through direct engagement with management and through delegation of ongoing risk oversight responsibilities to the committees. Any risk oversight that is not allocated to a committee remains with the Board.
At least annually, the Board reviews our risk profile to evaluate and confirm that oversight of each risk is properly designated to an appropriate committee or the full Board. The charters of the committees and the checklist of agenda items for each committee define the areas of risk for which each committee is responsible for providing ongoing oversight.

Audit Committee
▶Reviews risks and associated risk management activities related to financial reporting and ethics and compliance-related matters.
▶Reviews the adequacy of the risk oversight process and documentation that appropriate enterprise risk management and oversight are occurring. The documentation includes a report that tracks which significant risk reviews have occurred and the committee(s) reviewing such risks. In addition, an overview is provided at least annually of the risk assessment and profile process conducted by Company management.
▶Receives regular updates from the Company's internal auditing organization and quarterly updates as part of the disclosure controls process.

Business Security and Resiliency Committee
▶Reviews risks and associated risk management activities related to AI, cybersecurity, physical security, operational resiliency and technological developments and the response to incidents with respect thereto.
▶Reviews the adequacy of processes and procedures to protect critical cyber and physical assets and resiliency of ongoing operations.

Compensation and Talent Development Committee
▶Reviews risks and associated risk management activities related to human capital.
▶Reviews the assessment of risks associated with the Company’s employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives. The review is conducted at least annually and whenever significant changes to any business unit’s compensation practices are under consideration.

Finance Committee
▶Reviews risks and associated risk management activities related to financial matters of the Company such as financial integrity, major capital investments, dividend policy, financing programs and financial and capital allocation strategies.

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Governance

Nominating, Governance and Corporate Responsibility Committee
▶Reviews risks and associated risk management activities related to the state and federal regulatory and legislative environment, stockholder activism and environmental, sustainability and corporate responsibility.

Operations, Environmental and Safety Committee
▶Reviews risks and associated risk management activities related to significant operations of the Southern Company system such as safety, system reliability, nuclear, gas and other operations, environmental regulation and policy, net zero carbon strategies, fuel cost and availability.

Each committee provides ongoing oversight for each of our most significant risks designated to it, reports to the Board on their oversight activities and elevates review of risk issues to the Board as appropriate. Each committee has a designated member of executive management as the primary responsible officer for providing information and updates related to the significant risks for that committee. These officers ensure that all significant risks identified in the risk profile we develop are regularly reviewed with the Board and/or the appropriate committee(s).
We have a robust enterprise risk management program that facilitates identification, communication and management of the most significant risks throughout the Company, employing a formalized framework in which risk governance and oversight are largely embedded in existing organizational and control structures. As a part of the governance structure, the CFO serves as the Chief Risk Officer and is accountable to the CEO and the Board for ensuring that enterprise risk oversight and management processes are established and operating effectively. In 2025, the Company undertook a review of its enterprise risk management framework and implemented enhancements that holistically assess the impact of significant risks by considering financial, reputation, and operational components.
All Directors are actively involved in the risk oversight function, and we believe that our leadership structure supports the Board’s risk oversight responsibility. Each committee is chaired by an independent Director, and the Chairman and CEO does not serve on any committee. There is regular, open communication between management and the Directors.

Spotlight on Artificial Intelligence

Acknowledging the complexities accompanying adoption of AI, the Board and its committees devote significant time and attention to AI education and oversight of the risks and opportunities associated with its implementation across the Southern Company system. We have established governance frameworks at both the Board and management levels to facilitate oversight of AI throughout the enterprise. Through robust governance, proactive oversight and a culture of accountability, the Board and management work collaboratively to help ensure AI is leveraged responsibly to drive innovation and growth.
Throughout 2025, the Board and its committees received regular updates on AI topics including the Company’s AI strategy, AI governance and policy developments and AI use cases. Specifically, the Company’s recently refreshed Code of Ethics includes a dedicated section on responsible use of AI. Recognizing the rapid pace of technological change, the Board focuses on education to strengthen its AI literacy. Through regular presentations from internal and external experts as well as continuing Director education opportunities, the Board stays informed about evolving regulatory landscapes, ethical standards and industry best practices related to AI.
Our approach to AI prioritizes ethical governance, robust policy frameworks and transparent communication with stakeholders. We have adopted an AI Acceptable Use Policy to guide employees in leveraging this technology for the benefit of our customers, while protecting data, helping to ensure accuracy, respecting intellectual property rights, helping prevent bias or ethical concerns and keeping people involved in decisions. With the Board’s input, management established an executive steering committee led by leaders from strategically relevant functions across the Company charged with helping to ensure the safe, transparent and effective systemwide implementation of AI. The committee oversees internal use case reviews for AI implementation and drives broad adoption of AI tools across the enterprise.

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Governance

Spotlight on Large Load Growth

Energy needs in our electric service territories are projected to grow rapidly, with increased demand coming from a range of commercial and industrial large load customers, including data centers. The Board and management work together to oversee the risks and opportunities of serving projected large load growth in a way that delivers value for both customers and stockholders.
The Board maintains rigorous oversight over strategies to meet the projected large load growth in a manner that supports the reliability of the grid and benefits customers. The Board and its committees regularly receive updates from senior management, including the Chief Risk Officer, and internal and external experts on, among other topics, the projected increase in large load demand, regulatory proceedings required to meet the projected growth and operating company-specific circumstances that create risk and opportunities across the enterprise.
Our CFO serves as our Chief Risk Officer and leads a committee of officers from across the system charged with oversight and governance of risks associated with responding to large load customer growth. This committee plays a critical role in managing the financial, operational and regulatory risks associated with rapid load growth from large customers and reports regularly to both the Audit Committee and the full Board. Responsibilities of the committee include:
▶Risk Governance and Analysis: Reviews due diligence and modeling of impacts on financial plans, including capital requirements, financing strategies and growth implications; reviews risk-adjusted sales forecasts to account for potential changes driven by AI and data center demand
▶Contractual and Credit Risk Management: Oversight of system-wide approach requiring sufficient collateral for new large-load contracts, incorporating contractual obligations to pay for construction costs to help offset risk to existing customers and monitoring counterparty diversification to avoid overexposure
▶Operational and Reliability Risk: Evaluates system planning and operational performance risk to avoid compromising reliability; monitors potential stranded asset risks and assesses impacts of resource retirements or additions as well as renewable integration on system flexibility

Political Engagement Oversight
As a leading energy company that serves many communities through our subsidiaries, it is important to Southern Company’s business success to participate in the political process. We make political contributions in compliance with the laws and regulations that govern such contributions and in alignment with our commitment to act with integrity. We also engage directly with lawmakers and regulators on issues of importance to the Company and its stakeholders. Constructive relationships with policymakers allow our subsidiaries to deliver clean, safe, reliable and affordable energy to customers.
We have put in place decision-making and oversight processes for political expenditures and all governmental relations activities. Both management and the Board play important roles in these governance processes, including independent Director oversight of political expenditures and lobbying activities by our Nominating, Governance and Corporate Responsibility Committee and Audit Committee. This also includes periodic review of governmental relations activities by our internal auditing organization to assess compliance with applicable laws and Company policies and procedures, the findings of which are reported to our Audit Committee.
As part of our commitment to good governance, we regularly review our disclosures against best practices. We have also engaged with our stakeholders on this topic in recent years. In the Sustainability section of our website under Policy Engagement and Advocacy at investor.southerncompany.com, we provide the following political engagement and advocacy disclosures:
▶Our Report on Political Engagement Disclosures includes political contributions made by our subsidiaries and the lobbying dollars spent by trade associations that lobby at the state and federal level and to which our subsidiaries pay annual dues of $50,000 or more.
▶Our Overview of Southern Company Policies and Practices for Political Engagement summarizes our approach to governance and oversight of these matters.
▶We describe the principles and public policy advocacy positions that are representative of the views we express in our engagements with policymakers.

Our robust political engagement disclosures evidence our commitment to transparency, accountability and strong corporate governance. We were again recognized as a “Trendsetter” by the 2025 CPA-Zicklin Index of Corporate Political Disclosure and Accountability.

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Governance
Succession Planning and Talent Development
Valuing and developing our people is a strategic priority for our Company. To support this priority, we engage in detailed discussions around succession planning and talent development at all levels within our organization. We have robust discussions and actions that occur throughout the year. The Board meets potential leaders at many levels across the organization through formal presentations and informal events on a regular basis. The Compensation and Talent Development Committee oversees the development and implementation of succession plans for senior leadership positions.
The Compensation and Talent Development Committee is also regularly updated on key talent indicators for the overall workforce, including employee engagement and recruiting and talent development programs.
The Board annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, the CEO annually provides his assessment of senior leaders and their potential to succeed in key senior management positions. The evaluation is done in the context of the business strategy with a focus on risk management.
Certain Relationships and Related Transactions
We have a robust system for identifying potential related person transactions.
▶Our Audit Committee is responsible for overseeing our Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole.
▶We conduct a review of our financial systems to identify potential conflicts of interest and related person transactions.
▶At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the executive officer, a Director or a related person has a direct or indirect interest.
▶We have a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $100,000 or approval based on documented business needs for sole sourcing arrangements.
The approval and ratification of any related person transaction would be subject to these written policies and procedures which include:
▶a determination of the need for the goods and services;
▶preparation and evaluation of requests for proposals;
▶controls and guidance regarding the evaluation of the proposals;
▶negotiation of contract terms and conditions; and
▶execution of contracts by authorized individuals.
As appropriate, applicable contracts are also reviewed by individuals in the legal, accounting and/or risk management services departments prior to being approved by the authorized individual. The authorized individual will vary depending on the department requiring the goods and services and the dollar amount of the contract.
In addition to the above procedures, the Board has adopted a written policy pertaining to the approval or ratification of related person transactions by the Nominating, Governance and Corporate Responsibility Committee.
In 2025, Ms. Cassady G. Eekhof, the daughter of Kimberly S. Greene, an executive officer of the Company, was employed by Georgia Power as an engineer and received total compensation of approximately $135,000. Also, in 2025, Mr. Terrell D. Maske, the brother-in-law of J. Jeffrey Peoples, an executive officer of the Company, was employed by Alabama Power as an environmental affairs supervisor and received total compensation of approximately $220,000.
We do not have any other related person transactions that meet the requirements for disclosure in this proxy statement.
In the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

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Governance
Information Available on Our Website
Key corporate governance information is available on our website at investor.southerncompany.com.

▶Board of Directors ▶Composition of Board Committees ▶Board Committee Charters ▶Corporate Governance Guidelines ▶Company Leadership	▶Director and Executive Stock Ownership Guidelines ▶Code of Ethics ▶Restated Certificate of Incorporation ▶Amended and Restated By-Laws	▶SEC Filings ▶Overview of Southern Company Policies and Practices for Political Engagement ▶Restrictions on Hedging or Pledging

These documents also may be obtained by requesting a copy from the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.
Engaging with our Stakeholders
We place great importance on consistent dialogue with all our stakeholders, including stockholders, employees, customers and members of the communities that we serve. We regularly engage in discussions with, and provide comprehensive information to, constituents interested in Southern Company’s strategy, performance and governance, specifically covering topics such as board governance, executive compensation, large load growth, human capital, political engagement, cybersecurity and artificial intelligence oversight and environmental compliance. We are receptive to stakeholder input and we are committed to engaged, transparent interactions.
Stockholder Engagement
Our Board prioritizes regular communication with our stockholders to better understand their viewpoints and gather feedback regarding matters of investor interest. The Nominating, Governance and Corporate Responsibility Committee oversees our stockholder engagement efforts on behalf of the Board.
The graphic below represents elements of our ongoing stockholder engagement efforts, as well as certain items that take place before, during and after our annual meeting.

Post Annual Meeting		Off-season Engagement and Evaluation of Best Practices

▶Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during proxy season
▶Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures
▶Determine Company topics for discussion during off-season stockholder engagement

▶Engage with stockholders to better understand their viewpoints, share company strategy and inform discussions in the boardroom ▶Independent Directors actively participate in engagement efforts

Annual Meeting ▶Provide a forum for stockholders to ask questions about the Company ▶Determine voting results for management and stockholder proposals

Engagement Prior to Annual Meeting		Evaluate Potential Enhancements

▶Seek feedback on potential matters for stockholder consideration at the annual meeting
▶Discuss stockholder proposals with proponents
▶Publish annual report and proxy statement
▶Discuss Board’s rationale for its voting recommendations with key stockholders

▶Review governance and executive compensation practices ▶Consider additional disclosures and governance and transparency enhancements

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Governance
Stockholder Outreach and Responsive Actions

Key Areas of Stockholder Interest	How We Responded

Board Governance
▶Board refreshment ▶How board skills align with our business strategies ▶Understanding the Board's regular self-evaluation process ▶Director onboarding process
   Board continued its regular refreshment efforts, electing two new directors in 2025; since 2023, the Board has elected five new independent Directors
   Added disclosure describing why Board skills are important to Company
   Enhanced disclosure of our robust and constructive annual Board self-assessment process that is facilitated by an independent third-party, including changes made to Board processes as a result of the feedback
   Enhanced disclosure of our Director onboarding process

Oversight of Evolving Risks and Opportunities

▶Oversight of risks and opportunities related to projected load growth in our service territories
▶Oversight of risks and opportunities related to AI
▶Continuing director education to facilitate oversight responsibilities

   Added disclosure highlighting how the Board and management work together to oversee the risks and opportunities of projected load growth and AI
   Enhanced disclosure of Directors' continuing education throughout their tenure on the Board

Governing Documents
▶Efforts to obtain stockholder approval to amend our Restated Certificate of Incorporation to reduce the only remaining supermajority vote requirement to a majority vote requirement
   At our 2025 annual meeting, stockholders approved the amendment to our Restated Certificate of Incorporation to reduce the only remaining supermajority vote requirement to a majority vote requirement, the eighth time it was put up for vote
   Undertook a thorough review of our Restated Certificate of Incorporation subsequent to the 2025 annual meeting to identify opportunities to modernize the document; the Company is putting forth Items 4 through 7 to further amend the Restated Certificate of Incorporation

Executive Compensation
▶Pay for performance alignment ▶Continued support from most stockholders for incentive compensation programs that include thoughtfully structured PSU awards
   Compensation and Talent Development Committee evaluated plan design to help ensure incentive programs produce results that are aligned with Company performance and stockholders’ interests
   Overall plan design remained consistent given stockholders’ strong support for Say on Pay (93%) at our 2025 annual meeting

Human Capital and Talent Development
▶Information about employee benefits and related programs for our broader workforce ▶Understanding our approach to talent development and succession planning
  Published a Total Rewards Benefits Overview providing information about the investments that we make in our people
  Expanded our internal talent development offerings in 2025 including through our Elevate program
   Through the successful CFO transition in mid-2025, demonstrated our deep bench of talent and thoughtful planning process

2025 and 2026 Stockholder Outreach
In 2025 and early 2026, we reached out to our 25 largest stockholders that are receptive to engagements, representing nearly 50% of our outstanding shares, and offered to engage on governance and sustainability-related topics, as well as any other topics of interest. We also reached out to stockholders that are not among our 25 largest that regularly express an interest in engaging with us. We received positive responses from, and had engagements with, stockholders representing approximately 35% of our outstanding shares. Independent Directors participated in key engagements with our largest stockholders. The stockholders we engaged with included representatives of index funds, actively-managed funds, union and public pension funds and socially-responsible investment funds. We also engaged with representatives of the Climate Action 100+ investor coalition and with key environmental stakeholders.

32	Southern Company 2026 Proxy Statement

Governance
Stockholder feedback is communicated to our Board and its committees throughout the year.
In addition, our CFO and investor relations group lead our management team in hundreds of investor meetings throughout the year to discuss our business, strategy and financial results. These discussions also include governance and sustainability-related topics. Meetings include in-person, telephone and webcast conferences.
Environmental Stakeholder Engagement
For 15 years, we have held regular environmental stakeholder forums, webinars, calls and meetings covering topics that are of interest to our environmental stakeholders. Members of senior management participate in these events.

In September 2025, we hosted an in-person environmental stakeholder forum in Washington D.C. Chris Womack, our CEO, and other senior leaders led discussions with stakeholders. Key topics discussed included: challenges and opportunities for serving projected load growth, and key terms and conditions in contracts with large load customers; enhancing resilience and affordability for customers; demand side management; R&D updates; and our GHG reduction goals. Twenty stakeholders participated in the forum. Stakeholder participants included regional environmental and socially focused non-governmental organizations, stockholder advocacy groups and state pension funds. The co-lead investors of our Climate Action 100+ investor engagement team also participated.

In 2025, we also hosted virtual stakeholder dialogues focused on Georgia Power's Integrated Resource Plan (IRP) filing and the evolution and deployment of Battery Energy Storage Systems (BESS) across our electric operations. Over 40 stakeholders joined these events that included participation by our COO, SVP of Research, Environment and Sustainability, SVP of System Planning, and other leaders from across the Company.
The annual stakeholder forum and virtual meetings are indicative of the importance Southern Company places on stakeholder engagement and are additive to the many engagements we undertake throughout the year.
Commitment to Transparency
We recognize the value our investors and stakeholders place on transparency. We provide investors with voluntary disclosures aligned to key reporting frameworks. We also provide detailed information on our decarbonization strategy through our data table and issue-specific reports designed to address stockholder feedback and frequently asked questions.

The Sustainability section of our website highlights our ongoing efforts across our core sustainability priorities:

Serve Our Customers	Invest in Our People
Advance Clean Energy	Elevate Our Communities
Lead Through Innovation	Maintain Effective Governance

We actively review reports and ratings issued by sustainability data providers and identify disclosures that can inform their analyses. As a result of these efforts, we maintain solid ratings as measured by many leading third-party providers.

Southern Company 2026 Proxy Statement	33

Governance
Director Compensation
Only non-employee Directors of the Company are compensated for service on the Board.
For 2025, the pay components for non-employee Directors were:

Annual cash retainers
Cash retainer	120,000
Additional cash retainer if serving as the Lead Independent Director of the Board	35,000
Additional cash retainer if serving as a chair of a standing committee of the Board other than the Audit Committee	20,000
Additional cash retainer if serving as chair of the Audit Committee	25,000
Annual equity grant
In deferred common stock units until Board membership ends	170,000
Meeting fees
Meeting fees are not paid for participation in a meeting of the Board	—
Meeting fees are not paid for participation in a meeting of a committee or subcommittee of the Board	—
In October 2025, the Nominating, Governance and Corporate Responsibility Committee engaged Pay Governance to provide an independent assessment of the current non-employee director compensation program to ensure continued alignment with comparable companies and sound governance practices. The Nominating, Governance and Corporate Responsibility Committee last obtained a market assessment of the program in October 2023.
Pay Governance reported that the Company's current program provides total direct compensation (cash retainer and equity grant) below the 50th percentile of utility peers and equal to the 50th percentile of a broad group of industry companies.
Based on this assessment, the Nominating, Governance and Corporate Responsibility Committee recommended, and the full Board approved, the following changes to the program effective January 1, 2026:
▶$5,000 increase to the annual cash retainer,
▶$5,000 increase to the additional cash retainer for the Lead Independent Director of the Board and
▶$10,000 increase to the annual equity grant.
Director Compensation Table
The following table reports compensation to the non-employee Directors during 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Janaki Akella	140,000	170,000		310,000
Henry A. Clark III(4)	60,000	85,000	25,000	145,000
Shantella E. Cooper	120,000	170,000		290,000
Anthony F. Earley, Jr.	155,000	170,000		325,000
James O. Etheredge(5)	90,000	127,500		217,500
David J. Grain	140,000	170,000		310,000
Donald M. James	120,000	170,000		290,000
John D. Johns	140,000	170,000		310,000
Dale E. Klein	140,000	170,000		310,000
David E. Meador	120,000	170,000		290,000
William G. Smith, Jr.	145,000	170,000		315,000
Kristine L. Svinicki	120,000	170,000		290,000
Lizanne Thomas	140,000	170,000		310,000
John M. Turner, Jr.(6)	39,783	56,359		96,142
(1)Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)Represents the grant date fair market value of deferred common stock units.

34	Southern Company 2026 Proxy Statement

Governance
(3)In connection with his retirement from the Board, the Company committed in 2025 to make a charitable donation in the name of Mr. Clark to a non-profit organization of his choice. No other non-employee Director of the Company received perquisites in an amount above the reporting threshold.
(4)Mr. Clark retired from the Board in May 2025.
(5)Mr. Etheredge joined the Board effective April 1, 2025.
(6)Mr. Turner joined the Board effective September 1, 2025.
Director Stock Ownership Guidelines
Under our Corporate Governance Guidelines, non-employee Directors are required to beneficially own, within five years of their initial election to the Board, common stock of the Company equal to at least five times the annual cash retainer. The annual equity grant for non-employee Directors is required to be deferred until Board membership ends. All non-employee Directors either meet the stock ownership guideline or are expected to meet the guideline within the allowed timeframe.
Director Deferred Compensation Plan
The annual equity grant to the independent Directors is required to be deferred in shares of common stock. The shares are not distributed until membership on the Board ends. The deferral is made under the Director Deferred Compensation Plan and earns dividends which are reinvested in additional shares of common stock until distribution. Upon leaving the Board, distributions are made in common stock.
In addition, Directors may elect to defer up to 100% of their remaining compensation in the Director Deferred Compensation Plan until membership on the Board ends. Such deferred compensation may be invested as follows, at the Director’s election:
▶in common stock units which earn dividends as if invested in common stock and are distributed in shares of common stock or cash upon leaving the Board; or
▶at the prime interest rate which is paid in cash upon leaving the Board.
All investments and earnings in the Director Deferred Compensation Plan are fully vested. Beginning with compensation earned during 2022, each Director may annually elect the manner of distribution of compensation deferred through the Director Deferred Compensation Plan for a calendar year, either a lump-sum payment or up to 10 annual distributions. A distribution election must be made no later than December 31 of the year prior to the year in which the compensation will be earned.

Southern Company 2026 Proxy Statement	35

▶As described in the CD&A beginning on page 38, we believe our compensation program provides the appropriate mix of fixed and at-risk compensation.
▶Our short- and long-term performance-based compensation program for our named executive officers ties pay to overall Company performance, aligns with stockholder interests and is competitive with our industry peers.

The Board recommends a vote FOR this proposal

We design our compensation program to attract, engage, compensate and retain our employees. We target the total direct compensation for our executives to approximate the market median and place a very significant portion of that target compensation at risk, subject to achieving both short- and long-term performance goals.
The Compensation and Talent Development Committee believes that our compensation programs effectively align executive pay with performance by:
▶Placing the vast majority (91%) of the CEO’s total compensation at risk
▶Striking the right balance between short- and long-term results
▶Selecting appropriate performance metrics, including market-based measures such as relative TSR, financial metrics such as EPS and ROE and operational goals that drive achievement of our long-term business strategy
▶Regularly monitoring the alignment between corporate performance and compensation payouts
At our 2025 annual meeting, we received 93% support of votes cast on our executive compensation program.
Throughout 2025 and into 2026, we continued our robust stockholder outreach program. Our independent Directors, including our Lead Independent Director, have participated in key engagements. Feedback from our stockholders is considered by the Compensation and Talent Development Committee in making compensation decisions.
Stockholders are voting to approve, on an advisory basis, the following resolution:
“RESOLVED, that the stockholders approve the compensation of the named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative in the proxy statement.”
Although it is non-binding on the Board, the Compensation and Talent Development Committee will review and consider the vote results when making future decisions about the executive compensation program. We currently conduct annual advisory votes to approve executive compensation, and we expect to conduct the next advisory Say on Pay vote at our 2027 annual meeting.

Our 2026 Named Executive Officers

Chris Womack	David Poroch	Stan Connally	Kim Greene	Jeff Peoples
Chairman, President and CEO of the Company	Executive Vice President and CFO of the Company	Executive Vice President and COO of the Company	Chairman, President and CEO of Georgia Power	Chairman, President and CEO of Alabama Power

The following CD&A also describes the compensation of the Company's retired Executive Vice President and CFO, Dan Tucker. Collectively, these officers are referred to as the NEOs.

36	Southern Company 2026 Proxy Statement

Letter from the Compensation and Talent Development Committee
To our Fellow Stockholders:
Southern Company is experiencing one of the most significant periods of projected growth in its history and is working to meet these increasing energy needs while continuing to deliver strong value to customers. In 2025, our teams rose to the challenge by executing on our financial plan, obtaining favorable regulatory outcomes to support our long-term objectives, delivering excellent results across our generation fleet and transmission and distribution while keeping base rates stable for customers.
With the oversight of our Committee and the entire Board, the Company's executive leadership team is committed to its strategic focus of keeping our customers at the center of all that we do. Working as One Team, Southern Company continues to excel at the fundamentals and drive innovation to deliver clean, safe, reliable and affordable energy. We believe our comprehensive total rewards and strategic talent development programs support our business strategy of maximizing long-term value to stockholders. Together, these efforts position the Company to serve this projected growth in a way that benefits all customers and communities.
Compensation Committee Oversight and Engagement
During 2025, we remained actively engaged in our oversight responsibilities for executive compensation and leadership and talent development. We are committed to aligning pay with performance each year; hiring, developing and retaining a qualified pool of talent; and promoting alignment of our compensation program with the Company’s long-term strategy and stockholders’ expectations. We maintained our active involvement in stockholder outreach, which includes independent Director participation in key engagements and regular updates from management.
Aligning Pay with Performance
▶We believe our compensation plan design aligns CEO compensation with execution of our business strategy and value creation for stockholders.
▶We assessed our plan's effectiveness at striking the right balance between short- and long-term results and alignment with business strategy, key financial objectives and stockholder interests.
▶We reviewed and approved the performance goals for the CEO for 2025 and engaged in ongoing performance assessment dialogue throughout the year.
▶Utilizing an independent third party, we facilitated the CEO's performance review with all independent Directors.
Investing in Our People
▶We regularly engaged with management on the Company's human capital strategy to address workforce risks and opportunities, including deep dives into the Company's leadership development programs, enhancements to mitigate the elevated executive security risk profile and technology leveraged to address shifting workforce dynamics.
▶Our Committee discussed senior leadership talent, received updates on the Company's talent management process throughout the year and facilitated regular Board engagement with high potential employees and future leaders. The Company takes a holistic One Team approach to our people, leveraging the Company's strengths as a whole as we look toward continuing to do what the energy industry was built to do — supporting economic prosperity and serving extraordinary growth.
Report of the Compensation Committee
We met with management to review and discuss the CD&A. Based on that review and discussion, we recommended to the Board that the CD&A be included in this proxy statement.

Lizanne Thomas	Shantella E. Cooper	James O. Etheredge	Donald M. James	Dale E. Klein

Southern Company 2026 Proxy Statement	37

Compensation Discussion and Analysis
Pay for Performance Alignment
CEO Pay for 2025 is Aligned with Company Performance

CEO 2025 Target Pay
In making 2025 pay decisions for our CEO, the Committee focused on aligning CEO pay and Company performance.
▶Placed over 90% of the CEO’s total compensation at risk based on the achievement of Committee-approved goals
▶Selected metrics and targets to align pay with long-term value creation for stockholders
▶Actively reviewed performance to align payouts in a manner consistent with stockholder interests and feedback

91%
Performance-Based
9%
Salary
12%
Short-Term Incentive Award
79%
Long-Term Incentive Awards

We continue to create significant long-term returns for our stockholders. The CEO's incentive compensation was tied to the Company's financial and operational performance and stockholder value created from 2023 to 2025 relative to our industry peers.
Adjusted EPS Performance

$3.41
$3.60
$3.65
$4.05
$4.30
2021
2022
2023
2024
2025
Adjusted EPS

▶We delivered strong adjusted EPS results at or above the top end of our projected EPS guidance ranges. These results were driven by a combination of continued investment in our state-regulated utilities, customer growth and increased usage in our electric businesses and a continued focus on bringing efficiencies to our customers.
▶We believe that evaluating performance based on adjusted EPS aligns with stockholder interests, with the Committee engaged in evaluating potential EPS adjustments for compensation payout purposes. For a discussion of the Committee's review of the financial goal payouts, see page 42.
▶GAAP reported EPS was $2.26 in 2021, $3.28 in 2022, $3.64 in 2023, $4.02 in 2024 and $3.94 in 2025. For a reconciliation of adjusted EPS to EPS under GAAP, see page 92.

Operational Performance

Surpassed generation, transmission and distribution reliability goal targets

Delivered on customer satisfaction goals with top quartile results across benchmarks

Promoted a culture of Safety First and minimized serious injuries

▶Southern Company has a remarkable dividend track record, having paid a dividend equal to or greater than the previous quarter for 78 consecutive years. Our disciplined financial management has enabled delivery on our long-standing commitment to regular, predictable and sustainable adjusted financial results and superior risk-adjusted long-term returns for investors.

15.75% Dividend Growth over Past 5 Years

38	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
Sustained Top Quartile Relative TSR Performance
*    Industry peers selected by the Committee for determining TSR performance are generally consistent over the last five years, with minor adjustments for mergers or other business combinations and refinements, based on recommendations from our independent compensation consultant, to better match the Company’s profile (see page 52), and are disclosed in the applicable proxy statement for the year the grant was made.

2025 Performance Against Key Compensation Plan Metrics for our CEO
▶Achieved the top of our adjusted EPS guidance range with payout at 176% of target for our short-term incentive plan
▶Exceeded our annual operational goals for customer experience, reliability, and workforce goals with a payout of 185% of target for our short-term incentive plan
▶Delivered on our objective to provide long-term value to stockholders with top quartile TSR and ROE results and a target level outcome on our GHG Reduction Metric, with relative TSR payout at 183% of target, consolidated ROE payout at 187% of target and GHG Reduction Metric payout at 97% of target for our long-term incentive plan

Executive Compensation Best Practices

What We Do	What We Don’t Do

  Align actual payouts with performance and stockholder interests
  100% of short- and long-term incentive awards are performance based
  Independent compensation consultant retained by the Committee
  Policy against hedging and pledging of stock by Directors and executive officers
  Executive officers receive limited perquisites that make up a small portion of total compensation
  Change-in-control severance payouts require double-trigger of change in control and termination of employment
  Strong stock ownership requirements for executive officers
  Annual compensation review conducted to help ensure fair pay

  Annual compensation risk assessment undertaken with input from an independent consultant
  Clawback provisions apply to all incentive compensation awards with enhanced Clawback Policy provisions for key executives, including in the event of misconduct
  91% of CEO target pay is at risk based on achievement of performance goals
  Evaluate stockholder feedback through year-round engagement and results of prior years' Say on Pay votes
  Dividends on stock awards paid only if underlying award is earned
  Establish rigorous financial goals that align to external guidance and non-financial goals that primarily target top quartile industry performance

  No tax gross ups on executive perquisites for executive officers (except on certain relocation-related expenses)
  No employment agreements with our executive officers
  No excise tax gross-ups on change-in control severance arrangements
  No additional service granted under supplemental retirement plans since 2014

Southern Company 2026 Proxy Statement	39

Compensation Discussion and Analysis
Executive Compensation Program
Overview of Key 2025 Compensation Components

Element	Vehicle	Link to Stockholder Value
Base Salary	Cash	▶Fixed cash compensation rewards scope of responsibility, experience and individual performance to attract and retain top talent
Annual Performance Pay Program (PPP)	Cash
▶Promotes strong short-term business results by rewarding value drivers, without creating an incentive to take excessive risk
▶Serves as key compensation vehicle for rewarding annual results and differentiating performance each year

Long-Term Incentive Program (LTI)	Performance share units (PSUs) (paid in shares of common stock) Performance-based restricted stock units (PRSUs) (paid in shares of common stock)
▶PSUs reward achievement of financial goals and stock price performance compared to utility peers over a three-year period
▶PRSUs reward achievement of financial goals related to our ability to pay regular dividends while promoting employee retention
▶Equity awards provide a significant stake in the long-term financial success of the Company that is aligned with stockholder interests and promotes employee retention
▶For the CEO, CFO and COO, PSUs link a portion of LTI compensation with the Company’s GHG reduction goals

Employee Savings Plan	401(k) plan	▶Creates shared responsibility for retirement through matching contributions
Pension Benefits	Defined benefit and supplemental pension plans	▶Financially efficient vehicle to provide market-competitive retirement benefits while promoting employee retention
2025 Executive Officer Compensation Decisions
In consultation with its independent consultant, Pay Governance, the Committee continued to evaluate the executive officer compensation of peer utility companies to develop ranges of total compensation for similarly situated executives. In setting target compensation for the CEO, the Committee took into account the relative revenue, market capitalization and complexity of each peer company as compared to the Company.
Southern Company is considerably larger than the majority of the companies in the industry. Compared to the peer group used to set compensation decisions, Southern Company ranks at the 96th percentile when comparing net annual revenue and at the 100th percentile when comparing market capitalization. For more information on the size of the Company compared to its peer group, see page 53.
Base Salary
▶The Committee determines the CEO’s base salary based on its comprehensive review of his tenure in the role, his individual performance and overall company performance, considering competitive market data provided by its independent compensation consultant.
▶The CEO recommends base salary adjustments for each of the other executive officers for the Committee’s review and approval. The recommendations consider competitive market data provided by the Committee’s independent compensation consultant, the need to retain an experienced team, internal fairness, time in position, recent base salary adjustments and individual performance. Individual performance includes, among other things, the individual’s relative contributions to the achievement of financial and operational goals.
▶Base salary adjustments are effective as of March 1 each year.

40	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis

Name	2024 ($)	2025 ($)
Chris Womack	1,500,000	1,575,000
David Poroch(1)	-	775,000
Stan Connally	820,343	870,000
Kim Greene	945,005	988,000
Jeff Peoples	797,500	864,000
Dan Tucker	838,208	876,000
(1)Effective July 31, 2025, Mr. Poroch's annual base salary increased from $516,000 to $775,000 in connection with his appointment as Executive Vice President and CFO of the Company. Mr. Poroch was not an executive officer during 2024.
Short-Term Incentive Compensation
2025 Annual Performance Pay Program (PPP)
The formula for computing PPP payouts is as follows:

Base Salary	Target Award Percentage	Performance Goal Achievement	PPP Award Earned

	(% of Base Salary; varies by pay grade)	(Payout ranges from 0% to 200%)

2025 PPP Goal Weighting
CEO, CFO, COO and Retired CFO

■	65%	EPS
■	35%	Operational

Other NEOs

■	45%	EPS
■	20%	Business Unit Net Income
■	35%	Operational

The PPP program also includes an individual modifier that provides the Committee with the flexibility to adjust the total payout by +/- 10 percentage points based on individual performance.
Goal Rigor and Process Used to Set Goals
▶We use a rigorous goal setting process that includes three Board committees:
•The Finance Committee reviews and approves the financial plan, including short-term targets and long-term objectives.
•The Operations, Environmental and Safety Committee reviews the operational goal objectives and methodology for each of the goal benchmarks and makes recommendations to the Compensation Committee.
•The Compensation Committee reviews the input provided and approves PPP goal stretch targets to motivate the leadership team to deliver results. The Committee evaluates the PPP goals compared to internal expectations, industry benchmarks, recent relative and absolute performance and anticipated challenges and opportunities within the performance period.
▶The Compensation Committee sets the financial goals for EPS and business unit net income based on the Company’s financial plan and investor growth expectations, focusing on providing regular, predictable and sustainable EPS and dividend growth.
▶The Compensation Committee sets the operational goals to focus on delivering clean, safe, reliable and affordable energy to our customers. During 2025, the Compensation Committee undertook a thorough review of the pay for performance alignment of the operational goals with the assistance of our independent compensation consultant.
▶PPP Funding Threshold: no payout under the PPP can be made if events occur that impact the Company’s financial ability to fund the common stock dividends

Southern Company 2026 Proxy Statement	41

Compensation Discussion and Analysis
Financial Goal Setting Process

The Committee believes that paying on adjusted EPS and business unit net income in conjunction with active Committee engagement aligns pay outcomes with Company financial performance and stockholder interests

In setting the financial goals, the Committee reviews the financial plan approved by the Finance Committee to reflect the current economic and regulatory environment and expectations for investment opportunities with the aim to deliver regular, predictable and sustainable EPS and dividend growth to stockholders over the long term.
The Committee believes that setting goals in support of the achievement of our long-term EPS growth objectives is in the best interest of stockholders, rather than absolute comparisons of year-over-year GAAP results. This approach focuses on the long-term EPS growth trajectory and, when setting the EPS goal, considers unique factors that may have impacted the prior year’s results, such as weather-related revenue and expenses; regulatory, legislative or policy changes from federal or state authorities; and the impact of acquisitions and dispositions.
The Committee aligns the EPS goal with our publicly-announced guidance range and considers industry comparisons and growth expectations to establish the threshold, target and maximum performance levels. This process resulted in the Committee setting the following EPS goal for 2025.

Year	EPS Guidance Range	EPS Target (Middle of Guidance)	Year over Year EPS Target Increase
2025	$4.20 - $4.30	$4.25	$0.25 (6.25%)

For 2026, the Committee set a target EPS goal of $4.55 reflecting the middle of the 2026 EPS guidance range.
When determining payouts on the financial goals, the Committee remains actively engaged at every regular Committee meeting in reviewing potential EPS or net income adjustments. In approving these adjustments, the Committee considers whether the item was contemplated in the financial plan, whether the item was outside of normal operations (one-time versus recurring item or something outside of management’s control) and whether the pay outcome would align with stockholder interests.

Goal	Why it’s important	What it measures and how we set the goal
EPS	▶Supports commitment to provide stockholders superior risk-adjusted returns and to support and grow the dividend
▶The Company’s net income from ongoing business activities divided by average shares outstanding during the year
▶EPS target is consistent with our financial plan and aligned with the midpoint of our publicly-announced guidance range for the year

Business Unit Net Income	▶Supports delivery of stockholder value and contributes to the Company’s sound financial policies and stable credit ratings	▶Net income for the relevant business unit ▶Targets are consistent with our 2025 financial plan
Operational Goal Setting Process

The Committee believes that operational goal targets should be set at challenging levels to achieve and drive top quartile performance and continuous improvement

The Committee establishes operational goals that are primarily based on industry benchmarks, with the objective of delivering top quartile results, and top decile where appropriate, compared to industry peers. For goals that do not have a comparable industry benchmark, the Committee sets stretch targets to motivate continuous improvement.
As part of its goal-setting process, the Committee reviews previous goals and performance along with input from the Operations, Environmental and Safety Committee on operational goals to appropriately align the threshold, target and maximum goals with Company performance expectations.

42	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
2025 Financial and Operational Performance

Goals				Result	Goal Performance

Financial Goals (Weight 65%)
	Threshold	Target	Maximum	Result	Performance(1)

Adjusted EPS(2)	$4.05	$4.25	$4.45	$4.30	176%
Alabama Power Net Income (millions; Mr. Peoples)	1,349	1,493	1,550	1,515	175%
Georgia Power Net Income (millions; Ms. Greene)	2,489	2,745	2,850	2,810	183%

Operational Goals - Customer Experience and Reliability (Weight 21%)(3)
		Target		Result	Performance(1)

Customer Satisfaction (Electric)	Median on J.D. Power and Net Promoter Score benchmarks			Top quartile results overall (2nd quartile in certain business unit segments)	185%
Customer Satisfaction (Gas)	Customer Experience: 78.1% J.D. Power: 523			Customer Experience: 85.0% J.D. Power: 533	185%
Generation Reliability Annual Equivalent Forced Outage Rate (EFOR)	6.00%			2.26%	200%
Carbon-Free Resource Availability Capacity to generate energy from carbon-free resources	Nuclear capability factor: 89.5% Solar and wind: 95.2% Hydro: 81.0%			Nuclear capability factor: 90.7% Solar and wind: 97.0% Hydro: 90.3%	188%
Transmission Outage Duration	5.5			4.5	200%
Transmission Outage Frequency	0.089			0.089	100%
Distribution Outage Duration	116.2			101.5	200%
Distribution Outage Frequency	1.079			0.895	200%
Damage Ratio (Gas)	2.30			2.48	22%
% of Leak Responses > 60 mins (Gas)	1.80%			1.39%	200%
Miles of Main Pipeline Replaced (Gas)	98			110	200%

Operational Goals - Workforce Goals (14%)(3)
		Target		Result	Performance(1)

Safety	Improve safety culture, prevention, and reduce serious injuries			Significantly exceeded targets	191%
Work Environment	Achieve top quartile on work environment benchmarks			Significantly exceeded targets	190%

(1)Performance is reflected as a percentage of target.
(2)In determining EPS and net income for compensation goal achievement purposes, the Committee excluded credits/charges related to estimated loss on plants under construction, including the impact of joint owner cost-sharing, as well as income tax charges related to the remeasuring of certain deferred tax assets; accelerated depreciation related to the repowering of certain wind facilities at Southern Power; costs associated with the extinguishment of debt at Southern Company parent; a gain on sale associated with a discontinued multi-use commercial facility at Alabama Power; estimated loss at Southern Company Gas related to Nicor Gas capital investment disallowances; and an adjustment to certain tax benefit from tax reform at Southern Company Gas, consistent with the adjusted EPS in the Company’s year end 2025 earnings announcement. For a reconciliation of EPS, as adjusted, to EPS under GAAP, see page 92.
(3)These operational goals and performance results are specific to the Company's CEO, CFO, COO and former CFO.
The operational goal weighting for the specific operating companies of Ms. Greene and Mr. Peoples are Customer Satisfaction and Reliability at 21% and Workforce 14%.

Southern Company 2026 Proxy Statement	43

Compensation Discussion and Analysis
2025 Individual Performance
CEO Performance Assessment
During 2025, we continued our track record of strong reliability and superior customer service, obtained favorable regulatory outcomes with the Alabama, Georgia and Mississippi PSCs and executed our financial plan while advancing our energy portfolio and investing in our award-winning workforce. Below are the performance highlights for the CEO noted by the Committee for 2025. Mr. Womack, our CEO, was instrumental in leading our Company during this successful year and positioning us for continued future growth.

Chris Womack Chairman, President and CEO

Deliver Financial and Operational Success
▶Executed on our financial plan with adjusted EPS at the top of guidance
▶Successful outcome with Alabama, Georgia and Mississippi PSCs including multi-year rate stabilizations as well as approval of Georgia Power's 2025 IRP to meet projected load growth
▶Operational excellence across generation, power delivery and gas operations
▶Continued emphasis on Safety First with significant reduction of serious injuries compared to 2024 and national recognition for programs
▶Achieved strong customer satisfaction results across all business segments and developed cross-functional teams to address large load growth opportunities
▶Advanced the growth of the electric fleet to meet projected growth, including acquisition of the Lindsay Hill natural gas plant, certification of 9,900 MW by the Georgia PSC including nine BESS projects and two combined BESS and solar projects, Southern Power's acquisition of four new wind repowering projects and investment in additional transmission to deliver energy to customers
▶Deployed AI technology and leveraged data analytics in a wide range of operational processes to improve the effectiveness and reliability of our system
▶Nationally recognized and innovative R&D accomplishments, including the largest successful validation of 50% hydrogen fuel blending on an advanced class gas turbine at Georgia Power's Plant McDonough-Atkinson

Maintain Focus on Culture and Talent Development
▶Continued to promote a One Team, cross-company mindset and cultivate a culture that can reimagine work
▶Expanded talent readiness initiative focused on building business acumen, organizational efficiencies and emotional intelligence to bolster leadership competencies and effectiveness
▶Developed and launched an all-employee development program, Elevate, that delivered 180 courses, both in-person and virtual, to almost 4,000 employees
▶Maintained a robust executive pipeline through a commitment to succession planning and development
▶Achieved record level participation in biennial employee engagement survey with favorable responses reflecting a clear shared vision for and collective optimism about the future of our Company

Execute Strategic Engagement with Key Stakeholders
▶Led robust stakeholder engagement program including an annual stakeholder forum
▶Participated in World Economic Forum, Clean Energy Forum, D-Tech Conference on Load Growth, Reliability and Equitable Data Center Expansion, Hamm Institute for Global Leadership Summit, Business Roundtable and Invest in our Future

Foster Transparent and Collaborative Board Relationship
▶Led business strategy as the Company prepares to meet projected increasing energy demand in a way that benefits all customers and communities while leading the way to a stronger, more resilient energy future
▶Collaborated with the Board to continue regular refreshment process, including the onboarding of two new Directors
▶Oversaw a comprehensive Company-wide evaluation and upgrade of executive protection program

44	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
Other NEOs Performance Assessments
The Committee recognized the leadership and performance of our NEOs during 2025 that drove our Company's many achievements. In 2025, our executive leadership team delivered on our financial and operational objectives, worked collaboratively to leverage efficiencies and encourage innovation with a focus on customer value and reliability. The Committee believes that the executive leadership team's overall performance was crucial to the successes highlighted above for 2025, and acknowledges that the team surpassed expectations for the year.

The following areas were considered when assessing the overall performance of the NEOs:

▶Strong financial and operational performance with adjusted EPS at top of guidance range
▶Continued to enhance the customer experience and strengthen customer satisfaction and loyalty
▶Facilitated customer growth and constructive regulatory, legislative and policy outcomes
▶Implemented enterprise-wide governance processes to develop a consistent, sustainable approach to meeting large load growth opportunities

▶Led business initiatives with a focus on collaborating as One Team and leveraging innovation to help ensure that we are positioned for success
▶Invested in our employees, including employee well-being, recruitment and development, and advancing Our Values
▶Strengthened leadership capabilities and bench strength, and fostered a culture of inclusion, engagement, innovation and execution

2025 PPP Payouts

Name	Target 2025 PPP Opportunity (% of salary)	Target 2025 PPP Opportunity ($)	EPS Payout (%)	Net Income Payout (%)	Operational Payout (%)	Total Payout (%)	2025 PPP Payout ($)
Chris Womack	130%	2,047,500	176%	N/A	185%	179%	3,665,025
David Poroch(1)	55% / 85%	522,970	176%	178%	187% / 185%	179%	938,606
Stan Connally	90%	783,000	176%	N/A	185%	179%	1,401,570
Kim Greene	100%	988,000	176%	183%	191%	183%	1,808,040
Jeff Peoples	100%	864,000	176%	175%	182%	178%	1,537,920
Dan Tucker(2)	90%	788,400	176%	N/A	185%	179%	1,040,081
(1)PPP target and payout were prorated to reflect change in position as of July 31, 2025.
(2)PPP payout was prorated to reflect retirement from the Company effective October 1, 2025.
In connection with their assessment of the 2025 performance of the CEO and other NEOs, the Committee did not exercise its flexibility to apply the individual modifier to adjust the 2025 PPP payouts.

Southern Company 2026 Proxy Statement	45

Compensation Discussion and Analysis
Long-Term Equity Incentive Compensation
2025-2027 Long-Term Equity Incentive Program

		Weighting
Metric(s)		CEO, CFO, COO & Retired CFO	Other NEOs

PSUs - Relative TSR & Consolidated ROE Earned solely on achievement of performance goals over 2025-2027 performance period	•Relative TSR measured against an industry peer group •Consolidated Southern Company ROE	65%	70%

PSUs - GHG Reduction Metric Earned solely on achievement of three-year performance metrics aligned with Company’s fleet transition to support our GHG reduction goals	•Quantitative metric of cumulative MW change •Qualitative modifier	10%	N/A

PRSUs - Cash from Operations Goal Earned if 2025 cash from operations exceeds 2024 dividends. If earned, vest over three-year period	•Cash from operations must exceed prior year’s dividends paid	25%	30%

▶If earned, LTI awards are settled in common stock. Accrued dividend equivalent units (DEUs) are received only if the underlying LTI award is earned and paid out.
2025-2027 Performance Share Unit Award
The PSU award includes financial performance goals over the three-year performance period from 2025 to 2027 and is further subject to a credit quality threshold requirement.

Goal	Why it’s important	What it measures and how we set the goal
Relative TSR	Aligns award with shareholder returns on a relative basis over the performance period
TSR relative to a utility peer group of companies that are believed to be most similar to the Company in both business model and investors. It measures investment gains arising from stock price appreciation and dividends received from that investment. The peer group is described on page 52 and is subject to change based on merger and acquisition activity.

Consolidated ROE	Aligns performance with delivering sustainable returns on invested capital	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Company Gas and Southern Power
GHG Reduction Metric (for CEO, CFO, COO and Retired CFO)	Aligns performance with Southern Company’s fleet transition to support GHG reduction goals	GHG Reduction Metric measures the progress on the Company’s fleet transition through quantitative and qualitative metrics
Credit Quality Threshold Goal: The Consolidated ROE goal is also subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating falls below investment grade at the end of the three-year performance period, the payout for the Consolidated ROE goal will be reduced to zero.
For Relative TSR and Consolidated ROE, a threshold, target and maximum goal was set at the beginning of 2025.

	Relative TSR Performance	Consolidated ROE Performance	Payout
Maximum	90th percentile or higher	13.75%	200%
Target	50th percentile	11.50%	100%
Threshold	10th percentile	10.00%	0%

46	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
2025-2027 GHG Reduction Metric for Certain Executives
In 2018, the Company set GHG reduction goals to reduce emissions by 50% from our 2007 baseline by 2030 and to reach net zero by 2050. Taking into account stockholder interest in linking CEO compensation with these goals, the Committee incorporated a PSU GHG Reduction Metric in 2019 designed to include quantitative measures consistent with our interim goal and qualitative measures to assess actions taken to assist us in reaching our net zero goal.
For the 2025-2027 performance period, ten percent of LTI awards of the CEO, CFO, COO and Retired CFO were allocated to the GHG Reduction Metric. The quantitative metric was chosen to align with our 2025 system-wide IRP developed to support our electric companies' state PSC regulatory filings (2025 IRP). The target MWs of the 2025-2027 quantitative metric incorporate investments supportive of the reliability, resiliency and affordability of our generation portfolio, including solar, energy storage, energy efficiency and demand response.
The 2025-2027 GHG Reduction Metric has both quantitative and qualitative components.
Quantitative Component: The Committee continued to express the quantitative measure in terms of cumulative change in MWs over the three-year performance period.
▶Expressing the measure as the cumulative change in MWs reflects the transition in our overall generation fleet. Had the Committee chosen to express the measure in terms of the absolute or relative decreases in emissions, results could be impacted by factors outside the Company’s control such as annual changes to weather patterns, the strength or weakness of the economy and fuel prices and availability, potentially resulting in an unwarranted increase or decrease in incentive compensation.
▶The cumulative MW metric includes MW changes from adding zero-carbon and renewable energy MWs, including energy storage, as well as energy efficiency and load flexibility/demand response MWs. The metric also includes any MW changes due to placing coal or gas steam generation units in retirement status or inactive reserve (meaning no longer available for routine generation operations and dispatch, but available for resiliency and reliability).
▶The MW contribution toward the goal performance is determined by the GHG reduction for each generation resource as set forth below.

Type of Generation	MW Crediting
Addition of solar, nuclear and hydro	1.0 Times
Addition of wind(1)	1.25 Times
Addition of energy storage(2)	4 to 8 hours of full-load discharge: 0.5 Times > 8 hours of full-load discharge: 0.75 Times
Energy Efficiency	1.0 Times
Load Flexibility / Demand Response	1.0 Times
Retirement of coal or gas steam	1.0 Times

(1)Recognition of wind’s greater capacity factor
(2)Energy storage, either stand-alone or paired with solar, with a full-load storage discharge duration of 4 to 8 hours and available for providing capacity and energy benefits under the control of Southern Company’s fleet operations personnel will receive 0.5 MWs credit for each additional nameplate MW. Energy storage with a full-load discharge duration of greater than 8 hours will receive 0.75 MWs credit for each additional nameplate MW.
Setting The Quantitative Component
The GHG metric is based on the cumulative, realized actual change in MW over a forward-looking three-year performance period. Achievement of the metric is based on the actual date when new zero carbon and renewable generation begins commercial operation. The MW changes vary from year to year due to the discrete size of individual generation units and the lead times to implement the changes. For the 2025-2027 performance period, the target cumulative MW change was set based on the then-current fleet transition plan reflected in the 2025 IRP. The stretch goal was set higher to accelerate achievement of the interim goal.
▶100% payout target metric: Set based on the projected MW change in 2025-2027 as reflected in the Company's 2025 IRP
▶150% payout stretch metric: Set at a level over 30% greater than the target
Below are the net MW change metrics for the 2025-2027 performance period approved by the Committee in February 2025.

	2025-2027 Cumulative MW Change(1)	Payout % of Target
	< 730 MW	0%
Threshold	730 MW	50%
Target	1,460 MW	100%
Maximum	1,900 MW	150%
(1)Goal is expressed in cumulative MW change. Not all MWs have the same GHG emission impacts.

Southern Company 2026 Proxy Statement	47

Compensation Discussion and Analysis
Qualitative Component: The qualitative component creates incentives to achieve our net zero goal. The Compensation Committee, with input from the Operations, Environmental and Safety Committee, evaluates the relevant NEOs' leadership in advancing the energy portfolio of the future. The qualitative component is applied as a modifier to the payout determined under the quantitative component, providing an adjustment ranging from -25% to +50%. The qualitative analysis takes into account leadership and energy policy efforts, decarbonization R&D investments, other investments and new business development.
2025-2027 Performance-Based Restricted Stock Units Award
▶PRSU Threshold: PRSUs are earned only if Southern Company’s cash from operations in 2025 exceeds $3.13 billion, the amount of dividends paid in 2024. If earned, the PRSUs vest one-third each year over a three-year period. On February 11, 2026, the Compensation Committee certified that the 2025-2027 PRSU threshold was met because Southern Company's cash from operations during 2025 was approximately $9.8 billion. One-third of the 2025-2027 PRSUs vested on such date and the remainder will vest in equal amounts on the second and third anniversaries of the grant dates.
▶The Committee believes that allocating a portion of the LTI program for the NEOs to PRSUs with a one-year performance goal related to our ability to pay regular dividends and a vesting period of three years continues to provide alignment with stockholders and enhance retention. Our stockholders have expressed support for an award that combines a financial metric supporting our regular dividends and time-based vesting to bolster retention.
2025-2027 Long-Term Equity Incentive Grants

Name	Target as Percent of Base Salary		PSU – Relative TSR(1)	PSU – Consolidated ROE(1)	PSU – GHG(1)	PRSU – Cash From Operations(1)	RSU	Total Long-Term Grant (100%)
Chris Womack	850%	$	5,355,000	3,346,875	1,338,750	3,346,875	—	13,387,500
		# of units	63,849	39,906	15,962	39,906	—	159,623
David Poroch(2)	95%	$	195,980	146,985	—	—	146,985	489,950
		# of units	2,337	1,753	—	—	1,753	5,843
	260%	$	254,175	158,859	63,544	158,859	—	635,437
		# of units	2,676	1,672	669	1,672	—	6,689
Stan Connally	265%	$	922,200	576,375	230,550	576,375	—	2,305,500
		# of units	10,996	6,872	2,749	6,872	—	27,489
Kim Greene	275%	$	1,086,800	815,100	—	815,100	—	2,717,000
		# of units	12,958	9,719	—	9,719	—	32,396
Jeff Peoples	275%	$	950,400	712,800	—	712,800	—	2,376,000
		# of units	11,332	8,499	—	8,499	—	28,330
Dan Tucker	275%	$	963,600	722,700	—	722,700	—	2,409,000
		# of units	11,489	7,181	2,872	7,181	—	28,723
(1)Certain metrics for the 2025-2027 LTI grant for the CEO, CFO, COO and retired CFO are weighted slightly different than for the other NEOs as noted above.
(2)Mr. Poroch's February 2025 LTI grant target was 95% of base salary and included PSUs and RSUs. Mr. Poroch's August 1, 2025 LTI grant was made in connection with his promotion to EVP and CFO and the target was 260% of his adjusted base salary, prorated for his time in that role during 2025.
The number of shares granted was determined by using the target value divided by the closing price of common stock on the date the Committee approved the grant (February 5, 2025, other than Mr. Poroch's August 1, 2025 grant). PSU awards with performance tied to relative TSR are valued in the Summary Compensation Table and Grants of Plan-Based Awards Table using a Monte Carlo analysis, resulting in amounts that differ from what is shown in this CD&A. For more information on the valuation of those PSUs and the Monte Carlo value, see the footnotes following the Summary Compensation Table and the Grants of Plan-Based Awards Table.
2023-2025 Long-Term Equity Incentive Performance Results
2023-2025 PRSU Performance
On February 7, 2024, the Compensation Committee certified that the 2023-2025 PRSU threshold was met because Southern Company's cash from operations during 2023 of approximately $7.6 billion exceeded $2.98 billion, the amount of dividends paid in 2022. The PRSUs then vested one-third each year over the three-year period with the final vesting occurring on February 1, 2026.

48	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
2023-2025 Overall PSU Performance

Performance Results
PSUs – Relative TSR	183%
PSUs – Consolidated ROE(1)	187%
PSUs – GHG (for Chris Womack, Stan Connally and Dan Tucker)(2)	97%
Total PSU Performance for Chris Womack, Stan Connally and Dan Tucker	177%
Total PSU Performance for David Poroch, Kim Greene and Jeff Peoples	185%
2023-2025 Overall PSUs Earned

Name	2023-2025 Target PSUs	2023-2025 PSUs Earned
Chris Womack	92,274	179,548
David Poroch	4,587	9,453
Stan Connally	21,273	41,031
Kim Greene	25,160	51,854
Jeff Peoples	20,267	41,769
Dan Tucker	23,685	45,681
2023-2025 Financial Goal PSU Performance

Financial Goals	Threshold (%)	Target (%)	Maximum (%)	Result (%)	Achievement (%)
Relative TSR (percentile rank)	10%	50%	90%	83%	183%
Consolidated ROE(1)	10.00%	11.50%	13.75%	13.45%	187%
(1)In determining Consolidated ROE for compensation goal achievement purposes for the 2023-2025 performance period, the Committee excluded credits/charges related to estimated loss on plants under construction, including the impact of joint-owner cost sharing, as well as income tax charges related to the remeasuring of certain deferred tax assets (2023-2025); disposition impacts (2023, 2025); costs associated with the extinguishment of debt at Southern Company parent (2023, 2025); estimated loss at Southern Company Gas related to Nicor Gas capital investment disallowances  (2023, 2025); an impairment loss associated with a discontinued multi-use commercial facility at Alabama Power (2024); accelerated depreciation related to the repowering of certain wind facilities at Southern Power (2024-2025); and a tax benefit related to an adjustment to the 2017 Tax Cuts and Jobs Act impact on certain deferred income tax balances at Southern Company Gas (2025). For a reconciliation of net income, as adjusted, to net income under GAAP, see page 92. The Committee confirmed that the credit quality threshold was achieved on December 31, 2025.
(2)At the time of the 2023-2025 long-term incentive award grant, Mr. Poroch was not serving as the CFO and did not receive any PSUs subject to the GHG goal.
2023-2025 GHG Reduction Metric PSU Performance (CEO, COO & Retired CFO)
Quantitative Component
The target for the 2023-2025 award was a 2,526 cumulative MW change over the three-year performance period. The Company achieved 1,848 MWs of fleet transition, or 72% of target, through Plant Vogtle Unit 3 and Unit 4 being placed into service in 2023 and 2024, respectively, and new solar generation placed into service at various times over the performance period. The extended retirement dates of coal generation facilities and gas steam units necessary to meet projected energy growth and support our system's resiliency impacted the quantitative component for the performance period.
Qualitative Component
The Committee, in conjunction with the Operations, Environmental and Safety Committee, assessed the performance of the CEO, COO and the retired CFO with regard to their respective leadership in advancing the energy portfolio of the future. The Committee determined that performance exceeded expectations and approved a modifier of +35%, within the range of -25% to 50% The activities and achievements assessed for the qualitative component during the performance period include:
▶Leadership and energy policy: engaged administration and key policy makers regarding climate risk, energy policy, clean energy standards and decarbonization effort funding opportunities; participated in COP29 and policy forums to address increasing demand, resilience and decarbonization technology deployment; collaborated with General Services Administration's carbon-

Southern Company 2026 Proxy Statement	49

Compensation Discussion and Analysis
pollution free electricity initiative; and led focused discussions on resiliency, energy transition, carbon capture and sequestration and increasing energy demands
▶R&D investments: achieved full-scale synthesis of chloride fuel salt required for the Molten Chloride Reactor Experiment; partnered on a DOE-funded study to evaluate spent nuclear fuel management options to support long-term advanced reactor sustainability; completed over 150,000 hours of testing across over 75 carbon capture and utilization systems; Georgia Power completed world’s largest hydrogen-natural gas fuel blending at Plant McDonough-Atkinson; and successfully completed world's largest concrete thermal energy storage pilot
▶Investments and new business development: Southern Power completed two wind facilities and three battery storage projects, acquired two solar facilities and began repowering three separate wind facilities; founding partner of Energy Impact Partners and invested in Energy Impact Partners Fund II, which received $1 billion in commitments to focus on investments in venture and growth companies advancing critical climate solutions; and executed an agreement with Form Energy to procure 15 MW of long duration energy storage.

Quantitative Assessment of 72%	X	Qualitative Modifier: +35%	=	Final Payout of 97%

2026 Award
When the Company's GHG reduction goals and the GHG Reduction Metric were established in 2018 and 2019, respectively, our electric utility companies' projected annual average load growth was 0-1%, reflecting a decades-long trend and projections in place at that time. In recent years, new customer growth has surged in the Southeastern U.S. across all customer classes, with particular new demand growth from commercial and industrial customers including data centers. We now project average annual retail sales growth of approximately 10% from 2026 to 2030 across the Southern Company electric system. To economically and reliably meet customer growth, we expect to augment our existing fleet of generating units with a diverse mix of new generation assets and power purchase agreements, as approved by state PSCs.
In light of this significant projected growth, the Committee determined that stockholder interests are best served by incentivizing senior leadership to remain focused on serving the projected load growth in a way that benefits all customers. For 2026, the GHG Reduction Metric was not incorporated in the PSUs. The 10% of the LTI award previously allocated to this metric for the CEO, CFO and COO was reallocated equally to PRSUs and PSUs subject to the Consolidated ROE goal for the 2026-2028 performance period.
Consulting Agreement for Mr. Tucker
Mr. Tucker retired from his role as CFO of the Company on July 31, 2025 and served as a senior adviser to the CEO before retiring from the Company effective October 1, 2025. Mr. Tucker entered into a consulting agreement with Southern Company Services, Inc. pursuant to which he will serve as a consultant to facilitate a smooth transition in the CFO role at the Company. The term of the consulting agreement is from October 1, 2025 until September 30, 2027. Under this agreement, Mr. Tucker will earn $300,000 in annual compensation for his services during the term. The consulting agreement contains standard confidentiality and non-solicitation provisions.
Benefits
Summaries of our Benefit Plans can be found in Appendix B - Benefit Plan Summary at page 96.
Retirement Benefits
▶Employee Savings Plan: Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), our 401(k) plan. The NEOs are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where we can make contributions that are prohibited to be made under the ESP due to limits under the tax code.
▶Pension Benefits: Substantially all employees participate in a funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. The Company also provides unfunded benefits to certain employees, including the NEOs, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits applicable to the Pension Plan.
▶Deferred Compensation Benefits: We offer a Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service.

50	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
Change-in-Control Protections
▶We believe that change-in-control protections allow management to focus on potential transactions that are in the best interest of our stockholders.
▶Change-in-control protections include severance pay and, in some situations, vesting or payment of incentive awards.
▶We provide certain severance payments if there is a change in control of the Company and a termination of the executive’s employment (either involuntary termination not for cause or voluntary termination for good reason), often called a “double trigger”.
▶Severance payment for the CEO is three times the sum of base salary plus PPP opportunity (either at target or, if greater, paid out based on the average achievement from the three prior fiscal years). For the other NEOs, severance is two times the sum of base salary plus PPP opportunity (either at target or, if greater, paid out based on the average achievement from the three prior fiscal years). No excise tax gross-up would be provided.
Perquisites
▶We provide limited perquisites to our executive officers, consistent with the Company’s goal of providing market-based compensation and benefits.
▶The Committee recognizes that permitting limited personal use of system aircraft for certain executives allows them to continue to perform their duties in a safe, secure environment and promotes safe and effective use of their time. For 2025, the Committee approved personal use of system aircraft for Mr. Womack. Amounts are included in the Summary Compensation Table.
▶For 2026, in connection with a comprehensive review of executive protective practices and an independent external assessment of executive security risks, the Committee approved the implementation of enhanced security protection practices for the CEO. As a result, we anticipate increased perquisite disclosures in next year's proxy statement related to transportation and physical and technological security enhancements.
▶No tax assistance is provided on executive perquisites to executive officers of the Company, except on certain relocation-related benefits that are generally available to all employees.
Stockholder Outreach and Say on Pay Response
We are committed to year-round engagement with our stockholders. Feedback from our stockholders has informed our executive compensation program and enhancements to our disclosures over time. Through 2025 and early 2026, we continued our stockholder outreach efforts, directly engaging with stockholders representing approximately 35% of our stock. For further information about our stockholder and stakeholder engagement efforts, see page 31.

At our 2025 annual meeting, we received 93% support of the votes cast on the Say on Pay vote, consistent with the high level of stockholder support we have received for many years.

Compensation Governance
Fair Compensation for all Employees
Our compensation system is designed to promote fair compensation throughout the entirety of each employee’s tenure. To help ensure compensation is fair and consistent, we have adhered to several key strategies:
▶We pay market-competitive rates. We use highly reliable data sources and rigorous compensation analysis to help ensure alignment to the market.
▶We adhere to the pay for performance philosophy which allows managers to reward employees based on performance within established controls.
▶We utilize several additional measures to promote fairness and consistency, including strong market data and job pricing, well-defined salary structures, comprehensive merit and incentive processes — along with clear procedures for employees to voice concerns.
▶When appropriate, pay adjustments may occur in accordance with an employee’s performance or changes in responsibilities. Adjustments may also occur with ad hoc market-based changes or as the result of an annual pay review.
We conduct annual pay reviews, undertaking a deep-dive of substantially all employees every three years and analyzing targeted portions of the workforce in the interim years. We collaborate with an independent third party to perform these reviews, evaluating base salary and total compensation. Results are reported to the Compensation Committee and senior leadership. Our 2023 deep-dive review covered all non-union employees. These reviews are performed to evaluate potential inconsistencies in our pay practices and confirm fair and consistent pay across all operating companies.

Southern Company 2026 Proxy Statement	51

Compensation Discussion and Analysis
Clawback of Compensation
Clawback Provisions in the Omnibus Plan
The Omnibus Plan includes clawback provisions that apply to PPP and LTI awards. These clawback provisions are triggered if (1) we are required to prepare an accounting restatement due to material noncompliance as a result of misconduct with any financial reporting requirement under the securities laws (Restatement Trigger), and (2) a participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002.
Clawback Policy
Our Clawback Policy provides us with an additional basis to recoup incentive-based compensation from certain members of our senior management, including our NEOs. The Clawback Policy applies in the following circumstances:
▶Restatement: The Committee may provide for the recovery or adjustment of excessive incentive-based compensation from a covered employee if (1) there is a Restatement Trigger, and (2) the Committee determines that the covered employee committed misconduct that contributed to the noncompliance that resulted in the Restatement Trigger.
▶Detrimental Activity: The Committee may provide for the reduction, forfeiture or recovery of incentive-based compensation with respect to a covered employee if the covered employee has engaged in certain detrimental activity (such as certain misconduct or a material violation of our Code of Ethics or applicable Company policies) that results in significant financial or operational loss or serious reputational harm to the Company or its subsidiaries (Detrimental Activity Trigger)
The Clawback Policy generally allows for recovery for at least three years prior to the year in which the Committee determines that a triggering event has occurred. This three-year recovery period represents an enhancement over the clawback period under our Omnibus Plan, which allow for the recovery of award payments that are earned or accrued during the 12-month period following the first public issuance or filing that was restated.
Recoupment Policy
In accordance with applicable SEC rules and NYSE listing standards, Southern Company and its NYSE-listed subsidiaries adopted The Southern Company and Covered Subsidiaries Compensation Recoupment Policy (Recoupment Policy). The Recoupment Policy empowers each covered company to recover covered compensation erroneously awarded to its covered officers in the event of an accounting restatement.
Peer Groups and Establishing Market-Based Compensation Levels

Peer Group for 2025 Compensation Decisions	Peer Group for Relative TSR Metric for 2025-2027 Performance Period

▶Used to inform the total direct compensation decisions for our executives
▶Approximates the competitive market in which we compete for talent in executive and managerial roles
▶Consists of 19 publicly traded utility companies (subject to changes resulting from mergers and acquisitions)
▶In partnership with Pay Governance, the Committee’s annual review focuses on large companies (at least $6 billion in revenues) with more similar businesses, including other large diversified utilities that have combined electric and gas operations
▶We target the total direct compensation for our executives at market median of the peer group

▶Used to measure our relative TSR performance for incentive compensation
▶The peer group consists of 24 publicly traded utility companies that the Committee believes are most similar to Southern Company's business model
▶The Compensation Committee considers companies that have at least 70% regulated assets and $8 billion in market capitalization
▶Several companies in the relative TSR peer group do not meet the revenue size requirement to be included in the compensation peer group, and some companies might not participate in the survey from which the data for the compensation peer group is derived

52	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis

Peer Group Companies for 2025 Compensation Decisions	Peer Group Companies for Relative TSR Metric for 2025-2027 Performance Period

Ameren, American Electric Power, CenterPoint Energy, CMS Energy, Dominion Energy, DTE Energy, Duke Energy, Edison International, Entergy, Eversource Energy, Exelon, FirstEnergy, NextEra Energy, PG&E, PPL, PSEG, Sempra Energy, WEC Energy Group and Xcel Energy

Alliant Energy, Ameren, American Electric Power, CenterPoint Energy, CMS Energy, Consolidated Edison, Dominion Energy, DTE Energy, Duke Energy, Edison International, Entergy, Evergy, Eversource Energy, Exelon, FirstEnergy, Fortis Energy Services, NiSource, PG&E, Pinnacle West Capital, PPL, PSEG, Sempra Energy, WEC Energy Group and Xcel Energy

Southern Company is considerably larger than the majority of its peers
*    Based on the four fiscal quarters ended prior to December 31, 2025 and publicly available as of March 1, 2026
**    As of December 31, 2025
Other Compensation and Governance Inputs, Policies and Practices
Role of the Compensation and Talent Development Committee
▶The Compensation Committee is responsible for overseeing the development and administration of our compensation and benefits policies and programs as well as the review and approval of all aspects of our executive compensation programs.
▶The Compensation Committee is supported in its work by the Human Resources Department, the Finance Committee (financial goals), the Operations, Environmental and Safety Committee (operational goals) and its independent compensation consultant.

Southern Company 2026 Proxy Statement	53

Compensation Discussion and Analysis

Setting Pay and Evaluating Performance	Monitoring and Oversight

▶Review CEO performance ▶Set target compensation for CEO and executive officers ▶Approve pay for performance payouts and long-term incentive grants ▶Variable pay plan design for following year
▶Review utility industry trends and assess say-on-pay vote
▶Review annual compensation risk assessment
▶Approve base pay merit budget for following year
▶Monitor variable pay payout projections
▶Review reports on human capital management matters, including employee engagement and leadership development
▶Review reports on risks to workforce, including job market trends, external pressures and economic conditions

Role of the CEO
▶The CEO makes recommendations to the Compensation Committee regarding other executive officers with respect to base salary adjustments, PPP targets and payouts and LTI targets. These recommendations are based upon market data provided by the independent compensation consultant, the CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations.
▶The Compensation Committee considers the CEO’s recommendations in approving the compensation for the other executive officers. However, the Compensation Committee makes the final decisions with respect to compensation decisions for the executive officers.
▶The CEO does not play any role with respect to decisions impacting his own compensation and is not present when his compensation is discussed.
Role of the Independent Compensation Consultant
▶The Compensation Committee has retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance reports directly to the Compensation Committee. A representative of Pay Governance attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings.
▶Pay Governance provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relation to the executives’ performance.
▶In 2025, Pay Governance provided an annual competitive evaluation of target total compensation for the NEOs. Additionally, the Compensation Committee relies on Pay Governance to provide information and advice on executive compensation and related corporate governance trends throughout the year. During 2025, the Nominating, Governance and Corporate Responsibility Committee engaged Pay Governance to conduct an independent assessment of the non-employee director compensation program as described on page 34. Pay Governance provided no direct services to Company management during 2025.
▶The Compensation Committee retains authority to hire Pay Governance directly, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement. The Compensation Committee has assessed the independence of Pay Governance pursuant to the listing standards of the NYSE and SEC rules and concluded that Pay Governance is independent and that no conflict of interest exists that would prevent Pay Governance from serving as an independent consultant to the Compensation Committee.
Prohibition on Hedging and Pledging of Common Stock
Our insider trading policy includes an “anti-hedging” provision that prohibits Directors and employees (including officers) and certain of their related persons (such as certain of their family members and entities they control) from purchasing or selling, or making any offer to purchase or sell, derivative securities relating to securities of the Company or its subsidiaries. The policy specifies examples of covered derivative securities, including exchange-traded options to purchase or sell securities of the Company or its subsidiaries (so-called “puts” and “calls”) or financial instruments, that are designed to hedge or offset any decrease in the market value of securities of the Company or its subsidiaries (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).
Our insider trading policy also includes a “no pledging” provision that prohibits pledging of our stock for all Southern Company executive officers and Directors.

54	Southern Company 2026 Proxy Statement

Compensation Discussion and Analysis
Equity Grant Practices
The Company's long-standing practice has been to grant annual LTI equity awards on a predetermined schedule. The Committee generally grants PSUs and PRSUs to our executive officers and eligible employees at its first meeting of the applicable fiscal year. For those employees who are hired or become newly eligible to receive LTI equity awards after the Committee's first meeting of the applicable fiscal year, pro-rated LTI equity awards are granted effective August 1. In certain circumstances, the Committee may approve annual LTI equity grants to be effective at other times, such as the hiring or promotion of certain executive officers. The Committee has delegated authority to the CEO to grant off-cycle retention awards to employees who are not Company executive officers, members of Southern Company Management Council or Directors. These retention awards may include cash awards or time-based RSUs and are subject to guidelines established by the Committee. The Committee receives a report on all retention awards granted pursuant to such delegation of authority at each of its regularly scheduled meetings throughout the year.
The Committee has not granted stock option awards since 2014. During 2025, the Committee did not take material nonpublic information into account when determining the timing and terms of equity awards and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Stock Ownership Requirements
We believe ownership requirements align the interests of officers and stockholders by promoting a long-term focus and facilitating long-term share ownership.
▶All executive officers are subject to stock ownership requirements and are meeting their applicable ownership requirements as of March 1, 2026.
▶Ownership arrangements counted toward the requirements include shares held in Company-sponsored plans, phantom stock investments in the DCP and the SBP, and shares beneficially owned by the executive officer outside of Company-sponsored plans.
▶Officers have five years from the date of their hire or promotion date in which to comply with their stock ownership requirements (Compliance Period).
▶As of March 1, 2026, Mr. Womack exceeds his CEO stock ownership requirements with over two years remaining in his Compliance Period.

Position	Stock ownership requirement, as a multiple of base salary rate	Compliance Period	Compliance status
CEO		5 years	As of March 1, 2026, all currently employed NEOs met their requirements
Other NEOs and Executive Officers
Other Senior Executives
The Committee adopted stock ownership requirements applicable to all officers throughout Southern Company. These officers are subject to varying ownership requirements between 1 to 2.5 times their base salary based on their title and responsibility.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is made up of independent Directors of the Company who have never served as executive officers of the Company. During 2025, none of the Company’s executive officers served on the Board of Directors of any entities whose executive officers serve on the Compensation Committee.

Southern Company 2026 Proxy Statement	55

Executive Compensation Tables
Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)	Total without Change in Pension Value ($) (i)
Christopher C. Womack Chairman, President and CEO, Southern Company	2025	1,560,577	13,830,054	3,665,025	8,961,516	206,390	28,223,562	19,262,046
	2024	1,490,577	11,725,994	3,334,500	7,142,735	191,367	23,885,173	16,742,438
	2023	1,245,324	10,009,683	2,802,760	9,352,563	110,057	23,520,387	14,167,824
David P. Poroch Executive Vice President and CFO, Southern Company	2025	611,411	1,201,257	938,606	1,217,519	49,417	4,018,210	2,800,691
Stanley W. Connally, Jr. Executive Vice President and COO, Southern Company	2025	860,451	2,381,706	1,401,570	1,590,775	65,207	6,299,709	4,708,934
	2024	812,981	2,181,230	1,192,369	332,668	58,242	4,577,490	4,244,822
Kimberly S. Greene Chairman, President and CEO, Georgia Power	2025	979,732	2,806,852	1,808,040	1,532,018	85,431	7,212,073	5,680,055
	2024	936,524	2,763,957	1,691,558	716,640	63,885	6,172,564	5,455,924
	2023	890,969	2,568,457	1,459,677	1,076,497	57,710	6,053,310	4,976,813
J. Jeffrey Peoples Chairman, President and CEO, Alabama Power	2025	851,212	2,454,568	1,537,920	3,804,829	71,665	8,720,194	4,915,365
Daniel S. Tucker Former Executive Vice President and CFO, Southern Company	2025	747,440	2,488,616	1,040,081	3,403,558	121,664	7,801,359	4,397,801
	2024	829,267	2,451,630	1,253,960	622,033	51,404	5,208,294	4,586,261
	2023	777,767	2,256,706	1,058,633	1,735,519	41,257	5,869,882	4,134,363
Column (a)
Mr. Connally was not an NEO in 2023. Mr. Poroch and Mr. Peoples were not NEOs in 2023 or 2024.
Column (d)
This column does not reflect the value of stock awards that were actually earned or received in 2025. Rather, this column reports the aggregate grant date fair value of PSUs, PRSUs and RSUs granted in 2025.
The value reported for the PSUs related to relative TSR and consolidated ROE is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model for the relative TSR portion and the closing price of common stock on the grant date for the consolidated ROE portion. No amounts will be earned until the end of the three-year performance period on December 31, 2027. The value can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.
The aggregate grant date fair value of the PSUs (excluding PSUs related to the GHG Reduction Metrics for Mr. Womack, Mr. Poroch, Mr. Connally and Mr. Tucker as described below) granted in 2025 assuming that the highest level of performance is achieved is as follows: Womack — $17,403,864; Poroch - $1,512,090; Connally - $2,997,178; Greene - $3,803,840; Peoples - $3,326,452 and Tucker - $3,131,706.
The value reported for the portion of PSUs granted to Mr. Womack, Mr. Poroch, Mr. Connally and Mr. Tucker related to the GHG Reduction Metrics in 2025 is based on the closing price of common stock on the date of the grant. No amounts will be earned until the end of the three-year performance period on December 31, 2027. The value can be earned based on performance ranging from 0% to 225%, as established by the Compensation Committee. The aggregate grant date fair value of the PSUs granted to Mr. Womack, Mr. Poroch, Mr. Connally and Mr. Tucker in 2025 related to the GHG Reduction Metrics assuming the highest level of performance is achieved is $3,012,149; $142,984; $518,757 and $541,968, respectively.
The amounts in column (d) also reflect the grant date fair value of PRSUs granted to the NEOs in 2025 as described in the CD&A, using the closing price of common stock on the grant date. The aggregate grant date fair value of the PRSUs granted in 2025 and reported in column (d) is as follows: Womack — $3,346,916; Poroch — $305,847; Connally — $576,355; Greene — $815,133; Peoples - $712,811 and Tucker — $602,270.
See Note 12 to the financial statements included in the 2025 annual report for a discussion of the assumptions used in calculating these amounts.

56	Southern Company 2026 Proxy Statement

Executive Compensation Tables
Column (e)
The amounts in this column reflect actual payouts under the annual PPP. The amount reported for 2025 is for the one-year performance period that ended on December 31, 2025.
Column (f)
This column reports the aggregate change in the actuarial present value of each NEO’s accumulated benefit under the applicable Pension Plan and supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year.
The Pension Benefits as of each measurement date are based on the NEO’s age, pay and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the NEOs were assumed to remain employed at any Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. For each of Mr. Womack and Mr. Tucker, the accumulated benefit includes a portion of his Pension Plan benefits which are the subject of a qualified domestic relations order.
Mr. Womack’s higher aggregate change in Pension Benefit for 2025 as compared to the amounts reflected for other NEOs is due, in part, to how the mechanics of the pension calculation as described in Appendix B reflect his promotion to CEO and related changes to his compensation. Pension Benefits for all participants are calculated based on final average earnings, which is defined as the highest three years of pay out of the last 10 calendar years of service. According to the existing plan provisions, his higher base pay and annual performance-based compensation as CEO is reflected in his Pension Benefits calculations and resulted in an increase of the actuarial present value of his Pension Benefits. No additional Pension Benefits were granted to Mr. Womack during 2023, 2024 or 2025.
Pension values may fluctuate significantly from year to year depending on a number of factors as described below, including age, years of service, annual earnings and the assumptions used to determine the present value, such as the discount rate.
Understanding the Annual Change in Pension Value

High prevalence of traditional pension plans in utility industry
▶Traditional pension plans remain highly prevalent in the utility industry
▶Most economically efficient way to provide financial well-being at retirement to our employees
▶Help us retain and protect the significant investment we make in our highly skilled workforce and attract the right talent for the future
▶Align with our business model

No additional pension benefits were provided
▶2025 annual change in pension value is not due to any modifications to the existing pension program or formulas
▶Pension formula considers years of service, which has an impact on the year over year change in pension value

Annual changes primarily driven by macroeconomic and non-performance factor changes
▶Traditional pension plans are extremely sensitive to interest rate changes, which are macroeconomic factors out of the Company’s control
▶Unlike the short-term and long-term incentive programs which are purely performance based, pension values are driven mostly by non-performance factors

Compensation Committee committed to the ongoing sustainability of the pension plan
▶Over the years, the Committee has taken actions to promote the sustainability of pension benefits for the future, shift to a more shared responsibility between employer and employee and meet evolving workforce needs to attract and retain employees
▶Eligibility was closed to additional participants in the SERP nonqualified pension plan program beginning in 2016
▶The pension plan formula changed in 2018 for new participants from a final average earnings formula to a cash balance formula
▶The Committee will continue to assess the pension program so that it attracts, engages, includes and retains the workforce necessary for today and tomorrow

Southern Company 2026 Proxy Statement	57

Executive Compensation Tables
The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years, as described further on page 64. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the plans during any given year.
None of the NEOs received above-market earnings on deferred compensation under the DCP in the years reported.
The material provisions of the Company’s retirement plans and deferred compensation plans in which NEOs participate are described in the Benefit Plan Summary in Appendix B beginning on page 96.
Column (g)
The amounts reported in this column for 2025 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	Company Contribution to 401(k) Plan ($)	Company Contribution to Supplemental Retirement Plan ($)	Other ($)	Total ($)
Chris Womack	127,183	—	17,468	61,739		206,390
David Poroch	21,353	—	17,850	10,214		49,417
Stan Connally	22,596	—	16,578	26,033		65,207
Kim Greene	35,465	—	17,850	32,116		85,431
Jeff Peoples	28,311	—	17,429	25,925		71,665
Dan Tucker	41,599	—	17,252	12,813	50,000	121,664
Perquisites includes financial planning, personal use of corporate aircraft and other miscellaneous perquisites.
▶The Company provides an annual subsidy of $20,000 per year for the CEO and $16,000 per year for all other NEOs to be used for financial planning, tax preparation fees and estate planning.
▶The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs and airport costs as well as any incidental costs for the crew. Also, if seating is available, the Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.
•The Compensation Committee recognizes that permitting limited personal use of system aircraft for our CEO allows him to continue to perform his duties in a safe, secure environment and promotes safe and effective use of his time. For 2025, the Compensation Committee approved personal use of system aircraft for Mr. Womack. The amount for Mr. Womack is $56,482.
▶Upon his retirement, Mr. Tucker received a travel voucher for $25,000.
▶Other miscellaneous perquisites include the full cost to the Company of providing the following items: executive physicals, personal use of Company-provided tickets for sporting and other entertainment events, spousal expenses related to business travel, gifts distributed to and activities provided to attendees at Company-sponsored events and limited personal usage of Company-owned vehicles.
Other payments column includes the payments made to Mr. Tucker pursuant to his consulting agreement, described more fully on page 50.

58	Southern Company 2026 Proxy Statement

Executive Compensation Tables
Grants of Plan-Based Awards in 2025
This table provides information on short-term and long-term incentive compensation awards made in 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($) (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Chris Womack		204,750	2,047,500	4,095,000
	2/05/2025				10,376	103,755	207,510	9,144,405
	2/05/2025				1,596	15,962	35,915	1,338,733
	2/05/2025					39,906		3,346,916
David Poroch		65,875	658,750	1,317,500
	2/05/2025				409	4,090	8,180	359,224
	2/05/2025					1,753		147,024
	8/1/2025				435	4,348	8,696	472,638
	8/1/2025				67	669	1,505	63,548
	8/1/2025					1,672		158,823
Stan Connally		78,300	783,000	1,566,000
	2/05/2025				1,787	17,868	35,736	1,574,792
	2/05/2025				275	2,749	6,185	230,559
	2/05/2025					6,872		576,355
Kim Greene		98,800	988,000	1,976,000
	2/05/2025				2,268	22,677	45,354	1,991,719
	2/05/2025					9,719		815,133
Jeff Peoples		86,400	864,000	1,728,000
	2/05/2025				1,983	19,831	39,662	1,741,757
	2/05/2025					8,499		712,811
Dan Tucker		78,840	788,400	1,576,800
	2/05/2025				1,867	18,670	37,340	1,645,471
	2/05/2025				287	2,872	6,462	240,875
	2/05/2025					7,181		602,270
Columns (c), (d) and (e)
These columns reflect the annual PPP opportunity for the NEOs. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2025 are included in column (e) of the Summary Compensation Table. See the Short-Term Incentive Compensation (At Risk) discussion beginning on page 41 for additional information.
Columns (f), (g) and (h)
These columns reflect the PSUs and PRSUs granted to the NEOs in 2025. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential shares that can be earned as established by the Committee for the PSUs, while the information shown as “Target” for the PRSUs reflects the number of potential shares that can be earned if the performance condition is met. The grant date fair value is included in the Stock Awards column (column (d)) of the 2025 Summary Compensation Table. See the 2025-2027 Long-Term Equity Incentive Program discussion beginning on page 46 for additional information on the 2025 LTI grants.

Southern Company 2026 Proxy Statement	59

Executive Compensation Tables
Column (i)
This column reflects the aggregate grant date fair value of the PSUs and PRSUs granted in 2025.
▶The value of the PSUs related to TSR is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($90.80 for February 5, 2025 grant and $117.27 for the August 1, 2025 grant). The value of the PSUs related to ROE is based on the closing price of common stock on the grant date ($83.87 for February 5, 2025 grant and $94.99 for August 1, 2025 grant).
▶For the PSUs related to the GHG Reduction Metric for Mr. Womack, Mr. Poroch, Mr. Connally and Mr. Tucker, the value of these shares is based on the closing price of the common stock on the grant date ($83.87 for February 5, 2025 grant and $94.99 for August 1, 2025 grant).
▶The value of the PRSUs is based on the closing price of common stock on the grant date ($83.87 for February 5, 2025 grant and $94.99 for August 1, 2025 grant). The assumptions used in calculating these amounts are discussed in Note 12 to the financial statements included in the 2025 annual report.
Outstanding Equity Awards at 2025 Fiscal Year-End
This table provides information about stock awards (PSUs, PRSUs and RSUs) as of December 31, 2025.

		Stock Awards
Name (a)	Grant Date (b)	Number of Units of Stock That Have Not Vested (#) (c)	Market Value of Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (f)
Chris Womack	2/1/2023			4,812	419,606
	5/24/2023			7,603	662,982
	1/31/2024			28,319	2,469,417
	2/5/2025			41,251	3,597,087
	1/31/2024			127,437	11,112,506
	2/5/2025			123,753	10,791,262
David Poroch	2/1/2023	731	63,743
	1/31/2024	1,448	126,266
	2/5/2025	1,753	152,862
	8/1/2025			1,700	148,240
	1/31/2024			5,070	442,104
	2/5/2025			4,228	368,682
	8/1/2025			5,101	444,807
Stan Connally	2/1/2023			2,638	230,034
	1/31/2024			5,268	459,370
	2/5/2025			7,104	619,469
	1/31/2024			23,706	2,067,163
	2/5/2025			21,313	1,858,494
Kim Greene	2/1/2023			4,011	349,759
	1/31/2024			8,010	698,472
	2/5/2025			10,047	876,098
	1/31/2024			28,036	2,444,739
	2/5/2025			23,442	2,044,142

60	Southern Company 2026 Proxy Statement

Executive Compensation Tables

		Stock Awards
Name (a)	Grant Date (b)	Number of Units of Stock That Have Not Vested (#) (c)	Market Value of Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (f)
Jeff Peoples	2/1/2023			3,230	281,656
	1/31/2024			6,759	589,385
	2/5/2025			8,786	766,139
	1/31/2024			23,660	2,063,152
	2/5/2025			20,500	1,787,600
Dan Tucker	2/1/2023			2,937	256,106
	1/31/2024			5,921	516,311
	2/5/2025			7,423	647,286
	1/31/2024			26,644	2,323,357
	2/5/2025			22,268	1,941,770
Stock options have not been granted since 2014 and none are outstanding as of December 31, 2025.
Columns (c) and (d)
These columns reflect the number of RSUs held by Mr. Poroch as of December 31, 2025, including associated DEUs.
Mr. Poroch was granted RSUs on February 1, 2023, January 31, 2024 and February 5, 2025, and the outstanding RSUs reflected in the table vest 1/3 each year for a three-year period and associated DEUs on the RSUs. DEUs only pay out if the underlying shares vest.
Columns (e) and (f)
These columns reflect the remaining 1/3 of the PRSUs, including DEUs, granted to the NEOs in February 2023 and the remaining 2/3 of the PRSUs, including DEUs, granted to the NEOs in January 2024. The achievement of the respective performance goals for these shares were certified by the Compensation Committee on February 7, 2024 for the shares granted in 2023 and February 5, 2025 for the shares granted in 2024 . The PRSUs that vested in 2025, including the DEUs, are reflected in the Stock Vested in 2025 table. The remaining PRSUs granted in 2023 vest on the third anniversary of the grant date and the remaining PRSUs granted in 2024 will vest on the second and third anniversaries of the grant date.
These columns also reflect the full number and value of PRSUs granted to the NEOs in February 2025 and to Mr. Poroch August 2025 that vest 1/3 each year for a three-year period subject to the achievement of a one-year financial performance goal (Southern Company’s 2025 cash from operations exceeds the amount paid in dividends in 2024) and associated DEUs on the PRSUs. DEUs only pay out if the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 11, 2026 and the first 1/3 vested upon that certification. The remaining 2/3 will vest equally on the second and third anniversaries of the grant date.
Column (e) also reflects the target number of PSUs that can be earned at the end of each three-year performance period (January 1, 2024 through December 31, 2026 and January 1, 2025 through December 31, 2027). The number of shares reflected in column (b) also reflects the DEUs on the target number of PSUs. DEUs are credited over the performance period but are only received at the end of the performance period if the underlying PSUs are earned.
The PSUs granted for the January 1, 2023 through December 31, 2025 performance period vested on December 31, 2025 and are reported in the Stock Vested in 2025 table.
The value in column (f) is derived by multiplying the number of shares in column (b) by the common stock closing price on December 31, 2025 ($87.20). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

Southern Company 2026 Proxy Statement	61

Executive Compensation Tables
Stock Vested in 2025

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)
Chris Womack	209,432	18,217,914
David Poroch	11,341	984,158
Stan Connally	48,552	4,215,939
Kim Greene	62,959	5,463,104
Jeff Peoples	49,014	4,252,616
Dan Tucker	54,149	4,701,865
Columns (b) and (c)
PSU grants made in 2023 were subject to a three-year performance period that ended on December 31, 2025. The award was earned at 177% of target for Mr. Womack, Mr. Connally and Mr. Tucker and 185% for Mr. Poroch, Ms. Greene and Mr. Peoples. Column (b) includes the PSUs that were earned and associated DEUs, while column (c) reflects the value of the PSUs and associated DEUs, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on December 31, 2025 ($87.20).
These columns also reflect the value of the RSUs and PRSUs that vested in 2025, including associated DEUs. The value of the RSUs and PRSUs is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date as follows:
▶$86.78 for the RSUs and PRSUs that were granted in 2022 and vested 1/3 on February 13, 2025
▶$83.95 for the RSUs and PRSUs that were granted in 2023 and vested 1/3 on February 1, 2025
▶$83.87 for the PRSUs that were granted in 2024 and vested 1/3 on February 5, 2025 upon certification of the goal performance by the Compensation Committee
Pension Benefits at 2025 Fiscal Year-End

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Chris Womack	Pension Plan	37.00	2,218,103	–
	Supplemental Benefit Plan (Pension-Related)	37.00	20,908,097	–
	Supplemental Executive Retirement Plan	37.00	12,526,489	–
	Supplemental Retirement Agreement	8.00	7,817,038	–
David Poroch	Pension Plan	13.00	509,737	–
	Supplemental Benefit Plan (Pension-Related)	13.00	826,939	–
	Supplemental Executive Retirement Plan	13.00	842,421	–
	Supplemental Retirement Agreement	8.00	1,433,821	–
Stan Connally	Pension Plan	34.17	1,313,021	–
	Supplemental Benefit Plan (Pension-Related)	34.17	5,406,873	–
	Supplemental Executive Retirement Plan	34.17	2,432,482	–
Kim Greene	Pension Plan	18.17	836,868	–
	Supplemental Benefit Plan (Pension-Related)	18.17	4,396,133	–
	Supplemental Executive Retirement Plan	18.17	2,118,796	–
Jeff Peoples	Pension Plan	40.58	2,377,808	–
	Supplemental Benefit Plan (Pension-Related)	40.58	8,086,055	–
	Supplemental Executive Retirement Plan	40.58	5,629,756	–

62	Southern Company 2026 Proxy Statement

Executive Compensation Tables

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Dan Tucker	Pension Plan	26.58	1,245,840	8,706
	Supplemental Benefit Plan (Pension-Related)	26.58	5,794,316	–
	Supplemental Executive Retirement Plan	26.58	1,882,925	–
The Company provides retirement benefits from various plans to its employees, including the NEOs. The Company maintains different plans to address various legal and tax requirements.
▶The Pension Plan is a tax-qualified, funded plan providing amounts payable monthly over a participant’s post-retirement lifetime, subject to statutory limitations.
▶Supplemental Plans
•The SBP-P provides highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay or benefit limits. The SBP-P benefits are generally payable in 10 annual installments.
•The SERP, closed to new hires and promotions since January 1, 2016, provides highly-paid employees additional benefits that the Pension Plan and SBP-P would pay if the 1.7% offset formula of the Final Average Earnings Formula reflected a portion of annual performance-based pay. The SERP benefits are payable in 10 annual installments.
•Supplemental retirement agreements (SRAs) were entered into with certain employees to recognize valuable prior service earned outside of the Company that were hired in the middle of their careers, and provide credit for years of employment prior to employment with the Company or one of its affiliates. The SRA benefits are payable in 10 annual installments.
In 2025, all NEOs participated in or had a benefit under the Pension Plan and the SBP-P. All NEOs had Pension Plan benefits under the Final Average Earnings Formula and participated in or had a benefit under the SERP.
The Company entered into SRAs with Mr. Womack in 2002 and with Mr. Poroch in 2012. At the time, it was common practice, especially for utility companies, to provide additional years of service under retirement plans to attract key talent and recognize valuable service earned prior to joining the Company. Under the SRAs, the Company recognizes eight years prior service for each of Mr. Womack and Mr. Poroch. Since 2014, the Company has not entered into SRAs or credited any employee with additional years of service. No NEO has been credited with additional years of benefit service other than the SRAs entered into with Mr. Womack and Mr. Poroch in 2002 and 2012, respectively.
Additional details of these plans are described in the Benefit Plan Summary in Appendix B beginning on page 96. The table above reflects the present value of benefits accrued by each of the NEOs from the applicable plans or agreement.
Compensation used for determining pension benefits under the Pension Plan, SBP-P, SERP and SRAs generally includes only salary and annual cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan or agreement. In some cases, the payments may be reduced for early retirement or by benefits paid by other Southern Company-sponsored retirement plans, statutory payments or Social Security.
The figures above reflect an assumption that each NEO continues to live at least until the earliest age at which an unreduced benefit is payable.
Pension Benefit Assumptions
The following assumptions were used in the present value calculations for all pension benefits:
▶Discount rate — 5.71% Pension Plan and 5.26% supplemental plans (SBP-P, SERP and SRAs) as of December 31, 2025
▶Retirement date – Earliest unreduced retirement age (age 65) or age as of December 31, 2025 if executive is older or retired
▶Mortality after normal retirement — PRIA RP-2012 mortality tables with Aon custom projection scale (Endemic mortality)
▶Mortality, withdrawal, disability and retirement rates prior to normal retirement — None
▶Annual performance-based compensation earned but unpaid as of the measurement date at 155% (all NEOs) of target opportunity percentages times base rate of pay for year amount is earned
The plans utilize a different method of calculating actuarial present value for the purpose of a determining a lump sum, if any. The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits from various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. Additional details on these retirement plans are described in the Benefit Plan Summary in Appendix B beginning on page 96.

Southern Company 2026 Proxy Statement	63

Executive Compensation Tables
Nonqualified Deferred Compensation as of 2025 Fiscal Year-End

	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Chris Womack	—	61,739	739,226	—	7,851,152
David Poroch	180,181	10,128	43,163	—	576,054
Stan Connally	—	26,033	141,018	—	1,806,136
Kim Greene	—	32,116	49,113	—	611,396
Jeff Peoples	—	25,925	10,283		156,003
Dan Tucker	100,070	14,719	159,257	—	1,252,879
The Company provides:
▶The DCP allows participants to defer part of their salary and PPP as well as applicable taxes on a voluntary basis and
▶The SBP makes participants whole when the Company matching contribution under the ESP is restricted by statutory limitations.
Column (b)
This column reports the actual amounts of compensation deferred under the DCP by each NEO in 2025. The amount of salary deferred by the NEOs, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2025 were the amounts that were earned as of December 31, 2024 but were not payable until the first quarter of 2025. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2025 but not payable until early 2026.
Column (c)
This column reflects employer contributions under the SBP and DCP. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.
Column (d)
This column reports earnings or losses under the SBP and DCP on (1) compensation the NEOs elected to defer, (2) employer contributions and (3) prior earnings attributable to each accruing during 2025.
Column (f)
This column includes amounts that were deferred under the DCP and employer contributions under the SBP in prior years and, as applicable, reported as compensation in the Summary Compensation Table through 2025: (i) Mr. Womack: $165,535, (ii) Mr. Connally: $23,867, (iii) Ms. Greene: $30,168 and (iv) Mr. Tucker: $388,395. These amounts have since been adjusted, pursuant to the terms of the DCP and the SBP for investment performance, deferrals and contributions.
Potential Payments Upon Termination or Change in Control
This section describes and estimates payments that could be made to the NEOs serving as of December 31, 2025 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit program or the change-in-control severance program.
Description of Termination and Change-in-Control Events
The following charts and narratives list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the Severance Plan unless, within two years of the change in control, the NEO is involuntarily terminated not for cause or voluntarily terminates for good reason.

64	Southern Company 2026 Proxy Statement

Executive Compensation Tables
Traditional Termination Events
▶Retirement — Termination of NEO who is at least 50 years old and has at least 10 years of credited service, whether voluntary or involuntary not for cause.
▶Lay Off — Involuntary termination of NEO who is not retirement-eligible not for cause.
▶Resignation — Voluntary termination of NEO who is not retirement-eligible.
▶Involuntary Termination — Involuntary termination of NEO for cause, whether or not retirement-eligible. Cause includes willful failure to perform duties and willful misconduct, such as violation of the Company’s Drug and Alcohol Policy.
▶Death or Disability — Termination of NEO due to death or disability.
Change-in-Control-Related Events
At the Company or the subsidiary company level:
▶Company Change in Control (Company CIC) — Generally, acquisition by an unrelated entity of 20% or more of the Company’s common stock, majority turnover of the Board, the Company’s consummation of a corporate transaction with an unrelated entity or the sale of substantially all of the assets of the Company that results in a substantial change in ownership or leadership (including where the Company’s stockholders own less than 65% of the surviving entity), or the approval by the Company’s stockholders of a complete liquidation or dissolution.
▶Subsidiary Company Change in Control (Subsidiary CIC) — Generally, acquisition by an unrelated entity of 50% or more of the stock of one of the Company’s designated subsidiaries, consummation of a merger of a designated subsidiary with another entity and the Company does not control the surviving company, or the sale of substantially all of the assets of a designated subsidiary to an unrelated entity.
At the employee level:
▶Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason (CIC Termination) — Within two years of a Company CIC or Subsidiary CIC, employment is terminated other than for cause or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a Company CIC or Subsidiary CIC is generally satisfied when there is a material reduction in the aggregate amount of salary, PPP and LTI; relocation of over 50 miles; a material diminution in title, duties and status; or a material reduction in employee benefits.
The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above, except the pension plans. The benefits payable under the Pension Plan and Supplemental Plans in connection with the Traditional Termination Events are described in the Benefit Plan Summary in Appendix B beginning on page 96.

Program	Retirement	Lay Off	Resignation	Death or Disability	Involuntary Termination (For Cause)
PPP	Prorated if before 12/31	Prorated if before 12/31	Forfeit	Prorated if before 12/31	Forfeit
PSUs	No proration and paid on regular schedule; amount of payment depends on amount actually earned	Forfeit unvested award	Forfeit unvested award	Prorated based on number of months employed during performance period; amount of payment depends on amount actually earned	Forfeit unpaid award, even if vested
PRSUs and RSUs	No proration and paid on regular schedule, pending achievement of PRSU performance goal	Forfeit unvested award	Forfeit unvested award	Vest; full payout of unvested amount; payable within 30 days	Forfeit unpaid award, even if vested
The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the pension plans. Payments under the Pension Plan are not affected by change-in-control events.

Southern Company 2026 Proxy Statement	65

Executive Compensation Tables

Program	Company CIC	Subsidiary CIC	CIC Termination
PPP
If program is not terminated, payout for year in which CIC occurs is at the greater of actual or target performance
If program is terminated within two years after CIC, prorated for year of termination at greater of target or three-year historical average payout at the applicable business unit
		For impacted subsidiary employees, prorated for year of CIC at greater of target or three-year historical average payouts at the applicable business unit	If not otherwise eligible for payment, if the program is still in effect, prorated at the greater of target or three-year historical average payout
PSUs	If no replacement award is issued, vest at the greater of target or projected actual performance	For impacted subsidiary employees, vest at target	Vest at the greater of target or projected actual performance
PRSUs and RSUs	If no replacement award is issued, vest	For impacted subsidiary employees, vest	Vest
Severance Benefits	Not applicable	Not applicable	Two or (for the CEO) three times the sum of base salary and PPP (at the greater of target or three-year historical average payout)
Benefits	Not applicable	Not applicable	Up to five years participation in group plan plus payment of three years’ premium amounts
Outplacement Services	Not applicable	Not applicable	Up to six months
DCP, SBP, SBP-P and SERP
Upon the NEO’s death or disability, amounts that were deferred under the DCP or SBP may be paid in lump sum at the discretion of the Company’s Benefit Administration Committee. Upon a separation from service within two years following a Company CIC or a Subsidiary CIC, benefits deferred under the DCP or SBP on or after January 1, 2005 are generally payable in lump sum.
The benefit accrued under the SERP and SBP-P as of a change in control vests upon a Company CIC and for impacted subsidiary employees, upon a Subsidiary CIC. Upon a separation from service within two years following a Company CIC or a Subsidiary CIC, benefits accrued under the SBP-P and SERP as of the NEO’s separation from service are generally payable in lump sum.
Potential Payments
This section describes and estimates payments that would become payable to the NEOs upon a termination or change in control as of December 31, 2025. All of the NEOs participate in the Severance Plan and the Benefits Protection Plan. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2025 and assumes that the price of common stock is the closing market price on December 31, 2025. Mr. Tucker retired from the Company effective October 1, 2025 and is not addressed in this section.
Pension Benefits
There are no enhancements to the benefits accrued by NEOs under the Pension Plan, the SBP-P, the SERP or the SRAs upon the occurrence of the Traditional Termination or the Change-in-Control-Related Events. The SBP-P, SERP and SRA benefits accrued through the date of a Company CIC or Subsidiary CIC that would otherwise be payable as 10 annual installments convert to a single lump sum payment. The amounts shown below reflect the value of the lump sum acceleration of these annual installments under the SBP-P, the SERP and the SRAs for the NEOs, upon a change in control effective as of December 31, 2025. If an NEO designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown.
The amounts in this chart differ from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the NEOs and their beneficiaries. Those plans are described in the notes following the Pension Benefits.

66	Southern Company 2026 Proxy Statement

Executive Compensation Tables

		Amounts below are Lump Sum Acceleration (No additional benefits)
	Plan	Change in Control ($)
Chris Womack	SBP-P	20,616,875
	SERP	12,352,012
	SRA	7,708,158
David Poroch	SBP-P	1,070,779
	SERP	1,090,826
	SRA	1,856,612
Stan Connally	SBP-P	7,088,123
	SERP	3,188,854
Kim Greene	SBP-P	5,379,843
	SERP	2,592,913
Jeff Peoples	SBP-P	7,985,670
	SERP	5,559,864
The pension benefit amounts in the tables above were calculated as of December 31, 2025 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 155% of the target level. Pension Plan benefits were calculated assuming each NEO chose a single life annuity form of payment because that results in the greatest monthly benefit. The single sum values were based on a 4.04% discount rate for the Final Average Earnings Formula for accruals for 2025 and beyond, and the SBP-P calculations are based on ten annual installments.
Annual Performance Pay Program
The amount payable in the event of a Company CIC (assuming the program is terminated) or a Subsidiary CIC is the greater of target or the three-year historical average payout at the applicable business unit. Because the three-year historical average payouts for 2023-2025 were above the target level for all of the NEOs, the amount that would have been payable was the three-year historical average payout at the applicable business unit.
PSUs, PRSUs and RSUs
The table below shows the number of PSUs, PRSUs and RSUs that would accelerate in the event of a Change-in-Control-Related Event, assuming that no replacement award is issued in the event of a Company CIC.

	Number of Equity Awards with Accelerated Vesting (#)			Total Value of Equity Awards with Accelerated Vesting ($)
	PSUs	PRSUs	RSUs
Chris Womack	348,948	81,985		37,577,358
David Poroch	19,599	1,700	3,932	2,200,143
Stan Connally	62,561	15,010		6,764,191
Kim Greene	69,626	22,068		7,995,717
Jeff Peoples	59,700	18,775		6,843,020
Healthcare Benefits
All of the NEOs were retirement-eligible as of December 31, 2025. Benefits are provided to retirees and there is no incremental payment to the other NEOs associated with the Traditional Termination or the Change-in-Control-Related Events, except in the case of a CIC Termination, as described in the Change-in-Control-Related Events chart.
Financial Planning Perquisite
An additional year of the financial planning perquisite, which is set at a maximum of $20,000 per year for the CEO and $16,000 per year for all other NEOs, will be provided after retirement for retirement-eligible NEOs. There are no other perquisites provided to the NEOs under any of the Traditional Termination or Change-in-Control-Related Events.

Southern Company 2026 Proxy Statement	67

Executive Compensation Tables
Severance Benefits
The Severance Plan provides severance benefits, including outplacement services, in the event of CIC Termination. The severance benefits are not paid unless the NEO executes a waiver and release of claims against the NEO's employing company.
▶The severance payment for Mr. Womack is three times the sum of base salary and PPP opportunity (either at target or, if greater, paid out based on the average achievement from the three prior fiscal years) and two times that sum for the other NEOs.
▶The estimated cost of providing the six months of outplacement services is $6,000 per NEO.
▶If any portion of the severance amount constitutes an “excess parachute payment” under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced by an amount sufficient to avoid the application of the excise tax. Excise tax gross-ups will not be provided on change-in-control severance payments.
The table below estimates the severance payments that would be made to the NEOs if they were terminated as of December 31, 2025 in connection with a change in control.

Severance Amount ($)
Chris Womack	15,228,675
David Poroch	3,750,225
Stan Connally	4,370,880
Kim Greene	5,295,680
Jeff Peoples	4,527,360
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 concerning shares of common stock authorized for issuance under the Company’s equity compensation plans. As of December 31, 2025, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,205,957(1)	28,494,695(2)
(1)Includes full-value awards outstanding under the Outside Directors Stock Plan for The Southern Company and the Omnibus Plan, including (a) 907,238 shares that may be issued pursuant to outstanding RSUs under the Omnibus Plan and (b) 3,298,719 shares that may be issued pursuant to outstanding PSUs under the Omnibus Plan, in each case, based on achievement of performance goals established by the Committee and assuming 100% of target PSUs will be earned.
(2)Includes 28,199,653 shares that may be issued pursuant to future awards under the Omnibus Plan. Also includes 295,042 shares which may be issued pursuant to future awards under the Outside Directors Stock Plan for The Southern Company; however, the Company intends to issue future director equity compensation awards under the Omnibus Plan and does not intend to issue any further awards under this plan.
Pay Ratio Disclosure
For 2025, we have calculated the CEO pay ratio to be 163 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records as of December 31, 2025 and the methodology described below.
We determined our median employee based on an analysis of all employees as of December 31, 2025. We used total cash compensation as reported in Form W-2 for 2025 as our consistently applied compensation measure. We then applied a statistical sampling approach to identify employees who we expected were paid within a +/- 0.1% range above and below our estimated median total cash compensation value. From this group, we selected an employee who was reasonably representative of our median employee based on average employee tenure and age. We did not exclude any employees across the Southern Company system in identifying the median employee nor did we annualize compensation for any of our employees.
After identifying the median employee, we calculated the median employee’s annual total compensation.

68	Southern Company 2026 Proxy Statement

Executive Compensation Tables
▶The annual total compensation of the median employee, calculated in accordance with the Summary Compensation Table requirements and including amounts paid under nondiscriminatory health and welfare benefit plans, was $173,100. The median employee is an Electrical and Instrument Journeyman for one of our state-regulated electric utilities.
▶The CEO’s annual total compensation was $28,242,734. This amount includes the total compensation amount included in the Summary Compensation Table and $19,172 in nondiscriminatory health and welfare benefits.
As of December 31, 2025, the Southern Company system had over 29,800 employees across 34 states. We have an average tenure of approximately 13 years and a turnover rate of approximately 6.3%. Compensation for the majority of our employees includes variable compensation under programs similar to the short-term incentive plan described in the CD&A. Notwithstanding collective bargaining agreements that make certain employees ineligible for the short-term incentive program, more than 93% of the total employees are eligible for some type of short-term incentive program (including commissions and sales incentive plans). In addition, most employees are eligible to participate in the defined contribution and pension plans described in Appendix B - Benefit Plan Summary at page 96
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
Pay Versus Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (Item 402(v)) and does not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For a discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, see the Compensation Discussion and Analysis beginning on page 38.
The following tables and related disclosures provide information about (i) the total compensation of our principal executive officers (CEOs) and our non-CEO NEOs (collectively, the Other NEOs) as presented in the Summary Compensation Table on page 56, (ii) the compensation actually paid (CAP) to our CEOs and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures and (iv) the relationship of CAP to those financial performance measures.

	CEO Pay				Non-CEO Pay		Value of Initial Fixed $100 Investment Based On			Percentile
Fiscal Year (a)	Summary Compensation Table Total for CEO ($) (b)		Compensation Actually Paid to CEO ($) (c)		Average Summary Compensation Table Total for non-CEO NEOs ($) (d)	Average Compensation Actually Paid to non-CEO NEOs ($) (e)	Southern Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)	Net Income ($ millions) (h)	Company Selected Measure One-Year Relative TSR (percentile) (i)
	Womack	Fanning	Womack	Fanning
2025	28,223,562	—	26,123,940	—	6,810,309	5,857,410	171.34	153.04	4,341	22nd
2024	23,885,173	—	28,200,592	—	5,207,018	7,724,411	156.56	130.68	4,401	68th
2023	23,521,052	33,469,800	18,378,941	40,567,478	5,555,346	6,433,480	128.66	108.10	3,976	86th
2022	—	24,006,670	—	42,131,615	5,668,554	6,722,302	125.90	119.01	3,524	77th
2021	—	21,243,559	—	35,516,807	5,210,958	7,015,374	116.35	118.24	2,393	45th
Names of CEOs and Other NEOs (columns (b), (c), (d) and (e))
2025: CEO - Christopher C. Womack; Other NEOs - David P. Poroch, Stanley W. Connally, Jr., Kimberly S. Greene, J. Jeffrey Peoples and Daniel S. Tucker
2024: CEO - Christopher C. Womack; Other NEOs - Daniel S. Tucker, Stanley W. Connally, Jr., Kimberly S. Greene and James Y. Kerr
2023: CEO - Thomas A. Fanning: January 1 to May 24, Christopher C. Womack: May 24 to December 31; Other NEOs - Daniel S. Tucker, Kimberly S. Greene, James Y. Kerr and Stephen E. Kuczynski
2022: CEO - Thomas A. Fanning; Other NEOs - Daniel S. Tucker, Christopher C. Womack, Stephen E. Kuczynski and Mark A. Crosswhite

Southern Company 2026 Proxy Statement	69

Executive Compensation Tables
2021: CEO - Thomas A. Fanning; Other NEOs - Daniel S. Tucker, Mark. A. Crosswhite, Stephen E. Kuczynski, Christopher C. Womack, Andrew W. Evans and W. Paul Bowers
Column (c and e)
To calculate Compensation Actually Paid (CAP) to the CEO for 2025, the following amounts were deducted from and added to the “Total” compensation amount for the CEO reflected in each year’s Summary Compensation Table (SCT):

2025 Fiscal Year	Summary Compensation Total ($)	Minus: SCT “Stock Awards” ($)	Minus: SCT “Change in Pension Value and Nonqualified Deferred Compensation” ($)	Add: Stock Award Fair Value ($)	Add: Pension Service Costs ($)	Compensation Actually Paid ($)
CEO	28,223,562	13,830,054	8,961,516	20,691,948	—	26,123,940
Average Non-CEO NEOs	6,810,309	2,266,600	2,309,740	3,347,898	275,543	5,857,410
The deductions of “Stock Awards” and “Change in Pension Value and Nonqualified Deferred Compensation” are found in columns (d) and (f) of the SCT for each covered year.
Stock Award Fair Value The addition of Stock Award Fair Value reflects:

	CEO	Average Non-CEO NEOs
Fair Value of Awards Granted during Year that remain unvested as of Year-End	$18,214,170	$2,852,383
Fair Value of Awards Granted during Year that vested during such Year	—	—
Change in Fair Value from prior December 31 to December 31 of Year of Awards Granted in Prior Years that remain outstanding and unvested	$1,045,107	$133,921
Change in Fair Value from Prior December 31 to Vesting Date for Awards that vested during Year	$1,432,671	$361,594
Deduction of Fair Value of Awards Granted in Prior Years that were forfeited during Year	—	—
Increase based upon Incremental Fair Value of Awards modified during Year	—	—
Increase based on Dividends or Other Earnings Paid during Year prior to Vesting Date of Award	—	—
Total	$20,691,948	$3,347,898
Stock Award Fair Value was calculated based on the probable outcome of performance conditions as of the relevant measurement date, consistent with the approach described on page 56.
Pension Service Cost The addition of Pension Service Costs reflects the annual service costs for the Pension Plan and supplemental pension plans described on page 62.
▶CEO: Pension Plan - $0; SBP-P and SERP - $0
▶Average Non-CEO NEOs: Pension Plan - $39,891; SBP-P and SERP - $235,651
There were no plan amendments during the covered year that resulted in prior service costs.
Column (f)
For each Covered Year, our absolute TSR was calculated based on the yearly percentage change in our cumulative TSR on our common stock, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing stock price on the NYSE on December 31, 2020 through and including the last day of the covered year (each, a Measurement Period), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered Year-end values of such investment as of the end of the Covered Year, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
Column (g)
The peer group utilized in the table above is the Philadelphia Utilities Sector Index (UTY). For each Covered Year, the peer group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment.

70	Southern Company 2026 Proxy Statement

Executive Compensation Tables
Column (i)
For purposes of this PvP disclosure, our relative TSR is calculated substantially as described above in our Compensation Discussion and Analysis. See page 38 for more information on the calculation of relative TSR and the results shown in this Pay Versus Performance disclosure.
Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results The following charts provide, across the Covered Years, a clear description of the relationships between (1) our cumulative TSR and the cumulative TSR for the peer group reflected in the PVP Table above, (2) CEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above and (3) non-CEO NEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above.
Compensation Actually Paid v. Southern TSR & Peer Group TSR

$35,517
$42,131
$40,567
$171
$157
$153
$28,201
$26,124
$129
$126
$131
$18,379
$118
$116
$119
$108
$7,015
$6,722
$6,433
$7,724
$5,857
2021
2022
2023
2024
2025
Fanning CAP ($000s)
Average NEO CAP ($000s)
Philadelphia Utility Index
Womack CAP ($000s)
1yr Cumulative TSR

Compensation Actually Paid vs. Net Income	Compensation Actually Paid vs. 1-Yr rTSR*

$35,517
$42,131
$40,567
$28,201
$26,124
$18,379
$7,015
$6,722
$6,433
$7,724
$5,857
$2,393
$3,524
$3,976
$4,401
$4,341
2021
2022
2023
2024
2025
Fanning CAP ($000s)
Womack CAP ($000s)
Average NEO CAP ($000s)
Net Income ($ millions)

86th
$42,131
77th
$40,567
$35,517
68th
45th
$28,201
$26,124
$18,379
22nd
$7,015
$6,722
$6,433
$7,724
$5,857
2021
2022
2023
2024
2025
Fanning CAP ($000s)
Womack CAP ($000s)
Average NEO CAP ($000s)
1-year Relative TSR % Rank

*    As noted above, our 2025 LTI program utilized and applied significant weighting to our 3-year relative TSR metric, rather than the 1-year relative TSR metric shown. For more information, see page 46.
Most Important Financial Performance Measures
This table provides what the Company believes represent the most important financial performance measures (including relative TSR) we used to link CAP for our CEO and non-CEO NEOs for 2025 to our performance for 2025.

1-year Relative TSR
3-year Relative TSR
Return on Equity (ROE)
Earnings per Share (EPS)

Southern Company 2026 Proxy Statement	71

Audit Committee Matters
Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s consolidated financial statements.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company and its subsidiaries and management’s report on the Company’s internal control over financial reporting in the 2025 annual report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.
The independent registered public accounting firm is responsible for expressing opinions on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting with the criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.
The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.
The Audit Committee discussed their overall audit scopes and plans separately with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, evaluations by management and the independent registered public accounting firm of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with the Company’s compliance officer. The Audit Committee held nine meetings during 2025.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2026. Stockholders are being asked to ratify that selection at the 2026 annual meeting.
Audit Committee

William G. Smith, Jr.	Janaki Akella	James O. Etheredge	Donald M. James	David E. Meador
Policy on Audit and Non-Audit Services
The Audit Committee adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes pre-approval requirements for the audit and non-audit services provided by Deloitte & Touche. All of the services provided by Deloitte & Touche in fiscal years 2025 and 2024 and related fees were approved in advance by the Audit Committee.
▶Under the policy, Deloitte & Touche delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by Deloitte & Touche for the Audit Committee to approve. The Audit Committee’s approval of Deloitte & Touche’s annual engagement letter constitutes pre-approval of all services covered in the letter.
▶In addition, under the policy, the Audit Committee has pre-approved the engagement of Deloitte & Touche to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.

72	Southern Company 2026 Proxy Statement

Audit Committee Matters
▶The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $150,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.
▶Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by Deloitte & Touche. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage Deloitte & Touche to perform any personal services, such as personal financial planning or personal income tax services.
Principal Independent Registered Public Accounting Firm Fees
The following represents the fees billed to us for the two most recent fiscal years by Deloitte & Touche.

(in thousands)	2025	2024
Audit Fees(1)	$17,053	$15,867
Audit-Related Fees(2)	4,406	3,503
Tax Fees	—	—
All Other Fees(3)	321	133
Total	$21,780	$19,503
(1)Includes services performed in connection with financing transactions and statutory audits of several Southern Company Gas subsidiaries.
(2)Represents fees in connection with statutory and non-statutory audit services, attest services, and audits of Southern Power partnerships.
(3)Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars and other non-audit advisory services.

▶The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2026. This appointment is being submitted to stockholders for ratification.

The Board recommends a vote FOR this proposal

The Audit Committee of the Board of Directors is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit our financial statements, including the compensation of such firm and the related audit fee negotiations.
Deloitte & Touche has served as our independent registered public accounting firm since 2002. To promote continuing independence, the Audit Committee periodically considers whether there should be a change in the independent registered public accounting firm. The Audit Committee and its Chair also participate in the selection of Deloitte & Touche’s lead engagement partner in connection with the mandatory rotation requirements of the SEC.
The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2026. This appointment is being submitted to stockholders for ratification, and the Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche are expected to attend the 2026 annual meeting and be available to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

Southern Company 2026 Proxy Statement	73

▶The Board has determined that it is in the best interest of the Company and its stockholders to amend the Restated Certificate of Incorporation as more fully described in Items 4-7.

The Board recommends a vote FOR each of these proposals

The Board voted to approve, declare advisable, and recommend to stockholders that they approve, amendments to the Company’s Restated Certificate of Incorporation (Certificate of Incorporation) set forth in the four proposals (Items 4-7) that follow (collectively, Amendments). As more fully described below, the Amendments include:
▶Increasing the number of authorized shares of common stock from 1,500,000,000 shares to 2,500,000,000 shares (Item 4);
▶Authorizing the issuance of up to 50,000,000 shares of preferred stock in one or more series and with the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as solely determined by the Board (Item 5);
▶Providing for officer exculpation (Item 6); and
▶Implementing other miscellaneous changes to modernize, clarify and conform the Certificate of Incorporation (Item 7).
The Amendments set forth in any Item that is approved by our stockholders will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we intend to do promptly after the annual meeting. In addition, following the filing and effectiveness of the Certificate of Amendment setting forth the amendments described in Items 4-7 (in each case, if approved by stockholders), we intend to file a restated Certificate of Incorporation that integrates such amendments into a single document.
None of Items 4 through 7 is conditioned on stockholder approval of any other such Item. The Board reserves the right to elect to abandon any or all of the Amendments, without further action by the stockholders, at any time prior to the effectiveness of the Certificate of Amendment setting forth any or all Amendments.
Item 4: Approve An Amendment to the Restated Certificate of Incorporation to Authorize Additional Common Stock
The Board has determined that it is in the best interests of the Company and its stockholders to amend Article Fourth in the Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 1,500,000,000 shares to 2,500,000,000 shares (Common Stock Amendment).
Analysis of the Common Stock Amendment
The Certificate of Incorporation currently authorizes the Company to issue up to 1,500,000,000 shares of common stock. As of the Record Date, [●] shares of common stock were issued and outstanding, and [●] shares were reserved for issuance under the Company’s various equity compensation plans, leaving [●] shares of the Company’s common stock unissued and unreserved.
The Board believes that the Common Stock Amendment, if approved by stockholders, will provide a more appropriate reserve of shares for the Company’s future business and financial needs. These additional authorized shares will provide the Company with greater flexibility when considering future transactions and business opportunities, including, but not limited to, sales of common stock or convertible securities to enhance capital and liquidity, acquisitions or strategic transactions, grants and awards pursuant to our equity compensation plans and agreements, potential forward stock splits in the form of a special stock dividend, and other corporate purposes.
To the extent that additional authorized shares of common stock are issued in the future, they will have the same rights as the presently authorized shares of common stock, including the right to cast one vote per share of common stock on all matters in which the holders of common stock are entitled to vote. Although the authorization of additional shares of common stock will not, in itself, have any effect on the rights of any holder of the Company’s common stock, the future issuance of additional shares of common stock (other than by way of a stock split or dividend) will have the effect of diluting voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. In addition, the Board will have the authority to issue authorized shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or NYSE rules.

74	Southern Company 2026 Proxy Statement

Approve Amendments to the Restated Certificate
We do not have any current specific plans, proposals or arrangements (written or otherwise) to issue any of the newly authorized shares of common stock for any purpose, including future acquisitions and/or financings.
Text of the Common Stock Amendment
The text of the Common Stock Amendment is set forth in its entirety in Appendix C with deletions indicated by strikeouts and additions indicated by underlining. Stockholders are encouraged to review the full text of the Common Stock Amendment. The general description of the Common Stock Amendment set forth herein is qualified in its entirety by reference to the text of the Common Stock Amendment referenced in Appendix C.

The Board recommends a vote FOR this proposal.
Item 5: Approve Amendments to the Restated Certificate of Incorporation to Authorize the Issuance of Preferred Stock
The Board has determined that it is in the best interests of the Company and its stockholders to amend the Certificate of Incorporation to:
▶Create 50,000,000 shares of preferred stock under Article Fourth and authorize the Board to issue shares of preferred stock in one or more series and set the voting powers, designations, preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions thereof; and
▶Make corresponding amendments to Article Ninth, Section (1) and Article Eleventh (collectively, Preferred Stock Amendments).
Analysis of the Preferred Stock Amendments
The Certificate of Incorporation does not currently authorize the issuance of preferred stock. If the Preferred Stock Amendments are approved and become effective, the Company will have 50,000,000 shares of preferred stock authorized.
The Preferred Stock Amendments also authorize the Board to issue shares of preferred stock in one or more series and to determine the terms of such series of preferred stock, including, but not limited to:
▶the voting rights, if any, of such series;
▶the designation of each series and the number of shares that will constitute each such series;
▶the dividend rate, if any, for each series;
▶the price at which, and the terms and conditions on which, the shares of each series may be redeemed, if such shares are redeemable; and
▶the terms and conditions, if any, upon which shares of each series may be converted into shares of other classes or series of shares of the Company, or other securities.
Unless otherwise provided in the terms of the applicable series of preferred stock, shares of preferred stock issued by the Company and subsequently redeemed, repurchased or converted into another security of the Company will be available to be reissued by the Company from treasury or, upon retirement by the Board, as an authorized but unissued shares of preferred stock, and the Board may set the terms of the reissued shares as it deems appropriate, in the same manner, and subject to the same limitations, as the authorized preferred shares permit.
The Board believes that the Preferred Stock Amendments will provide the Company with the flexibility to take advantage of financing and acquisition opportunities as they arise without the expense and delay associated with a stockholders’ meeting, and improve the Company’s ability to attract investment capital as various series of preferred stock may be created and customized to meet the needs of any particular transaction and/or market conditions. The Preferred Stock Amendments would also better align the Company’s equity structure and financing opportunities with that of its peers. Among the 28 utility companies in the S&P 500, the Company is the only one not authorized to issue preferred stock. The Company currently intends to use the proceeds of any issuance for general corporate purposes, including, without limitation, to fund the Company’s investment in its subsidiaries, related to their capital investment programs in generation, transmission and distribution.
Authorizing preferred stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized shares of preferred stock without stockholder approval of such issuances, except as may be required by applicable law or NYSE rules. To the extent that shares of preferred stock are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could have the effect

Southern Company 2026 Proxy Statement	75

Approve Amendments to the Restated Certificate
of diluting existing stockholders. The effects of the issuance of preferred stock upon holders of common stock may include, among other things: (i) a preference in the payment of dividends to holders of preferred stock, which may restrict the Company’s ability to declare dividends on common stock; (ii) dilution of voting power if holders of preferred stock are given voting rights; (iii) dilution of equity interests and voting power if the preferred stock is convertible, and converted into, common stock; and/or (iv) a preference in payments upon liquidation to holders of preferred stock, which may limit liquidation payments on common stock.
We do not have any current specific plans, proposals or arrangements (written or otherwise) to issue any preferred stock for any purpose, including future acquisitions and/or financings.
The Preferred Stock Amendments also include corresponding amendments intended to reflect the authorization of preferred stock, including the authority of the Board to issue such shares of preferred stock in one or more series without stockholder approval, as described above. Article Ninth, Section (1) will be amended to clarify that directors may be removed based on the voting power of the outstanding shares instead of the number of outstanding shares and to provide that the holders entitled to vote at an election of directors will vote on such removal as required pursuant to the General Corporation Law of the State of Delaware (DGCL). Article Eleventh will be amended to remove language requiring stockholder approval to authorize the creation of any class of preferred stock.
No Antitakeover Purpose
While shares of preferred stock may also be used as a tool to oppose unwelcome takeover attempts, including through adoption of a rights plan or a “poison pill,” the Preferred Stock Amendments have been prompted solely by business and financial considerations. The Company is not aware of any such takeover attempts at this time, and the authorization of preferred stock is not being proposed in response to any third-party effort to acquire control of the Company. Furthermore, the Board represents that, if the Preferred Stock Amendments are approved and become effective, it will not, without prior stockholder approval, approve the issuance or use of any of preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any stockholder rights plan. However, within these limits, the Board may approve the issuance or use of preferred stock for capital raising, financing or acquisition needs or other opportunities that may have the effect of making an acquisition of the Company more difficult or costly.
Text of the Preferred Stock Amendments
The text of the Preferred Stock Amendments is set forth in its entirety in Appendix C with deletions indicated by strikeouts and additions indicated by underlining. Stockholders are encouraged to review the full text of the Preferred Stock Amendments. The general description of the Preferred Stock Amendments set forth herein is qualified in its entirety by reference to the text of the Preferred Stock Amendments referenced in Appendix C.

The Board recommends a vote FOR this proposal.
Item 6: Approve An Amendment to the Restated Certificate of Incorporation to Provide for Officer Exculpation
Article Ninth, Section (11) of the Certificate of Incorporation already eliminates the monetary liability of directors in accordance with the DGCL. In 2022, the DGCL was amended to expand the availability of exculpation protection to officers, thereby permitting companies to include in their certificates of incorporation limitations on the monetary liability of certain officers in certain circumstances similar to (but more limited than) the protection already afforded to directors under the Certificate of Incorporation. As discussed below and taking into account the narrow category of claims for which officers’ liability will be eliminated, as well as the benefits the Board believes will accrue to the Company and its stockholders in terms of reducing the risk of unnecessary, costly and distracting litigation and enabling the Company to attract, motivate and retain well qualified and highly experience officers, the Board has determined that it is in the best interests of the Company and its stockholders to amend Article Ninth, Section (11) of the Certificate of Incorporation to provide for the elimination of monetary liability of certain officers of the Company in certain limited circumstances (Exculpation Amendment).
Analysis of the Exculpation Amendment
The Exculpation Amendment is a result of the Board’s ongoing review of corporate governance best practices and recent changes in Delaware law.

76	Southern Company 2026 Proxy Statement

Approve Amendments to the Restated Certificate
In order to better position the Company to attract and retain qualified and experienced officers, the Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by Delaware law. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit.
The nature of their role often requires officers to make decisions on crucial matters, frequently in response to time-sensitive opportunities and challenges, which can create substantial risk of opportunistic lawsuits that seek to impose liability with the benefit of hindsight. Aligning the protections available to our officers with those currently available to our directors will empower officers to exercise their business judgment in furtherance of stockholder interests, without the potential distractions posed by the risk of personal liability.
The Board believes that the Exculpation Amendment strikes the appropriate balance between furthering our goals of attracting and retaining high-quality officers, on the one hand, with promoting stockholder accountability, on the other. Consistent with the DGCL, the Exculpation Amendment will exculpate certain officers only in connection with direct claims brought by stockholders for breaches of the fiduciary duty of care, including class actions, but will not eliminate or limit liability with respect to any of the following:
▶claims brought by the Company itself;
▶derivative claims brought by stockholders in the name of the Company;
▶any claims involving breach of the duty of loyalty to the Company or our stockholders;
▶any claims involving acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or
▶any claims involving transactions from which the officer derived an improper personal benefit.
Additionally, in accordance with Delaware law, the Exculpation Amendment will only apply to certain officers, namely to a person who (during the course of conduct alleged to be wrongful) (i) is or was serving as our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Controller and Treasurer, (ii) is or was identified in our public filings with the SEC as one of our most highly compensated executive officers, or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process in Delaware.
The Exculpation Amendment also provides that (i) if the DGCL is further amended to eliminate or limit the liability of directors or officers, the liability of such directors or officers will be limited or eliminated to the fullest extent permitted by law, as so amended, and (ii) any amendment to Article Ninth, Section (11) will not adversely affect any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment.
Text of the Exculpation Amendment
The text of the Exculpation Amendment is set forth in its entirety in Appendix D with deletions indicated by strikeouts and additions indicated by underlining. Stockholders are encouraged to review the full text of the Exculpation Amendment. The general description of the Exculpation Amendment set forth herein is qualified in its entirety by reference to the text in Appendix D.

The Board recommends a vote FOR this proposal.
Item 7: Approve Miscellaneous Amendments to Modernize, Clarify and Conform the Restated Certificate of Incorporation
The Board has determined that it is in the best interests of the Company and its stockholders to amend the Certificate of Incorporation to implement other miscellaneous changes as described below in order to modernize, clarify and conform the Certificate of Incorporation, remove inoperative and ambiguous provisions, and promote consistency with applicable standards under the DGCL (collectively, Miscellaneous Amendments).
Analysis of the Miscellaneous Amendments
The Miscellaneous Amendments, all of which are administrative in nature, include:
▶An amendment to Article Third to remove non-essential text regarding the specific purposes of the Company and clarify that the Company is permitted to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Southern Company 2026 Proxy Statement	77

Approve Amendments to the Restated Certificate
▶An amendment to Article Fourth to reduce the par value of the Company’s common stock from $5.00 per share to $0.01 per share, which is intended to bring it in line with the par value of the common stock of many other public companies incorporated in Delaware. Historically, the concept of par value served to protect creditors and investors by ensuring that a company received at least the par value as consideration for issuance of stock. Over time, the concept of par value as a protection for creditors has lost its significance in light of laws related to surplus and insolvency. This reduction in the par value will not have any effect on the rights of any holder of the Company’s common stock or change the number of authorized shares of common stock. Following the effectiveness of the proposed Miscellaneous Amendments, the stated capital and additional paid-in capital accounts attributable to the Company’s common stock on its balance sheet will each be adjusted to reflect the par value reduction. Stockholders’ equity, in the aggregate, will not change solely as a result of the reduction in par value, and we expect that the reduction in par value will have no effect on the market value of the Company’s outstanding shares of common stock.
▶An amendment to (i) remove the existing text of Article Fifth regarding the amount of capital when the Company commenced business in its entirety, which is a legacy provision that is no longer relevant or required to be included in the Certificate of Incorporation, and (ii) provide that, unless required by the Company’s By-Laws, the election of directors need not be by written ballot, which is typically included in modern certificates of incorporation and gives additional flexibility to the Company with respect to the procedures at meetings of stockholders with respect to the election of directors.
▶An amendment to Article Ninth, Section (10) to clarify that the Board is empowered to exercise all the powers as may be exercised by the Company subject only to the DGCL and the Certificate of Incorporation and to conform to Section 141(a) of the DGCL, which requires any limitations to the Board’s managerial power to be set forth in the Certificate of Incorporation.
▶Amendments to delete in their entirety: Article Sixth (which currently states “Intentionally Omitted”); Article Seventh (stating that the Company will have perpetual existence, which is the default under the DGCL); Article Eighth (regarding the private property of stockholders not being subject to corporate debts, which is the default under the DGCL); Article Ninth, Sections (2), (6), (7) and (8) (addressing topics covered by various DGCL provisions that already apply to the Company by default); and Article Tenth (regarding compromise arrangements between the Company and its creditors which is not typically included in modern certificates of incorporation as it is generally considered not to be needed in light of bankruptcy law).
▶Clerical amendments to renumber various Articles and Sections in the Certificate of Incorporation to reflect the Miscellaneous Amendments described above.
As described above, the Miscellaneous Amendments reflect technical, conforming, modernizing, and clarifying changes to the Certificate of Incorporation.
Text of the Miscellaneous Amendments
The text of the Miscellaneous Amendments is set forth in its entirety in Appendix E with deletions indicated by strikeouts and additions indicated by underlining. Stockholders are encouraged to review the full text of the Miscellaneous Amendments. The general description of the Miscellaneous Amendments set forth herein is qualified in its entirety by reference to the text in Appendix E.

The Board recommends a vote FOR this proposal.

78	Southern Company 2026 Proxy Statement

The Board recommends a vote AGAINST each proposal

The following three proposals were submitted by stockholders. If the stockholder proponent of each proposal, or the proponent’s representative, is present at the annual meeting in person and presents the proposal for a vote, then the proposal will be voted on at the meeting.
Following SEC rules, other than minor formatting changes, we are reprinting the proposals, graphics and supporting statements as they were submitted to us. Some of the following proposals may contain assertions about the Company that we believe are incorrect. The Board has not attempted to refute all such assertions. However, the Board has considered each proposal and recommended a vote based on the specific reasons set forth in each Board response.
Item 8: Independent Board Chairman
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, holder of at least 100 shares of Southern Company common stock, submitted the following proposal.
Proposal 8 – Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.
The Chairman of the Board shall be an Independent Director. An independent Lead Director shall not be a substitute for an independent Board Chairman.
The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now to obtain the maximum benefit.
An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.
An independent Board Chairman could also help The Southern Company (SO) deal with future headwinds like those that emerged in 2025:
Moody's placed Southern Company on a negative outlook in October 2025, which adds uncertainty to its financial strategy and potential future equity issuances.
In December 2025, Wall Street Zen downgraded Southern Company to a "Sell" rating, and analysts on average gave it a "Hold" rating, indicating a lack of strong buy confidence.
The company's plan to extend the life of 8,200 MW of coal-fired plants to meet the growing demand from data centers has drawn intensified legal and environmental challenges. This strategy risks stakeholder alienation and could expose the company to stranded assets if cleaner energy alternatives become more viable sooner than anticipated.
Southern Company increased its 5-year capital plan to a significant $76 billion, primarily to meet data center demand. This plan carries inherent risks, including potential regulatory delays, supply chain constraints for key equipment, rising interest costs impacting financing, and concerns about customer affordability given the rate base growth required to fund it.
To fund its capital plan, SO has a cumulative equity need of $9 billion through 2029. The required equity raises and significant debt issuance (it issued $4 billion in Q3 2025 alone) could lead to potential shareholder dilution and pressure on earnings.
Please vote yes:
Independent Board Chairman -- Proposal 8

Southern Company 2026 Proxy Statement	79

Stockholder Proposals
Board’s Recommendation and Statement
The Board has carefully considered this proposal and recommends that you vote AGAINST the proposal for the reasons described below.
Preserving the Board's ability to determine the most effective leadership structure at any particular point in time is in the best interests of the Company and its stockholders.
The proposal seeks an “enduring policy” that would require two separate individuals to hold the Chairman and CEO positions and asks the Board to implement this enduring policy “as soon as possible”. Effectively, this proposal would restrict the Board’s ability to use its experience and judgment to make the most appropriate decision on its leadership structure at any given time, which we do not believe is in the best interests of the Company or its stockholders.
The Board is committed to strong, independent oversight of management and efficient operation of the Board. The Company’s Corporate Governance Guidelines and By-Laws do not mandate a specific leadership structure but instead provide for the Board’s annual assessment of the most appropriate leadership structure. The Board believes that, rather than mandating a prescriptive, inflexible approach, its independent Directors are best positioned to determine, based on their business judgment and in alignment with their fiduciary duties, the most effective board leadership structure to maximize stockholder value in light of Southern’s unique risks and opportunities at any particular time.
Stockholders rejected similar stockholder proposals in 2014 and 2020, preserving the Board’s flexibility to determine the most effective leadership structure from time to time.
The Board’s existing Lead Independent Director role, combined with the strength of our other independent Directors and the Board’s commitment to robust corporate governance practices, safeguard effective independent oversight of management.
Our Corporate Governance Guidelines require that, whenever the Chairman is the CEO or is otherwise not independent, the independent Directors will appoint a Lead Independent Director. The responsibilities of the Lead Independent Director, set forth in our Corporate Governance Guidelines and described in more detail on page 24, are designed to be robust and reflect market best practices. The direction provided by the Lead Independent Director serves as the foundation for the Board’s independent oversight of management and facilitates effective communication among the independent Directors and with management.
The strength and experience of each of our independent Directors, combined with the corporate governance practices memorialized in our Corporate Governance Guidelines, By-Laws and other governance policies and practices, further reinforce the independent functioning of the Board. All but one of Southern’s Directors are independent, and all members of the Board’s six standing committees are independent. Each Director has complete access to Southern’s management, and the Board may engage legal, accounting, financial, or other outside advisors as it deems appropriate. The independent Directors meet regularly, without management present, in executive sessions chaired by the Lead Independent Director. In addition, each of the Board’s six standing committees meet regularly, without management present, in executive sessions. Other current governance practices include annual election of Directors, majority voting for each Director in uncontested elections, proxy access, an annual board evaluation process and a 10% threshold for stockholders to request a special meeting. These leading governance practices are designed to provide oversight of the most critical issues facing Southern, offer ample opportunity for independent Directors to deliberate amongst themselves and facilitate overall independent functioning of the Board.
Our current governance structure provides robust risk oversight by independent Directors.
The Board and its committees have both general and specific risk oversight responsibilities as discussed on page 27. The Board has broad responsibility to provide oversight of significant risks primarily through direct engagement with management and through delegation of ongoing risk oversight responsibilities to the committees. Specifically, each committee provides ongoing oversight for each of our most significant risks designated to it, reports to the Board on their oversight activities and elevates review of risk issues to the Board as appropriate. Each committee has a designated member of executive management as the primary responsible officer for providing information and updates related to the significant risks for that committee. These officers arrange for a regular review by the Board and/or the appropriate committees of all significant risks identified in the risk profile that we develop.
A flexible approach to the Board leadership structure has been a key strength for Southern, as evidenced by the path that led to the Board’s current leadership structure.
In connection with electing Mr. Womack as CEO in May 2023, the Board, led by the Nominating, Governance and Corporate Responsibility Committee and in collaboration with an ad hoc Succession Committee comprised of independent Directors, undertook a comprehensive review of its leadership structure throughout 2022 and 2023. The process included an assessment of corporate governance best practices through an analysis by outside legal counsel that examined practices and trends among large public companies and peer utility companies, studies regarding the impact of board leadership structure on company performance and the views of significant Southern stockholders.

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Stockholder Proposals
At that time, the Board separated the roles of Chairman and CEO, with our former CEO serving as Executive Chairman and our then-Lead Independent Director, Mr. Grain, continuing in that role. Following the retirement of our former CEO as Executive Chairman and as a member of the Board, the independent Directors again reviewed the Board's leadership structure. In December 2023, the independent Directors determined that a leadership structure with combining the roles of Chairman and CEO, counterbalanced by a strong independent Board led by an empowered Lead Independent Director, was the most appropriate structure at the time.
In stockholder engagements since the Board recombined the CEO and Chairman roles under Mr. Womack, Southern’s largest stockholders have consistently supported the Board’s flexibility to determine its most effective leadership structure based on Southern’s then-present circumstances.
During its most recent annual review of its leadership structure, the Board’s independent Directors determined that the current leadership structure continues to be the optimal leadership structure given Southern’s current circumstances and the dynamic nature of the utility sector.
Accordingly, we believe that the adoption of the prescriptive, inflexible and permanent approach requested by the proposal is not in the best interests of Southern or its stockholders.

The Board recommends a vote AGAINST the proposal.
Item 9: Report on Data Center Costs
As You Sow, 2020 Milvia Street, Suite 500, Berkeley, California 94704, on behalf of the As You Sow Foundation Fund, holder of 422 shares of Southern Company common stock, submitted the following proposal.
WHEREAS: Southern Company (“Southern”) is pursuing one of the largest electric system expansions in its history.1 In Georgia, where 80% of projected demand would serve artificial intelligence (AI) data centers,(2) Southern has proposed a $20 billion record-breaking system buildout.3 Although this plan is designed primarily to serve data center demand, residential and small-business customers are still expected to face bill increases, and could shoulder even higher costs if the anticipated data-center load does not materialize.4
The durability of AI-related power demand is uncertain. Technology companies often submit power requests without secured financing or tenants, and many negotiate with multiple utilities simultaneously, leading to inflated forecasts.5 The AI-driven data center boom is already showing signs of volatility. Last quarter, Southern reported that 14.3 gigawatts (GW) of data center projects were withdrawn, producing a net 6 GW decline in its power connection queue—an unprecedented reversal for a market that had been expanding rapidly.6
Even data centers that do get built may never use the massive power loads now assumed. Rapid innovation in chips, cooling, and ultra-efficient architecture is on track to materially shrink data center electricity demand in the future.7
Against this backdrop, investors are concerned that Southern is committing capital to infrastructure for demand that may never materialize. If data center customers shrink loads or withdraw from contracts, overbuilt assets could burden existing ratepayers and potentially shareholders. This risk is amplified by Southern’s plan to build new fossil-fuel generation which carries volatile fuel prices and decades-long cost obligations.
As regulators increase their focus on affordability, Southern may find it harder to gain approval to charge existing customers for new projects. If regulators reject or limit cost recovery, shareholders may be forced to absorb the losses. That risk is particularly acute in Georgia, which ranks 35th nationally for energy affordability.8
These risks are compounded by Southern’s failure to require firm financial commitments from large-load customers before launching major infrastructure projects. Other utilities, recognizing the danger of overbuilding, have put safeguards in place. Dominion Energy in Virginia and AEP in Ohio both require binding commitments from all new data center customers.9
Southern, in contrast, undertakes project-by-project negotiations, and does not require safeguards such as long-term contracts, milestone payments, or minimum demand charges for all large-load customers. To date, only a small subset of Southern’s contracted large-load customers are subject to such accountability provisions.10 Without stronger requirements, Southern risks building costly infrastructure for customers who may delay, downsize, or cancel projects—shifting costs onto ratepayers and, potentially, shareholders.
RESOLVED: Shareholders request that Southern issue a report disclosing if and how it is putting safeguards in place to avoid shifting costs of new infrastructure for data centers to residential customers and small businesses.
1https://www.southerncompany.com/sustainability/our-customers.html
2https://apnews.com/article/georgia-power-data-centers-d15f7793c6b79444908ca8a7b68f7ef1
3https://cleanenergy.org/news/lame-duck-georgia-commission-could-lock-customers-into-high-cost-gas-plants-until-2075/

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Stockholder Proposals
4https://cleanenergy.org/news/lame-duck-georgia-commission-could-lock-customers-into-high-cost-gas-plants-until-2075/
5https://www.latitudemedia.com/news/phantom-data-centers-are-flooding-the-load-queue/
6https://www.utilitydive.com/news/georgia-power-large-load-data-centers/806300/
7https://today.ucsd.edu/story/new-cooling-tech-could-curb-data-centers-rising-energy-demands
8https://alec.org/wp-content/uploads/2025/04/ALEC_EnergyAffordability2025.pdf, p.13
9https://www.datacenterdynamics.com/en/news/virginia-regulators-approve-new-rate-class-for-data-centers-and-other-large- loads/; https://www.utilitydive.com/news/Ohio-regulators-approve-aep-data-center-interconnection-rules/752690/
10https://www.utilitydive.com/news/georgia-power-large-load-data-centers/806300/
Board’s Recommendation and Statement
The Board has carefully considered this proposal and recommends that you vote AGAINST the proposal for the reasons described below.
Southern has effective frameworks and methodologies, overseen by its Board, for contracting with large load customers.
We appreciate the proposal’s focus on risks and opportunities related to our investment in infrastructure to serve projected load growth. Our strategies for serving large load customers have been discussed with and by the Board regularly in recent years. We believe the frameworks and methodologies that guide our approach to contracting with large load customers benefit and protect existing customers and investors.
Orderly, transparent and constructive planning processes and regulatory frameworks are in place in our electric jurisdictions, allowing our operating companies to reliably and sustainably serve growth. Our state-regulated electric operating companies use an integrated resource planning process to quantitatively evaluate resource needs over a 20-plus year horizon. Integrated resource plans filed with each state regulatory commission form the basis of our operating companies’ requests to invest in our system.
The regulatory frameworks in place allow our electric operating companies to negotiate bilateral contracts with large load customers, providing each operating company with the necessary flexibility to develop appropriate pricing and contract terms to help ensure large load customers cover at least the incremental costs to serve their projects. We have discussed in detail with the Proponents the robust set of terms and conditions included in our contracts on several occasions over the past year.
▶Contracts carry minimum terms of at least 15 years for nearly all data centers, with some extending even further.
▶Over the term of the contract, there are fixed or minimum bill provisions, similar to take-or-pay structures, that factor in the customer’s requested load ramps and are designed to cover at least 100% of the annual incremental cost to serve, including the necessary generation and transmission investments, incremental operations and maintenance costs and our cost of capital.
▶Contracts include strong protections in the form of termination payments tied to the incremental costs to serve over the life of the remaining contract.
▶Significant collateral requirements tied to the termination payments to provide an additional layer of security and protection for retail customers.
Our disciplined approach to pricing large load contracts is translating into benefits for existing customers. For example, Georgia Power and Alabama Power worked constructively in 2025 with each of their public service commissions to implement multi-year rate stabilization agreements. Moreover, if the projected load growth materializes slower than anticipated or some of the load does not materialize at all, our operating companies’ approaches allow case-specific flexibility, including the ability to accelerate or delay load ramps and future requests for proposals, delay or cancel resources being constructed, evaluate existing units, elect not to extend power purchase agreements or sell excess capacity to other entities in the Southeast.
Southern already discloses detailed information about its approach to serving large load customers, making the separate, specific report sought by this proposal duplicative and of no added value to stockholders.
There is already extensive public disclosure about our disciplined approach to serving the projected load growth in a way that benefits and protects existing customers. For example:
▶The Georgia Public Service Commission (Georgia PSC) in April 2025 approved a framework for new customers with projected annual electric load of at least 100 MW that is detailed in regulatory filings on the Georgia PSC’s website and highlighted in Southern’s first quarter 2025 earnings presentation posted on the Investor Relations section of the Company’s website on May 1, 2025. As part of this framework, the Georgia PSC reviews all new large load contracts.
▶Georgia Power disclosed in a press release and Form 8-K on July 1, 2025 that it will keep base rates, excluding storm costs, stable through at least 2028.
▶Alabama Power disclosed in a press release and Form 8-K on December 2, 2025 that it will keep retail rates stable through 2027.

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Stockholder Proposals
▶Georgia Power disclosed in a press release and Form 8-K on December 19, 2025 an approval by the Georgia PSC under which Georgia Power’s next base rate case will be filed in a manner intended to ensure incremental revenue from large load customers of at least $556 million will put downward pressure on residential rates for the years 2029, 2030 and 2031.
▶Southern’s fourth quarter 2025 earnings presentation, posted on the Investor Relations section of the Company's website on February 19, 2026, continues to detail the framework approved in April 2025 by the Georgia PSC.
▶Southern Company’s Form 10-K filed on February 19, 2026 describes various contracting provisions that apply to large load customers including minimum duration, minimum bill provisions, contribution by the customer to local construction costs, termination payment requirements and financial security, designed to generate adequate incremental revenues associated with incremental costs to serve these customers
Accordingly, we believe our existing disclosures already thoroughly describe the frameworks and methodologies we use when contracting with large load customers, including protections for residential customers and small businesses. We believe the separate, specific report sought by this proposal would be duplicative, costly and of no added value to stockholders.

The Board recommends a vote AGAINST the proposal.
Item 10: Report on Climate Due Diligence
Steven Milloy, 12309 Briarbush Lane, Potomac, Maryland, 20854, as authorized agent of New Breeze, 12309 Briarbrush Lane, Potomac, Maryland, 20854, holder of 773 shares of Southern Company common stock, submitted the following proposal.
Climate Due Diligence Report
Resolved:
Shareholders request that, beginning in 2027, Southern Company annually conduct a due diligence audit and report the results to shareholders regarding its stated reliance on the notion of “net zero by 2050.” The report should assess the validity and credibility of the scientific, economic, and feasibility assumptions and claims associated with the goal of net zero by 2050. The report should omit proprietary and/or confidential business information.
Supporting Statement:
Southern Company states in its “2024 Sustainability Summary” that: “We have a greenhouse gas (GHG) emission reduction goal of net zero by 2050.” https://www.southerncompany.com/content/dam/southerncompany/sustainability/pdfs/2024-sustainability-summary.pdf
But parts or all of this goal may be in error and/or impossible to achieve. Recent developments casting doubt on “net zero by 2050” include:
•The US EPA has proposed to rescind the its 2009 finding that emissions of greenhouse gases endanger the public welfare. https://www.epa.gov/regulations-emissions- vehicles-and-engines/proposed-rule-reconsideration-2009-endangerment-finding
•The Department of Energy issued a report concluding that: “Attribution of climate change or extreme weather events to human carbon dioxide emissions is challenged by natural climate variability, data limitations, and inherent model deficiencies. Moreover, solar activity's contribution to the late 20th century warming might be underestimated. Both models and experience suggest that CO2-induced warming might be less damaging economically than commonly believed.” https://www.energy.gov/sites/default/files/2025- 07/DOE_Critical_Review_of_Impacts_of_GHG_Emissions_on_the_US_Climate_July_2025.pdf
•The One Big Beautiful Bill Act terminated hundreds of billions of dollars of the climate- related, “Green New Scam” spending of the Inflation Reduction Act. https://www.whitehouse.gov/articles/2025/06/50-wins-in-the-one-big-beautiful-bill/
•The federal government terminated California’s EV mandate. https://thehill.com/policy/energy-environment/5346277-trump-california-ev-mandate-cra/
•Billionaire climate activist Bill Gates retreated from his earlier position that emissions have catastrophic potential. https://www.wsj.com/opinion/bill-gates-climate-change- bjorn-lomborg-e3fe6d24
•ExxonMobil has determined that “net zero by 2050” is not “technically feasible.” https://www.reuters.com/sustainability/exxonmobil-ceo-warns-eu-sustainability-law- could-end-europe-operations-2025-11-03/
•The utility industry has determined that economy-wide “net zero” is not possible. https://lcri-netzero.epri.com/
•The Washington Post has reported that, “Climate change is out. Energy affordability is in.” https://www.washingtonpost.com/climate-environment/2025/11/10/climate- democrats-electricity-prices-cop30/
•The Associated Press has reported: “Landmark Paris Agreement set a path to slow warming. The world hasn’t stayed on it.” https://apnews.com/article/climate-negotiations-agreement- paris-brazil-warming-harms-d56626cd6f7f1f8e5c1a9afbde9d5198

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Stockholder Proposals
•Management consulting firm McKinsey says fossil fuels will dominate global energy use past 2050. https://www.reuters.com/sustainability/exxonmobil-ceo-warns-eu-sustainability- law-could-end-europe-operations-2025-11-03/
•The Guardian reported, “Dramatic slowdown in melting of Arctic sea ice surprises scientists; Natural climate variation is most likely reason as global heating due to fossil fuel burning has continued.” https://www.theguardian.com/environment/2025/aug/20/slowdown-in-melting-of- arctic-sea-ice-surprises-scientists
•Oil companies are abandoning wind and solar investments in favor of oil and gas. https://www.reuters.com/business/energy/bp-ditch-renewables-goals-return-focus-fossil-fuels- 2025-02-24/
•The United Nations reports that emissions are inexorably increasing. https://www.unep.org/resources/emissions-gap-report-2025
•The Washington Post reported the Earth has been cooling for the past 485 million years. It began warming 20,000 years ago coming out of the coldest period of that 485 million years. https://www.washingtonpost.com/climate-environment/2024/09/19/earth-temperature- global-warming-planet/
Shareholders have the right to know the whether management’s assumptions and beliefs about climate and net zero are credible. Management should conduct its own due diligence annually and report the results to shareholders.
Board’s Recommendation and Statement
The Board has carefully considered this proposal and recommends that you vote AGAINST the proposal for the reasons described below.
The separate, specific annual audit and report sought by this proposal would be duplicative and of no added value given our robust public disclosure.
The report sought by the proposal is unnecessary and would be an inefficient use of corporate resources because we already provide regular and extensive public disclosures about our fleet transition and our progress toward – and challenges to – meeting interim and long-term greenhouse gas (GHG) emission reduction goals, including net zero by 2050.
We recognize the potential risks and opportunities associated with setting forward-looking strategies. Our energy transition strategy and GHG reduction goals are an output of disciplined, multi-year planning processes that take into consideration many factors, including the delivery of clean, safe, reliable and affordable energy to our customers, as well as federal, regional, state and local factors relevant to our service territories. These processes include extensive engagement with stakeholders (including regulators, customers and communities) and, in many instances, require formal approval by state regulators. Moreover, our energy transition strategy and GHG reduction goals and related progress are subject to oversight by our Board and its committees.
We also provide regular public disclosures addressing the core topics identified in the proposal. For example, we disclose information about our progress toward – and challenges to – meeting our GHG reduction goals in reports and other information available on our website as well as in filings with the SEC. Our existing website disclosures, which include disclosures aligned with the recommendations from the Task Force on Climate-related Financial Disclosures, provide comprehensive information about our Scope 1, 2 and 3 GHG emissions and highlight our long-standing efforts to develop a diverse portfolio of generation resources and transmission infrastructure, as well as our industry-leading commitment to research and development of next-generation technologies.
Most recently, our Annual Report on Form 10-K for the year ended December 31, 2025 describes how achievement of these goals is dependent on various factors, many of which are out of our control, such as load growth across our service territories, including projected load growth from large load customers, energy policy and regulations, natural gas prices, customer demand for carbon-free energy, and the development and deployment of low- to no-carbon energy technologies. Finally, the filing states that there is no guarantee we will achieve these goals.
In addition, the integrated resource plans filed by our electric operating subsidiaries with their respective state regulators include information regarding projected load growth and our energy mix forecast for each of those jurisdictions.
Accordingly, because of our existing robust business planning and oversight processes and extensive regular public disclosure, we believe that the separate, specific audit and report sought by this proposal would be duplicative, costly and of no added value to stockholders.

The Board recommends a vote AGAINST the proposal.

84	Southern Company 2026 Proxy Statement

Stock Ownership Information
Stock Ownership of Directors and Executive Officers
The following table shows the number of shares of common stock beneficially owned as of February 13, 2026 by Directors, NEOs and executive officers. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The shares owned by all Directors, NEOs and executive officers as a group constitute less than one percent of the total number of shares of common stock outstanding.

Directors and Executive Officers	Shares Owned Directly or Indirectly(1)	Deferred Common Stock Units(2)	Shares Individuals Have Rights to Acquire within 60 Days(3)	Total Shares Beneficially Owned(4)
Janaki Akella	—	19,920	—	19,920
Stanley W. Connally, Jr.	189,533	—	—	189,533
Shantella E. Cooper	19,901	31,167	—	51,068
Anthony F. Earley, Jr.	24,261	30,161	—	54,422
James O. Etheredge	—	1,911	—	1,911
David J. Grain	500	83,842	—	84,342
Kimberly S. Greene	128,602	—	—	128,602
Donald M. James	—	201,301	—	201,301
John D. Johns	730	86,232	—	86,962
Dale E. Klein	—	56,460	—	56,460
David E. Meador	—	8,429	—	8,429
J. Jeffrey Peoples	51,566	—	—	51,566
David P. Poroch	53,732	—	—	53,732
William G. Smith, Jr.	11,881	158,750	—	170,631
Kristine L. Svinicki	—	10,488	—	10,488
Lizanne Thomas	700	6,709	—	7,409
Daniel S. Tucker	92,386	—	—	92,386
John M. Turner, Jr.	1,000	1,793		2,793
Christopher C. Womack	105,227	—	—	105,227
Directors and Executive Officers as a Group (26 people)(5)	1,149,032	697,164	1,408	1,847,604
(1)Includes shares held solely by or jointly with family members as follows: Mr. Johns – 670; Mr. Smith – 1,515; Mr. Tucker - 831; and Directors and Executive Officers as a Group – 5,078.
(2)Represents the number of deferred common stock units held under the Director Deferred Compensation Plan that are payable in common stock or cash upon departure from the Board.
(3)The shares in this column represent restricted stock units.
(4)Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.
(5)This item includes Directors and executive officers serving as of April 3, 2026.

Southern Company 2026 Proxy Statement	85

Stock Ownership Information
Stock Ownership of Greater than 5% Beneficial Owners
According to the most recently available Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, the most recently available Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc., and the most recently available Schedule 13G/A filed with the SEC on January 29, 2024 by State Street Corporation, the following reported beneficial ownership of more than 5% of our outstanding shares of common stock.

Name and Address	Shares Beneficially Owned(1)	Percentage of Class Owned(2)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	99,606,095	8.9%
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001	77,730,437	6.9%
State Street Corporation, One Congress Street, Boston, MA 02114	63,785,573	5.7%
(1)According to the filings, The Vanguard Group held all of its shares as an investment advisor in accordance with SEC Rule 13(d)-1(b)(1)(ii)(E), BlackRock Inc. held all of its shares as a parent holding company or control person in accordance with SEC Rule 13(d)-1(b)(1)(ii)(G) and State Street Corporation held all of its shares as a parent holding company or control person in accordance with SEC Rule 13(d)-1(b)(1)(ii)(G).
According to the filings:
—The Vanguard Group has shared voting power with respect to 1,876,183 of its shares, sole dispositive power with respect to 94,440,157 of its shares and shared dispositive power with respect to 5,165,938 of its shares.
—BlackRock, Inc. has sole voting power with respect to 73,388,665 of its shares and sole dispositive power with respect to all 77,730,437 of its shares.
—State Street Corporation has shared voting power with respect to 43,785,534 of its shares and shared dispositive power with respect to 63,606,390 of its shares.
(2)Percentage of class owned calculated based on the most recent filings as described in footnote (1) above and total number of shares outstanding on January 31, 2026.
Delinquent Section 16(a) Reports
Based on our review of Forms 3, 4 and 5 and written representations furnished to us, we believe that the reports required to be filed by reporting persons during the fiscal year ended December 31, 2025 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), were filed on a timely basis, except for (1) a Form 4 for Mr. David P. Poroch filed February 3, 2026 to reflect the accelerated vesting of his 2025 RSU grant for tax withholding purposes on April 30, 2025; (2) a Form 3 for Mr. Matthew M. Kim filed August 21, 2025 to report his beneficial ownership in connection with his appointment as a reporting person effective July 31, 2025, which was subsequently amended to reflect a correction in Form 3/A filed September 12, 2025; (3) a Form 3 for Mr. Pedro M. Cherry filed January 6, 2026 to report his beneficial ownership in connection with his appointment as a reporting person effective August 4, 2025; and (4) a Form 4 for Mr. John M. Turner, Jr. filed January 1, 2026 in connection with his fourth quarter equity retainer paid October 1, 2025. The Form 3s were delayed due to challenges in obtaining the requisite EDGAR codes to timely file. The Form 4s were inadvertently filed late due to administrative error.

86	Southern Company 2026 Proxy Statement

FAQs about Voting and the Annual Meeting
The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Item		Board Recommendation	Voting Standard	Abstentions	Uninstructed Shares
1	Election of 12 Directors	FOR	Majority of votes cast for each Director	No effect	No effect
2	Advisory vote to approve executive compensation (Say on Pay)	FOR	Majority of votes cast	No effect	No effect
3	Ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for 2026	FOR	Majority of votes cast	No effect	Discretionary voting by broker permitted
4	Approve an amendment to the Restated Certificate of Incorporation to authorize additional common stock	FOR	Majority of votes cast	No effect	Discretionary voting by broker permitted
5	Approve amendments to the Restated Certificate of Incorporation to authorize the issuance of preferred stock	FOR	Majority of issued and outstanding shares	Count as a vote against	Count as a vote against
6	Approve an amendment to the Restated Certificate of Incorporation to provide for officer exculpation	FOR	Majority of issued and outstanding shares	Count as a vote against	Count as a vote against
7	Approve miscellaneous amendments to the Restated Certificate of Incorporation to modernize, clarify and conform changes	FOR	Majority of issued and outstanding shares	Count as a vote against	Count as a vote against
8-10	Vote on three stockholder proposals	AGAINST	Majority of votes cast	No effect	No effect
Information about the Annual Meeting
Q    How will the annual meeting be conducted this year?
A    We will hold our 2026 annual stockholder meeting virtually, starting at 10:00 am ET on Wednesday, May 13, 2026. We are committed to affording stockholders the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions before and during the virtual annual meeting.
Q    How do I attend the virtual annual meeting?
A    To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/SO2026 on May 13, 2026 and enter the 16-digit control number included on your proxy card, your Notice of Internet Availability of the proxy materials (Notice) or the instructions that were included with your proxy materials. The meeting will begin at 10 a.m. ET on May 13, 2026, but you may begin to log into the meeting website beginning at 9:45 a.m. ET. If you cannot locate your 16-digit control number, you will be able to login as a guest. However, if you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
The virtual meeting platform is supported across most internet browsers and devices (desktops, laptops, tablets and smart phones) running updated versions of applicable software and plugins. Stockholders should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting. Stockholders should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

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FAQs about Voting and the Annual Meeting
Q    Can I still ask a question at the virtual annual meeting?
A    Yes, we welcome questions from stockholders. If you wish to submit a question prior to the meeting, you may do so by logging into www.proxyvote.com, entering your 16-digit control number and typing your question in the “Submit a Question for Management” field. The deadline to submit questions prior to the meeting is 5:00 p.m. Eastern Time on May 11, 2026. If you would like to ask a question during the meeting, you may do so after logging into the meeting at www.virtualshareholdermeeting.com/SO2026, as described above, and typing your question in the “Ask a Question” field.
We will try to answer all stockholder questions, subject to time constraints. We reserve the right to edit inappropriate language and to exclude questions that are personal matters, not pertinent to meeting matters, do not comply with the meeting rules of conduct or are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
We request that each stockholder limit the number of questions they submit, whether before or during the virtual annual meeting, to no more than two questions to allow us to answer as many questions as possible during the meeting.
Q    What do I do if I have technical difficulties during the virtual annual meeting?
A    If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting login page.
Q    Are there rules of conduct for the annual meeting?
A    The rules of conduct, which provide information regarding the rules and procedures for participating in the annual meeting, will be available for stockholders when they check in for the annual meeting.
Information about Voting
Q    Who is entitled to vote?
A    All stockholders of record at the close of business on the record date of March 23, 2026 may vote. On that date, there were [●] shares of the Company’s common stock outstanding and entitled to vote.
A list of stockholders entitled to vote at the virtual annual meeting will be available for inspection by stockholders at our headquarters at 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308, during ordinary business hours for a period of 10 days prior to the meeting. Please contact the Corporate Secretary in writing at Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308 or by sending a request to shareholderservices@southernco.com.
Q    How do I vote my shares in advance of the virtual annual meeting?
A    You may give voting instructions by internet, by phone or, if you received a printed proxy form, by mail. Information for giving voting instructions is on the Notice or form of proxy and trustee voting instruction form (proxy form).
For those investors whose shares are held by a broker, bank or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee in order to instruct your broker, bank or nominee on how to vote.
Q    Can I vote during the virtual annual meeting?
A    Yes, you can vote during the virtual annual meeting with the 16-digit control number included on your proxy card, your Notice or the instructions that were included with your proxy materials after you log in to the meeting at www.virtualshareholdermeeting.com/SO2026.
Q    What shares are included on the proxy form?
A    If you are a stockholder of record, you will receive only one Notice or proxy form for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.
Please vote proxies for all accounts to ensure that all of your shares are voted. If you wish to consolidate multiple registered accounts, contact EQ Shareowner Services at 1-800-554-7626 or at www.shareowneronline.com.
Q Will my shares be voted if I do not vote by internet, by telephone or by signing and returning my proxy form, or by attending the virtual annual meeting and voting online?
A    If you are a holder of record and you do not vote, then your shares will not count in deciding the matters presented for stockholder consideration at the annual meeting.

88	Southern Company 2026 Proxy Statement

FAQs about Voting and the Annual Meeting
If you are a current or former Southern Company system employee or other individual who holds shares of common stock in the Southern Company ESP and you do not provide the trustee of the ESP (Trustee) with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.
Procedures are in place to safeguard the confidentiality of your voting instructions.
If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.
If your shares are held through a bank, broker or other nominee, your broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the annual meeting. These circumstances include voting your shares on routine matters under NYSE rules, such as the ratification of the appointment of our independent registered public accounting firm described in Item 3 this proxy statement. With respect to Item 3, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. The remaining proposals are not considered routine matters under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions, the brokerage firm cannot vote the shares on that proposal.
We encourage you to provide instructions to your broker or bank by voting your proxy so that your shares will be voted at the annual meeting in accordance with your wishes.
Q    What is notice and access?
A    The SEC’s notice and access rule allows companies to deliver a Notice to stockholders in lieu of a paper copy of the proxy statement and annual report. The Notice provides instructions as to how stockholders can access the proxy statement and the annual report online, contains a listing of matters to be considered at the annual meeting and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the proxy statement and the annual report are set forth on the Notice.
Shares must be voted by internet, by phone or by completing and returning a proxy form. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes.
Q    What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy form?
A    Stockholders should specify their choice for each matter on the proxy form. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board’s recommendations.
Q    Can I change my vote?
A    Yes. If you are a holder of record, you may change your vote by submitting a subsequent proxy, by written request received by the Corporate Secretary prior to the annual meeting or by attending the virtual annual meeting and voting your shares online.
If your shares are held through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change your voting instructions.
Q    How are votes counted?
A    Each share counts as one vote.
Q    How many votes do you need to hold the annual meeting?
A    A quorum is required to transact business at the annual meeting. Stockholders of record holding shares of stock constituting a majority of the shares entitled to be cast present virtually or represented by proxy constitutes a quorum.
Abstentions that are marked on the proxy form and broker non-votes are included for the purpose of determining a quorum, but shares that otherwise are not voted are not counted toward a quorum.
Q    What are broker non-votes?
A    Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker, bank or other nominee indicates on its proxy form, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by NYSE rules.

Southern Company 2026 Proxy Statement	89

FAQs about Voting and the Annual Meeting
Information about Stockholder Proposals and Nominations
Q    When are stockholder proposals due for inclusion in our proxy materials for the 2026 annual meeting?
A    The deadline for the receipt of stockholder proposals to be considered for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act for the 2027 annual meeting is December 4, 2026. Such proposals must comply with the requirements of Rule 14a-8 and be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. The proxies solicited by the Board of Directors for the 2027 annual meeting will confer discretionary authority on the proxy holders to vote in their discretion on any stockholder proposal or nomination presented at that meeting that is not included in our proxy materials.
Q    How can stockholders include nominees in our 2027 proxy materials under the proxy access provisions of our By-Laws?
A    Under our By-Laws, stockholders may nominate a person for election as a Director at an annual meeting to be included in our proxy materials if the stockholders satisfy certain requirements. Generally, a stockholder, or group of up to 20 stockholders, must own, continuously for at least three years, at least 3% of our outstanding shares that are entitled to vote generally in the election of Directors to be eligible to make a proxy access nomination. Stockholders who meet these requirements may nominate the greater of two Directors or Directors representing 20% of the Directors in office as of the last day a notice may be delivered.
If a stockholder wants to nominate a Director to be included in our proxy materials and form of proxy for the 2027 annual meeting of stockholders, the nomination must be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta Georgia 30308 and received no earlier than November 4, 2026 and no later than December 4, 2026. However, if the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, the Corporate Secretary must receive the notice no earlier than the 150th day before the annual meeting and not later than the 120th day before the annual meeting or the tenth day following the day on which first public announcement of the annual meeting date is first made by the Company.
If you will be nominating a Director for election to be included in our 2027 proxy materials, there are special requirements that apply. These requirements are contained in Section 40 of our By-Laws, which are posted in the Corporate Governance section of our website at investor.southerncompany.com.
Q    How can stockholders make proposals or nominations at our 2027 annual meeting that will not be included in our proxy materials?
A    Stockholders intending to present a proposal or make a nomination at our 2027 annual meeting that will not be included in our proxy materials must comply with the procedural requirements set forth in our By-Laws.
A stockholder must deliver a written notice of a proposal or nomination and the information required by our By-Laws (which includes the information required by Rule 14a-19 under the Exchange Act) to our Corporate Secretary at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta Georgia 30308 not less than 60 nor more than 90 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is scheduled for a date more than 30 calendar days prior to or more than 70 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th calendar day prior to such annual meeting and the 10th calendar day following the day on which public announcement of the date of such meeting is first made.
Assuming the 2027 annual meeting is held on schedule (so that the 2027 annual meeting is not more than 30 calendar days prior to and not more than 70 calendar days after the anniversary date of the 2026 annual meeting), then we must receive the written notice of a proposal or nomination no earlier than February 12, 2027 and no later than March 14, 2027.
Any notice that is mailed, faxed, emailed or otherwise delivered to anyone other than our Corporate Secretary must still be received by the Corporate Secretary no later than the relevant date specified above.
Our By-Laws require a nominee to deliver signed forms of a questionnaire, representation and agreement that our Corporate Secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the stockholder in the business and certain other information about the stockholder. This is not a complete description of all information that is required to be provided to the Company. The By-Law requirements are contained in Sections 9, 10 and 11 of our By-Laws, which are posted on the Corporate Governance section of our website at investor.southerncompany.com.

90	Southern Company 2026 Proxy Statement

FAQs about Voting and the Annual Meeting
Q    Could any additional proposals be raised at the annual meeting?
A    As described above, our By-Laws require that a stockholder provide advance notice of any proposal or nomination to be brought at an annual meeting that is not included in our proxy materials. Notices by stockholders to bring proposals and nominations for the 2026 annual meeting of stockholders in accordance with our By-Laws had to be delivered to, or received by, the Company not earlier than February 20, 2026 or later than March 22, 2026.
The Company did not receive any notices from stockholders pursuant to our By-Laws to bring proposals or nominations before the annual meeting. Therefore, we do not know of any items, other than those referred to in the Notice that may properly come before the meeting. If any other business properly comes before the meeting or any adjournment or postponement thereof, the proxy holder will vote on those matters in accordance with their best judgment.
Other Information
Q    Can I request a copy of the Company’s 2025 Annual Report on Form 10-K?
A    Yes. A copy of our 2025 Annual Report on Form 10-K including financial statements, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308 or by sending a request to shareholderservices@southernco.com. You can also access the document on our website at investor.southerncompany.com.
Q    Does the Company offer electronic delivery of proxy materials?
A    Yes. Most stockholders can elect to receive an email that will provide an electronic link to the proxy statement, annual report and proxy voting site. Opting to receive your proxy materials online saves us the cost of producing and mailing documents. You may sign up for electronic delivery when you vote your proxy via the internet or by visiting www.icsdelivery.com/so. Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment. If you consent to electronic access, you will be responsible for your usual internet-related charges (e.g., online fees and telephone charges) in connection with electronic viewing and printing of the proxy statement and annual report. We will continue to distribute printed materials to stockholders who do not consent to access these materials electronically.
Q    What is “householding?”
A    Stockholders sharing a single address may receive only one copy of the proxy statement and annual report or the Notice, unless the transfer agent, broker, bank or other nominee has received contrary instructions from any owner at that address. This practice, known as householding, is designed to reduce printing and mailing costs. If a stockholder of record would like to either participate or cancel participation in householding, he or she may contact EQ Shareowner Services at 1-800-554-7626. If you own indirectly through a broker, bank or other nominee, please contact your financial institution.
Q    Who is soliciting my proxy and who pays the expense of such solicitations?
A    Your proxy is being solicited on behalf of the Board.
We pay the cost of soliciting proxies. We have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee of $25,000, plus additional fees for telephone and other solicitation of proxies or other services, if needed, and reimbursement of out-of-pocket expenses. Our officers or other employees may solicit proxies to have a larger representation at the meeting. None of these officers or other employees will receive any additional compensation for these services. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the common stock.

Southern Company 2026 Proxy Statement	91

Reconciliation of Non-GAAP Information
In this proxy statement, we show EPS as calculated in accordance with GAAP and adjusted EPS which excludes certain items. Southern Company management uses this non-GAAP measure to evaluate the performance of Southern Company’s ongoing business activities and its annual performance on a basis consistent with the assumptions used in developing applicable performance targets and to compare certain results to prior periods. Southern Company believes this presentation is useful to investors by providing additional information for purposes of evaluating the performance of its business activities. This presentation is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

	Year Ended December 31,
(In millions, except earnings per share)	2025	2024	2023	2022	2021
Net Income – GAAP	$4,341	$4,401	$3,976	$3,524	$2,393
Average Shares Outstanding	1,103	1,096	1,092	1,075	1,061
Basic Earnings Per Share	$3.94	$4.02	$3.64	$3.28	$2.26

Net Income – GAAP	$4,341	$4,401	$3,976	$3,524	$2,393
Less Non-GAAP Excluded Items:
Estimated Loss on Plants Under Construction(1)	46	7	51	(199)	(1,703)
Tax Impact	(15)	(15)	(13)	51	433
Accelerated Depreciation from Repowering(2)	(284)	(9)	—	—	—
Tax Impact	63	2	—	—	—
Loss on Extinguishment of Debt(3)	(252)	—	(5)	—	(23)
Tax Impact	63	—	1	—	6
Disposition Impacts(4)	2	—	(1)	(115)	209
Tax Impact	(1)	—	33	32	(90)
Estimated Loss on Nicor Gas Capital Investments(5)	(63)	—	(96)	—	—
Tax Impact	16	—	24	—	—
Adjustment to Certain Tax Benefit from Tax Reform(6)	19	—	—	—	—
Impairments(7)	—	(36)	—	(119)	(91)
Tax Impact	—	9	—	—	19
Wholesale Gas Services(8)	—	—	—	—	18
Tax Impact	—	—	—	—	(3)
Net Income – Excluding Items	$4,747	$4,443	$3,982	$3,874	$3,618
Basic Earnings Per Share – Excluding Items	$4.30	$4.05	$3.65	$3.60	$3.41
(1)Net income for the years ended December 31, 2025, 2024, 2023, 2022, and 2021 includes pre-tax net credits/(charges) to income of $60 million ($45 million after tax), $21 million ($16 million after tax), $68 million ($50 million after tax), $(183) million ($(137) million after tax), and $(1.7) billion ($(1.3) billion after tax), respectively, related to the estimated probable loss associated with construction of Plant Vogtle Units 3 and 4, including the impact of joint owner cost-sharing. Site demobilization efforts were completed and remaining contractor obligations were finalized during 2025. Additionally, net income for the years ended December 31, 2025 and 2024 includes income tax charges of $4 million and $14 million, respectively, related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Further charges related to the remeasuring of deferred tax assets may occur; however, the amount and timing are uncertain. Net income for all periods presented also includes charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power’s integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(2)Net income for the years ended December 31, 2025 and 2024 includes pre-tax charges, net of noncontrolling interests impacts, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the third quarter 2027. At December 31, 2025, the remaining pre-tax accelerated depreciation is projected to total approximately $490 million in 2026 and $100 million in 2027.
(3)Net income for the years ended December 31, 2025, 2023, and 2021 includes costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Net income for the year ended December 31, 2025 includes a pre-tax gain of $2 million ($1 million after tax) related to the sale of a multi-use commercial facility development at Alabama Power. Net income for the year ended December 31, 2023 includes a $35 million favorable tax impact related to a reversal of an uncertain tax position associated with the 2019 sale of Gulf Power. Net income for the years ended December 31, 2023 and 2022 includes disposition impacts associated with the sales of two Southern Company Gas natural gas storage facilities, including pre-tax impairment charges totaling $131 million ($99 million after tax) for the year ended December 31, 2022. Net income for the year ended December 31, 2022 also includes a $14 million pre-tax ($11 million after-tax) gain as a result of the early termination of the transition services agreement related to the 2019 sale of Gulf Power. Net income for the year ended December 31, 2021 includes: (i) a $93 million pre-tax ($99 million after-tax) gain associated with the termination of a leasehold interest in assets associated with two leveraged lease projects; (ii) $16 million of income tax benefits recognized as the result of another leveraged lease investment disposition; and (iii) a $121 million pre-tax ($92 million after-tax) gain on the sale of Sequent, as well as $85 million of additional tax expense due to the resulting changes in state apportionment rates. Further impacts may result from future disposition activities; however, the amount and timing of any such impacts are uncertain.
(5)Net income for the years ended December 31, 2025 and 2023 includes an estimated loss of $63 million ($47 million after tax) and $96 million ($72 million after tax), respectively, at Southern Company Gas related to Nicor Gas capital investment disallowances by the Illinois Commerce Commission. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Net income for the year ended December 31, 2025 includes a tax benefit totaling $19 million at Southern Company Gas related to an adjustment to the 2017 Tax Cuts and Jobs Act impact on certain deferred income tax balances resulting from Internal Revenue Service private letter rulings. Additional adjustments are not expected.
(7)Net income for the year ended December 31, 2024 includes a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power. Net income for the year ended December 31, 2022 includes an impairment charge of $119 million associated with goodwill at PowerSecure. Net income for the year ended December 31, 2021 includes pre-tax impairment charges totaling $84 million ($67 million after tax) related to Southern Company Gas’ investment in the PennEast Pipeline project, as well as impairment charges associated with two leveraged leases. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(8)Net income for the year ended December 31, 2021 includes the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting net income and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

92	Southern Company 2026 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements based on current expectations and plans that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning financial objectives, projected capital expenditures, expected generation and battery energy storage growth and projected load growth. Southern Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized.
The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information:
▶the impact of recent and future federal and state legal and regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws, regulations and guidance;
▶the extent and timing of costs and legal requirements related to coal combustion residuals;
▶current and future litigation or regulatory investigations, proceedings or inquiries;
▶the effects, extent and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources;
▶variations in demand for electricity and natural gas, including uncertainties related to projected significant growth in electricity demand driven primarily by data centers and other large load customers, and the related requirement for substantial new generation and transmission investments, creating capital access and revenue recovery risks for the traditional electric operating companies;
▶customer affordability matters;
▶available sources and costs of natural gas and other fuels and commodities;
▶the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects and operational interruptions to natural gas distribution and transmission activities;
▶transmission constraints;
▶the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of facilities or other projects due to challenges which include, but are not limited to, changes in labor costs, availability and productivity; challenges with the management of contractors or vendors; subcontractor performance; adverse weather conditions; shortages, delays, increased costs or inconsistent quality of equipment, materials and labor; contractor or supplier delay; the impacts of inflation and trade policies (including tariffs and other trade measures) of the United States and other countries; delays due to judicial or regulatory action; nonperformance under construction, operating or other agreements; operational readiness, including specialized operator training and required site safety programs; engineering or design problems or any remediation related thereto; design and other licensing-based compliance matters; challenges with start-up activities, including major equipment failure, or system integration, and/or operational performance; challenges related to future epidemic or pandemic health events; continued public and policymaker support for projects; environmental and geological conditions; delays or increased costs to interconnect facilities to transmission grids; and increased financing costs as a result of changes in interest rates or as a result of project delays;
▶legal proceedings and regulatory approvals and actions related to past, ongoing and proposed construction projects, including state PSC or other applicable state regulatory agency approvals and Federal Energy Regulatory Commission and Nuclear Regulatory Commission actions;
▶the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives and to integrate facilities into the Southern Company system upon completion of construction;
▶investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds and, with respect to retiree benefit plans, changes in actuarial assumptions and differences between the assumptions and actual values, any of the foregoing of which could cause additional funding requirements;
▶advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and the impact of advancing technology on data center and other large load customer demand;

Southern Company 2026 Proxy Statement	93

Cautionary Note Regarding Forward-Looking Statements
▶performance of counterparties under ongoing renewable energy partnerships and development agreements;
▶state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and transmission facilities, extension of retirement dates for fossil fuel plants and fuel and other cost recovery mechanisms;
▶the ability to successfully operate the electric utilities’ and Southern Power's generation, transmission, distribution and battery energy storage facilities, as applicable, and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions;
▶the inherent risks involved in operating nuclear generating facilities;
▶the inherent risks involved in generation, transmission and distribution of electricity and transportation and storage of natural gas, including accidents, explosions, fires, mechanical problems, discharges or releases of toxic or hazardous substances or gases and other environmental risks;
▶the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;
▶internal restructuring or other restructuring options that may be pursued;
▶potential business strategies, including acquisitions or dispositions of assets or businesses. or interests therein, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries;
▶the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required;
▶the ability to obtain new short- and long-term contracts with wholesale customers;
▶the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks;
▶global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, changes in trade policies (including tariffs and other trade measures) of the United States and other countries, interest rate fluctuations and financial market conditions, and the results of financing efforts;
▶prolonged or recurring U.S. federal government shutdowns;
▶access to capital markets and other financing sources;
▶changes in Southern Company’s and any of its subsidiaries’ credit ratings;
▶the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;
▶catastrophic events such as fires, including wildfires, land movement, earthquakes, explosions, floods, high winds, tornadoes, hurricanes and other storms, solar flares, droughts, future epidemic or pandemic health events, wars, political unrest or other similar occurrences;
▶the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure or operation of generating or storage resources;
▶impairments of goodwill or long-lived assets; and
▶the effect of accounting pronouncements issued periodically by standard-setting bodies.
Southern Company expressly disclaims any obligation to update any forward-looking information.

94	Southern Company 2026 Proxy Statement

Appendix A - Definitions of Key Terms

Term	Definition
2025 IRP	Company-wide IRP developed to support state PSC regulatory filings for 2025
2025 GPC IRP	GPC's 2025 IRP filed with the Georgia PSC in January 2025 and approved in July 2024
AI	Artificial intelligence
Alabama Power	Alabama Power Company
Benefits Protection Plan	Amended and Restated Southern Company Change in Control Benefits Protection Plan
CD&A	Compensation Discussion & Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
Clawback Policy	Southern Company Clawback Policy
DEU	Dividend equivalent unit
Director Deferred Compensation Plan	Deferred Compensation Plan for Outside Directors of The Southern Company
DGCL	Delaware General Corporation Law
DOE	Department of Energy
EPRI	Electric Power Research Institute
EPS	Earnings per share
GAAP	Generally accepted accounting principles
Georgia Power	Georgia Power Company
GHG	Greenhouse gas
GHG Reduction Metric	LTI metric for specific NEOs measuring the progress of the Company's fleet transition through quantitative and qualitative metrics
Gulf Power	Gulf Power Company, until January 1, 2019 a wholly-owned subsidiary of Southern Company
IRP	Integrated resource plan
LTI or LTI Program	Long-term incentive program offered under the Omnibus Plan
Mississippi Power	Mississippi Power Company
MW	Megawatt
NEOs	Named Executive Officers
Nicor Gas	Northern Illinois Gas Company, a wholly-owned subsidiary of Southern Company Gas
Notice	Notice of Internet Availability of proxy materials
NYSE	New York Stock Exchange
Omnibus Plan	The Southern Company 2021 Equity and Incentive Compensation Plan

Term	Definition
PPP	Performance Pay Program, a short-term incentive program
PowerSecure	PowerSecure, Inc., a wholly-owned subsidiary of Southern Company
PSC	Public service commission
PSU	Performance share unit under the LTI
R&D	Research and development
Recoupment Policy	The Southern Company and Covered Subsidiaries Compensation Recoupment Policy
Restated Certificate of Incorporation	The Restated Certificate of Incorporation The Southern Company, as amended May 21, 2025
ROE	Return on equity
RSU or PRSU	Restricted stock unit or performance restricted stock unit under the LTI
SEC	U.S. Securities and Exchange Commission
Severance Plan	Southern Company Senior Executive Change in Control Severance Plan
Southern Company, Southern, the Company, we, us or our	The Southern Company
Southern Company Gas	Southern Company Gas, a wholly-owned subsidiary of Southern Company
Southern Company system	Southern Company, the traditional electric operating companies, Southern Power, Southern Company Gas, Southern Nuclear, Southern Linc, PowerSecure and other subsidiaries
Southern Linc	Southern Communications Services, Inc., a wholly-owned subsidiary of Southern Company, doing business as Southern Linc
Southern Nuclear	Southern Nuclear Operating Company, Inc., a wholly-owned subsidiary of Southern Company
Southern Power	Southern Power Company and its subsidiaries
Tax code or Code	Internal Revenue Code of 1986, as amended
TSR	Total shareholder return
Virginia Natural Gas	Virginia Natural Gas Company, a wholly-owned subsidiary of Southern Company Gas

Southern Company 2026 Proxy Statement	95

Appendix B - Benefit Plan Summary
The following section provides information on compensation and benefit plans sponsored by the Company or its subsidiaries in which the Named Executives Officers participated during 2025.
Retirement Plans – Pension and Supplemental Pension Plans
Pension Plan. The Southern Company Pension Plan is a broad-based, funded tax-qualified defined benefit in which substantially all employees participate after one year of service. A participant’s benefit formula in the Pension Plan is dependent upon the participant’s date of hire.
Vesting. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. As of December 31, 2025, all of the NEOs were vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence prior to age 65 provided they met the applicable early retirement age and service provisions. Early retirement Pension Plan benefits are reduced by actuarially determined factors, other than those benefits accrued under the Cash Balance Formula.
If a participant dies while actively employed and is vested in the Pension Plan as of the date of death, the participant’s beneficiary is entitled to survivor benefits. If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to (a) commence retirement payments under the Final Average Earnings Formula or (b) qualifies for unreduced benefits under the Career Average Pay Formula. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.
Benefit Formula - Final Average Earnings: The description below applies to each NEO, as participants hired by the Company before January 1, 2016.
▶The plan benefit equals the greater of amounts computed using a 1.7% Offset Formula and a 1.25% Formula. The highest three years of pay out of a participant’s last 10 calendar years of service are averaged to derive a final average earnings.
•1.7% Offset Formula: 1.7% of final average earnings (base pay only) times years of credited service less an offset related to Social Security benefits.
•1.25% Formula: 1.25% of final average earnings (base pay plus annual performance-based compensation earned) times years of credited service.
▶Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of credited service. Participants who retire early receive a 0.3% reduction for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.
▶As of December 31, 2025, all of the NEOs employed on that date and covered under the Final Average Earnings Formula were retirement eligible.
▶For NEOs covered under the Final Average Earnings Formula, the number of years of credited service is one year less than the number of years of employment.
Payment of Benefits. The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits from various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. An actuarial reduction applies if a retiring participant chooses a payment form other than a single life annuity. It is assumed that male Pension Plan participants are two years older than their spouses.
Limitations on Benefits. Benefits are limited to a statutory maximum. The statutory limit restricts eligible compensation under the pension plan; the limit for 2025 was $350,000.
Supplemental Benefit Plan (Pension-Related) (SBP-P). The SBP-P is an unfunded retirement plan that is not tax qualified. This plan makes highly-paid employees whole by (i) providing any benefits that the Pension Plan cannot pay due to the Limitations on Benefits described above and (ii) ignoring pay deferrals. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas described below are converted into a single sum value.
If the separating participant is a “specified employee” under Section 409A of the Code, the first installment will be delayed for 6 months after the date of separation.

96	Southern Company 2026 Proxy Statement

Appendix B - Benefit Plan Summary
Vesting. The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service. In the event of a change in control, the benefits accrued under the SBP-P through the date of such change in control will vest and become non-forfeitable.
Benefit Formula - Final Average Earnings: The discount rate used in the single sum value calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than 6%.
Payment of Benefits - Final Average Earnings Formula: Vested participants subject to the Final Average Earnings Formula terminating prior to becoming retirement eligible will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.
If an SBP-P participant who is subject to the Final Average Earnings Formula dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive the single sum value in installments as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.
Supplemental Executive Retirement Plan (SERP). The SERP is an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees covered under the Final Average Earnings Formula additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. The SERP was closed to new hires and future promotions effective January 1, 2016. The SERP’s early retirement, survivor benefit and disability provisions mirror the SBP-P’s provisions.
Vesting. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. The SERP benefits vest for participants who are not retirement-eligible upon a change in control.
Benefit Formula. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.
Retirement Plans – Employee Savings Plan
Employee Savings Plan (ESP). The ESP is a 401(k) defined contribution plan covering substantially all employees.
Supplemental Benefit Plan (SBP). The SBP is a nonqualified deferred compensation plan where the Company can make contributions that are prohibited to be made under the ESP due to limits prescribed under the Code. Under the tax code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits and, if applicable, above legal limits set forth in the Code. The statutory limit for 2025 was $350,000. SBP contributions are treated as if invested in common stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.
Incentive Plans
Omnibus Plan. The Company’s stockholders approved the Omnibus Plan in 2021 to provide cash awards and equity-based compensation to employees of the Southern Company system, non-employee directors of the Company and its subsidiaries and certain other consultants or service providers.
PPP. The PPP is an annual cash incentive award program that provides the opportunity to receive an annual cash award based on the achievement of corporate and business unit performance goals to substantially all employees. The PPP goals may include financial performance, such as EPS, net income, or other financial goals at the business unit or operating company, or operational performance, such as safety, operations, culture and other goals specific to each business unit or operating company. A threshold, target and maximum payout is set for each participant.
PPP payouts usually occur in March in the year following the applicable performance year. See page 41 for additional information about the PPP, the goals applicable to the NEOs and the 2025 payouts. The PPP is a component program of the Omnibus Plan.

Southern Company 2026 Proxy Statement	97

Appendix B - Benefit Plan Summary
LTI Program. The use of shares of common stock as a component of our compensation program directly links compensation with long-term shareholder value creation and reward participants based on their continued service and/or performance. The following types of awards may be granted under the Omnibus Plan, as designated by the Compensation Committee: stock options, stock appreciation rights, restricted stock, RSUs, PSUs and cash-based awards. The Company currently has outstanding awards of RSUs and PSUs, which are described below.
RSUs. RSUs provide an employee the opportunity to earn common stock, cash or a combination thereof upon the achievement of predetermined performance- or time-based metrics. The Company’s current compensation programs include RSUs as part of the annual LTI awards to eligible employees.
PSUs. PSUs provide an employee the opportunity to earn common stock if performance metrics are met for a specified performance period. The Company’s current compensation programs include PSUs as part of the annual LTI awards to eligible employees.
Other Plans
Deferred Compensation Plan (DCP). The DCP is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees.
Under the DCP, participants make an annual election to choose how much compensation to defer, when those deferrals will be paid and how distributions will be paid (in one to ten annual installments).
DCP participants have five notional investment options: the stock equivalent account, the prime equivalent account and three equivalent index fund accounts. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

DCP Notional Investment Account Options	Summary	2025 Rate of Return
Stock Equivalent Account	Treated as invested at a rate of return equivalent to that of an actual investment in common stock, including crediting dividend equivalents as paid by Southern Company	9.44%
Prime Equivalent Account	Treated as invested in prime interest rate compounding monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks	7.63%
Equivalent Index Fund Accounts	Treated as invested in one of the following:
	▶Equivalent Vanguard Institutional 500 Index Fund	17.87%
	▶Equivalent BlackRock Russell 2000 Index Fund	12.86%
	▶Equivalent BlackRock EAFE Equity Index Fund	31.80%
All of the NEOs were eligible to participate in the DCP. There is no enhancement or acceleration of payments under the DCP associated with termination or change-in-control events, other amounts deferred prior to 2005 which can be paid as a lump sum per the Benefit Administration Committee’s discretion. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

98	Southern Company 2026 Proxy Statement

Appendix C - Common and Preferred Stock Amendments to the Restated Certificate of Incorporation (Items 4 and 5)
FOURTH: The total number of shares of stock which the corporation shall have authority to issue is ~~1,500,000,000~~2,550,000,0001 shares, ~~all of which are to be~~ consisting of 2,500,000,0002 shares of common stock with a par value of five dollars ($5.00)3 each [(the “Common Stock”) and 50,000,000 shares of preferred stock with a par value of $0.01 each (the “Preferred Stock”).
The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers (if any)) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
Notwithstanding the foregoing and except as otherwise required by the Delaware General Corporation Law, no holder of Common Stock, as such, shall be entitled to vote on any amendment of this Certificate of Incorporation that exclusively alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote on the applicable amendment pursuant to this Certificate of Incorporation or pursuant to the Delaware General Corporation Law.]4
. . .
NINTH:5 . . .
(1) The number of directors of the corporation which shall constitute the whole Board shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws, and such number may be altered from time to time in the manner provided in such By-Laws, or by amendment thereof, adopted in the manner provided therein, but such number shall in no case be less than three. Vacancies caused by an increase in the number of directors or otherwise may be filled by the Board of Directors in the manner provided in the By-Laws. Directors need not be stockholders. Any director may be removed at any time with or without cause upon the affirmative vote of the holders of a majority [in voting power]4 of the stock of the corporation at that time entitled to vote [~~for such director~~ at an election of directors]4.
. . .
ELEVENTH:6 The corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, or to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to this reservation; provided, however, that the corporation shall not, unless authorized by the affirmative vote in favor thereof of the holders of at least a majority of the issued and outstanding common stock of the corporation given at any annual meeting of stockholders or at any special meeting called for that purpose, [~~authorize or create any class of stock preferred as to dividends or assets over the common stock or~~ ]4 reclassify the common stock or change the issued shares of common stock into the same or a greater or less number of shares of common stock either with or without par value or reduce the par value of the common stock.
1Reflects the total number of authorized shares of stock if both Items 4 and 5 are approved by our stockholders and become effective. If only Item 4 is approved by our stockholders and becomes effective, the total number of authorized shares of stock will be 2,500,000,000. If only Item 5 is approved by our stockholders and becomes effective, the total number of authorized shares of stock will be 1,550,000,000. If neither Item 4 nor Item 5 is approved by our stockholders, the total number of authorized shares of stock will remain 1,500,000,000.
2Reflects the total number of authorized shares of Common Stock if Item 4 is approved by our stockholders and becomes effective. If Item 4 is not approved by our stockholders, the total number of authorized shares of Common Stock will remain 1,500,000,000.
3If Item 7 is approved by our stockholders and becomes effective, the par value of the Company’s common stock will be reduced from five dollars ($5.00) to $0.01 per share, as set forth in Appendix E.
4This bracketed text is only included in the Preferred Stock Amendments in Item 5 and will only be included in the Certificate of Incorporation if Item 5 is approved by our stockholders and becomes effective.
5To be renumbered as Article SIXTH if Item 7 is approved by our stockholders and becomes effective.
6To be renumbered as Article SEVENTH if Item 7 is approved by our stockholders and becomes effective.

Southern Company 2026 Proxy Statement	99

Appendix D - Officer Exculpation Amendment to the Restated Certificate of Incorporation (Item 6)
NINTH:1 . . .
(11)2 A director or officer shall not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, as applicable, except (a) for directors and officers, for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) for directors and officers, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for directors, under section 174 of the General Corporation Law of the State of Delaware or any successor provision ~~or~~, (d) for directors and officers, for any transaction from which the director or officer derived an improper personal benefit or (e) for officers, in any action by or in the right of the corporation. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any amendment, modification or repeal of this section shall not adversely affect any right or protection of a director or officer of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
1To be renumbered as Article SIXTH if Item 7 is approved by our stockholders and becomes effective.
2To be renumbered as Section 7 if Item 7 is approved by our stockholders and becomes effective.

100	Southern Company 2026 Proxy Statement

Appendix E - Miscellaneous Amendments to the Restated Certificate of Incorporation (Item 7)
THIRD: The ~~nature~~ purpose of the ~~business of the~~ corporation~~, or objects or purposes proposed to be transacted, promoted or carried on by it are:~~ is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
~~(1) To acquire and hold the securities of electric power and light and gas companies and other public utility companies and companies owning the stocks or securities of public utility companies.~~
~~(2) To invest and deal with the moneys of the corporation in any manner, and to acquire by purchase, by the exchange of stock or other securities of the corporation, by subscription or otherwise and to invest in, to hold for investment or for any other purpose and to deal in and to use, sell, pledge or otherwise dispose of any stocks, bonds, notes, debentures and other securities and obligations of any Government, State, municipality or corporation or association or partnership, domestic or foreign, (including without prejudice to the generality of the foregoing the companies described in paragraph 1 above), and while owner of any such stocks, bonds, notes, debentures or other securities or obligations, to exercise all the rights, powers and privileges of ownership, including among other things the right to vote thereon for any and all purposes.~~
~~(3) To aid in any lawful manner by loan, subsidy, guaranty or otherwise, any company whose stock, bonds, notes, debentures or other securities or obligations are held or controlled directly or indirectly by the corporation, and to do any and all lawful acts or things necessary or advisable to protect, preserve, improve or enhance the value of any such stocks, bonds, notes, debentures or other securities or obligations.~~
~~(4) To guarantee and to assume the payment of any dividends on any shares of the capital stock of any company in which the corporation may either directly or indirectly have an interest as stockholder or otherwise, and to assume and to guarantee by endorsement or otherwise, the payment of the principal of and the interest on bonds, notes or other obligations created or to be created by any such company.~~
~~(5) To acquire, to develop, to improve, to sell, to assign, to transfer, to convey, to lease, to sublease, to pledge and otherwise to alienate and dispose of and to mortgage or otherwise encumber real property situate in any part of the world and the fixtures and personal property incident thereto or connected therewith.~~
~~(6) To acquire, to hold, to own, to make, to dispose of and generally to deal in grants, concessions, franchises, rights of way and contracts of every kind from or with any person, firm, association, corporation, private, public or municipal, or body politic, and from or with the government or public authorities of the United States, or of any State, territory, possession or dependency thereof, or from or with the District of Columbia, or from or with any foreign government; to cause to be formed, to promote and to aid in any way the formation of any corporation or association, domestic or foreign.~~
~~(7) To make and enter into all manner and kinds of contracts, agreements and obligations for the purchasing, acquiring, holding, using, dealing in, selling or otherwise disposing of any and all kinds of property, real and personal.~~
~~(8) To borrow money, to issue bonds, debentures, notes or other obligations secured or unsecured of the corporation; to secure the same by mortgage or mortgages or deed or deeds of trust or pledge or other lien upon any or all of the property, rights, privileges and franchises of the corporation wheresoever situate, acquired or to be acquired; to confer upon the holders of any debentures, bonds, notes or other obligations of the corporation secured or unsecured the right to convert the same into any class of stock of any series of the corporation now or hereafter to be issued upon such terms as shall be fixed by the Board of Directors subject to the provisions hereof; to sell, to pledge and otherwise to dispose of any or all bonds, debentures, notes or other obligations of the corporation; to purchase and otherwise to acquire shares of its own capital stock and to hold, to sell, to assign, to transfer and to reissue any or all of such shares; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the corporation, except as such purchase out of capital may be permitted by law, and provided further that shares of its own capital stock owned by the corporation shall not be voted upon directly or indirectly.~~
~~(9) To acquire, to hold, to use, to sell, to assign, to lease, to mortgage and otherwise to dispose of letters patent of the United States or of any other country, patents, patent rights, copyrights, licenses and privileges, inventions, improvements and processes, trade marks and trade names or pending applications therefor, relating to or useful in connection with any business of the corporation or of any other company or association in which the corporation may have an interest directly or indirectly as a stockholder or otherwise.~~

Southern Company 2026 Proxy Statement	101

~~(10) To have and to exercise all the powers now or hereafter conferred by the laws of the State of Delaware upon corporations organized under the laws under which the corporation is organized and any and all Acts amendatory thereof and supplemental thereto.~~
~~(11) To conduct business in the State of Delaware, other States, the District of Columbia, the territories and colonies of the United States and in foreign countries, and to have one or more offices out of the State of Delaware, as well as within said State, and to hold, purchase, mortgage and convey real and personal property out of the State of Delaware as well as within said State; provided, however, that nothing herein contained shall be deemed to authorize the corporation to construct, maintain or to operate public utilities within the State of Delaware.~~
~~(12) Generally to carry on and undertake any other lawful business of the same general nature, which may from time to time seem to the directors of the corporation capable of being conveniently carried on in connection with the above objects, or calculated directly or indirectly to render valuable or enhance the value of any of the corporation’s properties, privileges or rights.~~
~~(13) Generally to perform any and all acts connected with, arising from or incidental to the business to be carried on by the corporation, and to do all acts necessary and proper for the purposes of its business.~~
~~The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation, and that the corporation shall possess such incidental powers as are reasonably necessary or convenient for the accomplishment of any of the objects or powers hereinbefore enumerated, either alone or in association with other corporations, associations, firms or individuals, to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.~~
FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,500,000,000 shares, all of which are to be shares of common stock with a par value of ~~five dollars ($5.00)~~$0.01 each.1
FIFTH: ~~The amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).~~Unless and except to the extent that the By-Laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
~~SIXTH: Intentionally Omitted.~~
~~SEVENTH: The corporation is to have perpetual existence.~~
~~EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.~~
~~NINTH~~ SIXTH: The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for the creation, definition, limitation and regulation of the powers of the corporation, the directors and the stockholders:
(1) The number of directors of the corporation which shall constitute the whole Board shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws, and such number may be altered from time to time in the manner provided in such By-Laws, or by amendment thereof, adopted in the manner provided therein, but such number shall in no case be less than three. Vacancies caused by an increase in the number of directors or otherwise may be filled by the Board of Directors in the manner provided in the By-Laws. Directors need not be stockholders. Any director may be removed at any time with or without cause upon the affirmative vote of the holders of a majority of the stock of the corporation at that time entitled to vote for such director.1
~~(2) The Board of Directors shall have power from time to time to fix and determine and to vary the amount to be reserved as a working capital of the corporation and, before the payment of any dividends or making any distribution of profits, it may set aside out of the net profits of the corporation such sum or sums as it may from time to time in its absolute discretion think proper whether as a reserve fund to meet contingencies or for the equalizing of dividends or for repairing or maintaining any property of the corporation or for such corporate purposes as the Board shall think conducive to the interests of the corporation, subject only to such limitations as the By-Laws of the corporation may from time to time impose.~~
(~~3~~2) The Board of Directors shall also have power without the assent or vote of the stockholders to fix the times for the declaration and payment of dividends and to make and determine the use and disposition of any surplus or net profits over and above the capital of the corporation.
(~~4~~3) The Board of Directors shall also have power to make, alter, amend and repeal the By-Laws of the corporation, subject only to such limitations as the By-Laws of the corporation may from time to time impose.

102	Southern Company 2026 Proxy Statement

(~~5~~4) The Board of Directors shall also have power to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the corporation, when and as authorized by the affirmative vote in favor thereof of the holders of at least a majority of the issued and outstanding capital stock of the corporation having voting powers given at any annual meeting of stockholders or at any special meeting called for that purpose.
~~(6) Subject to direction by resolution of a majority of the stockholders, the Board of Directors shall have power from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any account or book or document of the corporation except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.~~
~~(7) A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.~~
~~(8) A director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or reports made to the corporation by any of its officials, or by an independent public accountant, or by an appraiser selected with reasonable care by the Board of Directors, or in relying in good faith upon other records of the corporation or upon any order of any regulatory body having jurisdiction in the premises.~~
(~~9~~5) The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided otherwise by the laws of the State of Delaware.
(~~10~~6) The Board of Directors, in addition to the powers and authority expressly conferred upon it hereinbefore and by statute and by the By-Laws, is hereby empowered to exercise all such powers as may be exercised by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware~~,~~ and of the Certificate of Incorporation ~~and to any regulations that may from time to time be made by the stockholders, provided that no regulation so made shall invalidate any provision of the Certificate of Incorporation or any prior act of the directors which would have continued valid if such regulation had not been made~~.
(~~11~~7) A director shall not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or any successor provision, or (d) for any transaction from which the director derived an improper personal benefit.2
~~Tenth: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 3883 of the Revised Code of 1915 of said State, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 43 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.~~
~~ELEVENTH~~ SEVENTH: The corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, or to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to this reservation; provided, however, that the corporation shall not, unless authorized by the affirmative vote in favor thereof of the holders of at least a majority of the issued and outstanding common stock of the corporation given at any annual meeting of stockholders or at any special meeting called for that purpose, authorize or create any class of stock preferred as to dividends or assets over the common stock or reclassify the common stock or change the issued shares of common stock into the same or a greater or less number of shares of common stock either with or without par value or reduce the par value of the common stock.1

Southern Company 2026 Proxy Statement	103

~~TWELFTH~~ EIGHTH: No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by this Certificate of Incorporation or by amendment thereof or out of the shares of the stock of the corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to purchase or subscribe for or receive any bonds, debentures or other obligations which the corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for or purchase from the corporation any shares of its capital stock, but all such additional issues of stock, rights, options, or of bonds, debentures or other obligations convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for or purchase any shares of stock may be issued and disposed of by the Board of Directors to such persons and upon such terms as in their absolute discretion they may deem advisable, subject only to such limitations as may be imposed in the Certificate of Incorporation or in any amendment thereto.
1To be further amended as set forth in Appendix C if Item 5 is approved by our stockholders and becomes effective.
2To be further amended as set forth in Appendix D if Item 6 is approved by our stockholders and becomes effective.

104	Southern Company 2026 Proxy Statement

Leading the Future of Energy Innovation
We are in the midst of a transformative time for energy, and Southern Company is uniquely positioned to lead. By taking a disciplined, all-of-the-above approach, we're working to meet rising demand in a way that protects reliability, supports rate stability and creates long-term value. Our focus is simple: serve our customers today while building an energy system that's ready for tomorrow.

Our Footprint

Service territories

- Electric
- Gas

Gas pipelines

- Southern Natural Gas
- Southern Company Gas

HAWAII
PUERTO RICO

Southern Power

- CC Combined-cycle facility
- CT Peaking facility
- S Solar facility
- W Wind facility
- E Energy storage

Southern Company Gas

- LNG LNG facilities
- SS SouthStar
- Natural gas storage
- RNG Renewable natural gas

PowerSecure

- # Owned and/or managed sites per state

* Under Development

Award-Winning Excellence
Almost 30,000 employees across the Southern Company system work hard every day to deliver on our mission. The Superior Performance of these employees has been recognized by a variety of organizations, earning the Company awards and recognitions that reflect Our Values and dedication to service.

▶#1 Energy Company in America: Newsweek's World's Most Trustworthy Companies
▶CPA-Zicklin Index of Corporate Political Disclosure “Trendsetter” for 2025
▶2025 Top Utilities in Economic Development List by Site Selection Magazine
▶Outstanding Customer Engagement National Key Accounts Award by Edison Electric Institute
▶Platinum Level - 2025 American Heart Association Well-being Works BetterTM Scorecard

For more information on company awards and recognitions, please visit the Accolades page of our website at www.southerncompany.com.

Southern Company

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

SCAN TO
VIEW MATERIALS & VOTE

If you vote by internet or phone, please do not mail this form.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 12, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SO2026**

You may participate in the meeting via the internet and vote during the meeting. There will be no physical location for stockholders to attend and vote at the meeting this year. Use the information that is printed in the box marked by the arrow and follow the instructions to access the meeting and vote these shares.

VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope we have provided or return it to The Southern Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 9 a.m., ET, on May 13, 2026.

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THE SOUTHERN COMPANY

The Board of Directors recommends a vote FOR each nominee in Item 1.

		For	Against	Abstain
1.	Elect 12 Directors:			
1a.	Janaki Akella	☐	☐	☐
1b.	Shantella E. Cooper	☐	☐	☐
1c.	Anthony F. Earley, Jr.	☐	☐	☐
1d.	James O. Etheredge	☐	☐	☐
1e.	David J. Grain	☐	☐	☐
1f.	John D. Johns	☐	☐	☐
1g.	David E. Meador	☐	☐	☐
1h.	William G. Smith, Jr.	☐	☐	☐
1i.	Kristine L. Svinicki	☐	☐	☐
1j.	Lizanne Thomas	☐	☐	☐
1k.	John M. Turner, Jr.	☐	☐	☐
1l.	Christopher C. Womack	☐	☐	☐

The Board of Directors recommends a vote FOR Items 2-7.

		For	Against	Abstain
2.	Advisory vote to approve executive compensation	☐	☐	☐
3.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2026	☐	☐	☐
4.	Approve an amendment to the Restated Certificate of Incorporation to authorize additional common stock	☐	☐	☐
5.	Approve amendments to the Restated Certificate of Incorporation to authorize the issuance of preferred stock	☐	☐	☐
6.	Approve an amendment to the Restated Certificate of Incorporation to provide for officer exculpation	☐	☐	☐
7.	Approve miscellaneous amendments to modernize, clarify and conform the Restated Certificate of Incorporation	☐	☐	☐

The Board of Directors recommends a vote AGAINST each of Items 8-10.

		For	Against	Abstain
8.	Stockholder proposal regarding independent board chairman	☐	☐	☐
9.	Stockholder proposal regarding a report on data center costs	☐	☐	☐
10.	Stockholder proposal regarding a report on climate due diligence	☐	☐	☐

NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.

This Form of Proxy will be voted as specified by the undersigned. If no choice is indicated, the shares will be voted as the Board of Directors recommends. On other matters that come before the annual meeting, and any adjournments or postponements thereof, the Proxies are authorized to vote in their discretion.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 3, 2026.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V86424-P45580

FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM

Southern Company

FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS AND PLAN TRUSTEE

If a stockholder of record, the undersigned hereby appoints Christopher C. Womack, David P. Poroch and Sterling A. Spainhour or any of them, Proxies, with full power of substitution in each, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Southern Company, to be held on May 13, 2026 at 10:00 a.m., ET, via the internet at www.virtualshareholdermeeting.com/SO2026, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

If a beneficial owner holding shares through The Southern Company Employee Savings Plan (ESP), the undersigned directs the trustee of the ESP (Trustee) to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form. Procedures are in place to safeguard the confidentiality of your voting instructions. If you do not provide the Trustee with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

This Form of Proxy and Trustee Voting Instruction Form (Form of Proxy) is solicited jointly by the Board of Directors of The Southern Company and the Trustee pursuant to a separate Notice of Annual Meeting and Proxy Statement. If not voted electronically, this Form of Proxy should be mailed in the enclosed envelope to the Company's proxy tabulator at 51 Mercedes Way, Edgewood, NY 11717. **The voting deadline for ESP participants is 11:00 a.m., ET, on Tuesday, May 12, 2026. For other stockholders of record, the voting deadline by phone and online is 11:59 p.m., ET, on Tuesday, May 12, 2026. Votes submitted by completing and mailing this proxy card must be received by 9 a.m., ET, on Wednesday, May 13, 2026.**

The proxy tabulator will report separately to the Proxies named above and to the Trustee as to proxies received and voting instructions provided, respectively.

THIS FORM OF PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS INDICATED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. ON OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION.

Continued and to be voted and signed on reverse side.